_____As filed with the Securities and Exchange Commission on May 11, 2006                                                                      Registration No. 333-134007____

        UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2/A
AMENDMENT NO. 1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Nevada	2834	90-0233011
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

PROVECTUS PHARMACEUTICALS, INC.
(Name of small business issuer as specified in its charter)

7327 Oak Ridge Highway, Suite A, Knoxville, Tennessee 37931, (865) 769-4011
(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Timothy C. Scott, Ph.D.
President
Provectus Pharmaceuticals, Inc.
7327 Oak Ridge Highway, Suite A
Knoxville, Tennessee 37931
(865) 769-4011

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Linda Crouch-McCreadie, Esq.
Baker Donelson Bearman Caldwell & Berkowitz
207 Mockingbird Lane
Suite 300
Johnson City, Tennessee 37904
(423) 928-0181

Approximate date of  proposed sale to the public: From time to time after the effective date of the registration statement until such time that all of the shares of common stock registered hereunder have been sold.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED MAY 22, 2006

PROSPECTUS

32,576,520 Shares of Common Stock

This prospectus relates to the sale by the selling stockholders of 32,576,520 shares of our common stock, par value $0.001.

The selling stockholders may sell the shares from time to time at the prevailing market price or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. We have agreed to pay the expenses in connection with the registration of these shares.

The selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, which we refer to as the “Securities Act.”

Our common stock is quoted on the OTC Electronic Bulletin Board of the National Association of Securities Dealers under the trading symbol “PVCT”.

AS YOU REVIEW THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED IN “RISK FACTORS” BEGINNING ON PAGE 7.

Neither the Securities and Exchange Commission, which we refer to as the “SEC,” nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________________ ___, 2006.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

TABLE OF CONTENTS

Prospectus Summary	4
The Offering	6
Risk Factors	7
Forward Looking Statements	13
Market for Common Equity and Related Stockholder Matters	13
Dividend Policy	13
Use of Proceeds	13
Selling Stockholders	14
Plan of Distribution	17
Description of Business	18
Management’s Discussion and Analysis or Plan of Operation	28
Management	32
Stock Ownership	36
Certain Relationships and Related Transactions	37
Description of Securities	38
Where You Can Find More Information about Us	39
Experts	39
Legal Matters	40
Financial Statements	40

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information and consolidated financial statements and related notes thereto appearing elsewhere in this prospectus and in the documents incorporated by reference in this prospectus. You should read the entire prospectus, including the documents incorporated by reference in this prospectus, before you invest in our common stock. This prospectus contains forward-looking statements. The outcome of the events described in these forward-looking statements is subject to risks, and actual results could differ materially. Read this entire prospectus carefully, especially the risks described under “Risk Factors.” Unless otherwise indicated, “we,” “us,” “our” and similar terms, as well as references to the “Company” and “Provectus,” refer to Provectus Pharmaceuticals, Inc. and its subsidiaries and not to the selling stockholders.

Our Company

Provectus Pharmaceuticals, Inc., a Nevada corporation, and its five wholly owned subsidiaries, Xantech Pharmaceuticals, Inc., Provectus Biotech, Inc., Provectus Devicetech, Inc., Provectus Pharmatech, Inc., and Pure-ific Corporation, develop, license and market and plan to sell products in three sectors of the healthcare industry:

•	Over-the-counter products, which we refer to as “OTC products;”

•	Prescription drugs; and

•	Medical device systems.

We manage Provectus and the subsidiaries on an integrated basis, and when we refer to “we” or “us” or “the Company” in this registration statement on Form SB-2, we refer to all six corporations considered as a single unit.

Through discovery and use of state-of-the-art scientific and medical technologies, the founders of our pharmaceutical business have developed a portfolio of patented, patentable, and proprietary technologies that support multiple products in the prescription drug, medical device and OTC products categories (including patented technologies for: (a) treatment of cancer; (b) novel therapeutic medical devices; (c) enhancing contrast in medical imaging; (d) improving signal processing during biomedical imaging; and (e) enhancing production of biotechnology products). Our prescription drug products encompass the areas of dermatology and oncology and involve several types of small molecule-based drugs. Our medical device systems include therapeutic and cosmetic lasers, while our OTC products address markets primarily involving skincare applications. None of our prescription drug products are currently being sold as their development is not yet complete. At December 31, 2005, we reported medical device sales of $984 and as of March 31, 2006, we have reported medical device sales of $-0-. We have also initiated sales and distribution of our OTC product Pure-ific via our website www.pureific.com, and we reported sales of $5,552 at December 31, 2005 and $686 at March 31, 2006. We are not currently selling our other OTC products.

Our company faces significant risks. And our ongoing operations continue to be dependent upon our ability to raise capital. We only have five employees and our future success depends significantly on these employees. Please see the section of this prospectus entitled “Risk Factors” for more information about the risks faced by us.

Our principal executive office is located at 7327 Oak Ridge Highway, Suite A, Knoxville, Tennessee 37931, telephone (865) 769-4011.

Risk Factors

Investing in shares of our common stock involves significant risk. You should consider the information under the caption “Risk Factors” beginning on page 7 of this prospectus in deciding whether to purchase the common stock offered under this prospectus.

Our History

Provectus Pharmaceuticals, Inc., formerly known as “Provectus Pharmaceutical, Inc.” and “SPM Group, Inc.,” was incorporated under Colorado law on May 1, 1978. SPM Group ceased operations in 1991, and became a development-stage company effective January 1, 1992, with the new corporate purpose of seeking out acquisitions of properties, businesses, or merger candidates, without limitation as to the nature of the business operations or geographic location of the acquisition candidate.

On April 1, 2002, SPM Group changed its name to “Provectus Pharmaceutical, Inc.” and reincorporated in Nevada in preparation for a transaction with Provectus Pharmaceuticals, Inc., a privately-held Tennessee corporation, which we refer to as “PPI.” On April 23, 2002, an Agreement and Plan of Reorganization between Provectus Pharmaceutical and PPI was approved by the written consent of a majority of the outstanding shares of Provectus Pharmaceutical. As a result, holders of 6,680,000 shares of common stock of Provectus Pharmaceutical exchanged their shares for all of the issued and outstanding shares of PPI. As part of the acquisition, Provectus Pharmaceutical changed its name to “Provectus Pharmaceuticals, Inc.” and PPI became a wholly owned subsidiary of Provectus. For accounting purposes, we treat this transaction as a recapitalization of PPI.

On November 19, 2002, we acquired Valley Pharmaceuticals, Inc., a privately-held Tennessee corporation formerly known as Photogen, Inc., by merging our subsidiary PPI with and into Valley and naming the surviving corporation “Xantech Pharmaceuticals, Inc.” Valley has minimal operations and had no revenues prior to the transaction with us. By acquiring Valley, we acquired our most important intellectual property, including issued U.S. patents and patentable inventions, with which we intend to develop:

•	prescription drugs, medical and other devices (including laser devices) and over-the-counter pharmaceutical products in the fields of dermatology and oncology; and

•	technologies for the preparation of human and animal vaccines, diagnosis of infectious diseases and enhanced production of genetically engineered drugs.

Prior to the acquisition of Valley, we were considered to be, and continue to be, in the development stage and have not generated any revenues from the assets we acquired.

On December 5, 2002, we acquired the assets of Pure-ific L.L.C., a Utah limited liability company, and created a wholly owned subsidiary, Pure-ific Corporation, to operate that business. We acquired the product formulations for Pure-ific personal sanitizing sprays, along with the “Pure-ific” trademarks. We intend to continue product development and begin to market a line of personal sanitizing sprays and related products to be sold over the counter under the “Pure-ific” brand name.

On June 3, 2004, we formed the remaining three subsidiaries, Provectus Biotech, Inc., Provectus Devicetech, Inc. and Provectus Pharmatech, Inc.

We reported sales of $5,572 at December 31, 2005 of our product, Pure-ific and $686 at March 31, 2006.

Selected Consolidated Financial Information

The selected financial information presented below as of and for the periods indicated is derived from our financial statements contained elsewhere in this prospectus and should be read in conjunction with those financial statements and Management’s Discussion and Analysis or Plan of Operations.

Statements of Operations Data

	Three Months Ended March 31,		Year Ended December 31,
	2006	2005	2005	2004	2003	2002
Revenues	$686	$3,378	$6,536	$31,853	$-	$-
Operating Loss	$(1,320,562)	$(1,041,720)	$(5,711,869	$(3,632,706	$(2,978,294	$(7,051,957
Net Loss	$(2,300,243)	$(1,371,583)	$(11,763,853	$(4,344,525	$(3,155,313	$(7,066,135
Basic and Diluted Loss Per Common Share	$(0.07)	$(0.08)	$(0.62)	$(0.31)	$(0.33)	$(0.89)
Weighted Average Number of Common Shares Outstanding - Basic and Diluted	34,571,508	16,277,074	18,825,670	14,122,559	9,706,064	7,981,876

Balance Sheet Data

	March 31,	December 31,
	2006	2005	2004	2003	2002
Current Assets	$6,359,864	$6,946,952	$503,465	$922,503	$753,314
Total Assets	$16,272,480	$17,319,119	$11,195,951	$12,037,046	$12,888,891
Current Liabilities	$1,012,955	$2,609,266	$1,451,303	$1,636,994	$176,655
Deficit accumulated during the development stage	$(28,630,069)	$(26,329,826)	$(14,565,973)	$(10,221,448)	$(7,066,135)
Total Stockholders' Equity	$16,272,480	$14,387,141	$9,151,701	$10,251,052	$11,723,580

THE OFFERING

This is an offering of up to 32,576,520 shares of our common stock by certain selling stockholders.

Securities Offered
32,576,520 shares of common stock, $.001 par value. Includes 13,841,680 shares of common stock held by certain selling stockholders and up to 18,714,840 shares of common stock issuable upon the exercise of certain warrants held by certain selling stockholders.

Common Stock Outstanding before the Offering
36,772,838 shares issued and outstanding as of April 24, 2006. This figure excludes warrants to purchase 26,811,958 shares of common stock, 4,973,484 shares of common stock issuable upon exercise of options, and 2,609,438 shares of common stock issuable upon the conversion of convertible debt as of December 31, 2005.

Offering Price	Determined at the time of sale by the selling stockholders
Use of Proceeds
We will not receive any proceeds from the sale of the common stock by the selling stockholders. However, we will receive the proceeds from any cash exercise of warrants to purchase some of the shares offered by this prospectus. Please see the section of this prospectus entitled “Use of Proceeds” for more information.

Dividend Policy	We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying cash dividends on our common stock.
OTC Bulletin Board Symbol	PVCT

RISK FACTORS

Before you purchase our securities, you should carefully consider the risks described below and the other information contained in this prospectus, including our financial statements and related notes. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the adverse events described in this “Risk Factors” section actually occurs, our business, results of operations and financial condition could be materially adversely affected and you might lose all or part of your investment.

Our technologies are in early stages of development. We have generated minimal initial revenues from sales and operations in 2005 and 2004, but we do not expect to generate sufficient revenues to enable us to be profitable for several calendar quarters unless we sell and/or license out technologies. We must raise substantial additional funds beyond 2007 in order to fully implement our integrated business plan, including execution of the next phases in clinical development of our pharmaceutical products. We estimate that our existing capital resources will be sufficient to fund our current and planned operations.

Ultimately, we must achieve profitable operations if we are to be a viable entitle unless we are acquired by another Company. We intend to proceed as rapidly as possible with the asset sale and licensure of OTC products that can be sold with a minimum of regulatory compliance and with the development of revenue sources through licensing of our existing intellectual property portfolio. We cannot assure you that we will be able to raise sufficient capital to sustain operations beyond 2007 before we can commence revenue generation or that we will be able to achieve, or maintain, a level of profitability sufficient to meet our operating expenses.

Because of our limited operations and the fact that we are currently generating limited revenue, we may be unable to pay our debts when they become due in 2007.

As of March  31, 2006, we had $786,741 in convertible debt, net of a debt discount of $407,095 and $13,023 of accrued interest on our balance sheet, consisting of $725,000 in principal and $ -0- in accrued but unpaid interest owed to holders of our convertible debentures due on March 30, 2007 and $468,836 in principal and $13,023 in accrued interest owed to holders of our convertible debentures due on November 26, 2006. Because of the convertible nature of the debt owed to the holders of the convertible debentures, we may not have to repay this debt if the debt is converted into shares of our common stock. However, we can not assure you that this debt will be converted into common stock and we may have to repay this indebtedness. Our ability to satisfy our current debt service obligations and any additional obligations we might incur will depend upon our future financial and operating performance, which, in turn, is subject to prevailing economic conditions and financial, business, competitive, legislative and regulatory facts, many of which are beyond our control. We cannot assure you that our operating results, cash flow and capital resources will be sufficient for payment of our debt services and other obligations in the future.

We will need additional capital to conduct our operations and develop our products beyond 2007, and our ability to obtain the necessary funding is uncertain.

We estimate that our existing capital resources will be sufficient to fund our current and planned operations; however, we may need additional capital. We have based this estimate on assumptions that may prove to be wrong, and we cannot assure that estimates and assumptions will remain unchanged. For example, we are currently assuming that we will continue to operate without any significant staff or other resources expansion. We intend to acquire additional funding through public or private equity financings or other financing sources that may be available. Additional financing may not be available on acceptable terms, or at all. As discussed in more detail below, additional equity financing could result in significant dilution to stockholders. Further, in the event that additional funds are obtained through licensing or other arrangements, these arrangements may require us to relinquish rights to some of our technologies, product candidates or products that we would otherwise seek to develop and commercialize ourselves. If sufficient capital is not available, we may be required to delay, reduce the scope of or eliminate one or more of our programs, any of which could have a material adverse effect on our business, and may impair the value of our patents and other intangible assets.

Existing stockholders may face dilution from our financing efforts.

We must raise additional capital from external sources to execute our business plan beyond 2007. We plan to issue debt securities, capital stock, or a combination of these securities. We may not be able to sell these securities, particularly under current market conditions. Even if we are successful in finding buyers for our securities, the buyers could demand high interest rates or require us to agree to onerous operating covenants, which could in turn harm our ability to operate our business by reducing our cash flow and restricting our operating activities. If we were to sell our capital stock, we might be forced to sell shares at a depressed market price, which could result in substantial dilution to our existing stockholders. In addition, any shares of capital stock we may issue may have rights, privileges, and preferences superior to those of our common stockholders.

The prescription drug and medical device products in our internal pipeline are at an early stage of development, and they may fail in subsequent development or commercialization.

We are continuing to pursue clinical development of our most advanced pharmaceutical drug products, Xantryl and Provecta, for use as treatments for specific conditions. These products and other pharmaceutical drug and medical device products that we are currently developing will require significant additional research, formulation and manufacturing development, and pre-clinical and extensive clinical testing prior to regulatory licensure and commercialization. Pre-clinical and clinical studies of our pharmaceutical drug and medical device products under development may not demonstrate the safety and efficacy necessary to obtain regulatory approvals. Pharmaceutical and biotechnology companies have suffered significant setbacks in advanced clinical trials, even after experiencing promising results in earlier trials. Pharmaceutical drug and medical device products that appear to be promising at early stages of development may not reach the market or be marketed successfully for a number of reasons, including the following:

•	a product may be found to be ineffective or have harmful side effects during subsequent pre-clinical testing or clinical trials,

•	a product may fail to receive necessary regulatory clearance,

•	a product may be too difficult to manufacture on a large scale,

•	a product may be too expensive to manufacture or market,

•	a product may not achieve broad market acceptance,

•	others may hold proprietary rights that will prevent a product from being marketed, or

•	others may market equivalent or superior products.

We do not expect any pharmaceutical drug products we are developing to be commercially available for at least several years, if at all. Our research and product development efforts may not be successfully completed and may not result in any successfully commercialized products. Further, after commercial introduction of a new product, discovery of problems through adverse event reporting could result in restrictions on the product, including withdrawal from the market and, in certain cases, civil or criminal penalties.

Our OTC products are at an early stage of introduction, and we cannot be sure that they will be sold through a combination of asset sale and licensure in the marketplace or that we will have adequate capital to further develop these products, if necessary, which are an important factor in the future success of our business.

We recently have focused on marketing Pure-ific, one of our OTC products, on a limited basis to establish proof of concept. We have recognized minimal revenue from this product, as the sales of this product has not been material. In order for this product, and our other OTC products, to become commercially successful, unless we license and/or sell the underlying assets, we must increase significantly our distribution of them. Increasing distribution of our product requires, in turn, that we or distributors representing us increase marketing of these products. In view of our limited financial resources, we may be unable to afford increases in our marketing of our OTC products sufficient to improve our distribution of our products. Even if we can and do increase our marketing of our OTC products, we cannot give you any assurances that we can successfully increase our distribution of our products.

If we do begin increasing our distribution of our OTC products, we must increase our production of these products in order to fill our distribution channels. Increased production will require additional financial resources that we do not plan to allocate at present. Additionally, we may succeed in increasing production without succeeding in increasing sales, which could leave us with excess, possibly unsaleable, inventory.

If we are unable to successfully introduce market and distribute these products, our business, financial condition, results of operations and cash flows would likely require additional capital beyond 2007 to continue as a going concern.

Competition in the prescription drug, medical device and OTC pharmaceuticals markets is intense, and we may be unable to succeed if our competitors have more funding or better marketing.

The pharmaceutical and biotechnology industries are intensely competitive. Other pharmaceutical and biotechnology companies and research organizations currently engage in or have in the past engaged in research efforts related to treatment of dermatological conditions or cancers of the skin, liver and breast, which could lead to the development of products or therapies that could compete directly with the prescription drug, medical device and OTC products that we are seeking to develop and market.

Many companies are also developing alternative therapies to treat cancer and dermatological conditions and, in this regard, are our competitors. Many of the pharmaceutical companies developing and marketing these competing products have significantly greater financial resources and expertise than we do in:

•	research and development,

•	manufacturing,

•	preclinical and clinical testing,

•	obtaining regulatory approvals, and

•	marketing.

Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Academic institutions, government agencies and other public and private research organizations also may conduct research, seek patent protection and establish collaborative arrangements for research, clinical development and marketing of products similar to ours. These companies and institutions compete with us in recruiting and retaining qualified scientific and management personnel as well as in acquiring technologies complementary to our programs.

In addition to the above factors, we expect to face competition in the following areas:

•	product efficacy and safety;

•	the timing and scope of regulatory consents;

•	availability of resources;

•	reimbursement coverage;

•	price; and

•	patent position, including the potentially dominant patent positions of others.

As a result of the foregoing, our competitors may develop more effective or more affordable products or achieve earlier product commercialization than we do.

Product Competition. Additionally, since our currently marketed products are generally established and commonly sold, they are subject to competition from products with similar qualities.

Our OTC product Pure-ific competes in the market with other hand sanitizing products, including in particular, the following hand sanitizers:

•	Purell (manufactured by PFizer),

•	Avagard D (manufactured by 3M) and

•	a large number of generic and private-label equivalents to these market leaders.

Our OTC product GloveAid represents a new product category that has no direct competitors; however, other types of products, such as AloeTouch® disposable gloves (manufactured by Medline Industries) target the same market niche.

Since our prescription products Provecta and Xantryl have not yet been approved by the FDA or introduced to the marketplace, we cannot estimate what competition these products might face when they are finally introduced, if at all. We cannot assure you that these products will not face significant competition for other prescription drugs and generic equivalents.

If we are unable to secure or enforce patent rights, trademarks, trade secrets or other intellectual property our business could be harmed.

We may not be successful in securing or maintaining proprietary patent protection for our products or products and technologies we develop or license. In addition, our competitors may develop products similar to ours using methods and technologies that are beyond the scope of our intellectual property protection, which could reduce our anticipated sales. While some of our products have proprietary patent protection, a challenge to these patents can be subject to expensive litigation. Litigation concerning patents, other forms of intellectual property and proprietary technology is becoming more widespread and can be protracted and expensive and can distract management and other personnel from performing their duties for us.

We also rely upon trade secrets, unpatented proprietary know-how and continuing technological innovation in order to develop a competitive position. We cannot assure you that others will not independently develop substantially equivalent proprietary technology and techniques or otherwise gain access to our trade secrets and technology, or that we can adequately protect our trade secrets and technology.

If we are unable to secure or enforce patent rights, trademarks, trade secrets or other intellectual property, our business, financial condition, results of operations and cash flows could be materially adversely affected.

If we infringe on the intellectual property of others, our business could be harmed.

We could be sued for infringing patents or other intellectual property that purportedly cover products and/or methods of using such products held by persons other than us. Litigation arising from an alleged infringement could result in removal from the market, or a substantial delay in, or prevention of, the introduction of our products, any of which could have a material adverse effect on our business, financial condition, or results of operations and cash flows.

If we do not update and enhance our technologies, they will become obsolete.

The pharmaceutical market is characterized by rapid technological change, and our future success will depend on our ability to conduct successful research in our fields of expertise, to discover new technologies as a result of that research, to develop products based on our technologies, and to commercialize those products. While we believe that our current technology is adequate for our present needs, if we fail to stay at the forefront of technological development, we will be unable to compete effectively. Our competitors are using substantial resources to develop new pharmaceutical technologies and to commercialize products based on those technologies. Accordingly, our technologies may be rendered obsolete by advances in existing technologies or the development of different technologies by one or more of our current or future competitors.

If we lose any of our key personnel, we may be unable to successfully execute our business plan.

Our business is presently managed by four key employees:

•	H. Craig Dees, Ph.D., our Chief Executive Officer;

•	Timothy C. Scott, Ph.D., our President;

•	Eric A. Wachter, Ph.D., our Vice President - Pharmaceuticals; and

•	Peter R. Culpepper, CPA, our Chief Financial Officer.

In addition to their responsibilities for management of our overall business strategy, Drs. Dees, Scott and Wachter are our chief researchers in the fields in which we are developing and planning to develop prescription drug, medical device and OTC products. Also, as of March 31, 2006 we owed $34,615 in accrued but unpaid compensation to our employees. The loss of any of these key employees could have a material adverse effect on our operations, and our ability to execute our business plan might be negatively impacted. Any of these key employees may leave their employment with us if they choose to do so, and we cannot assure you that we would be able to hire similarly qualified executives if any of our key employees should choose to leave.

Because we have only five employees, our management may be unable to successfully manage our business.

In order to successfully execute our business plan, our management must succeed in all of the following critical areas:

•	Researching diseases and possible therapies in the areas of dermatology and skin care, oncology, and biotechnology;

•	Developing prescription drug, medical device and OTC products based on our research;

•	Marketing and selling developed products;

•	Obtaining additional capital to finance research, development, production and marketing of our products; and

•	Managing our business as it grows.

As discussed above, we currently have only five employees, all of whom are full-time employees. The greatest burden of succeeding in the above areas therefore falls on Drs. Dees, Scott, Wachter, and Mr. Culpepper. Focusing on any one of these areas may divert their attention from our other areas of concern and could affect our ability to manage other aspects of our business. We cannot assure you that our management will be able to succeed in all of these areas or, even if we do so succeed, that our business will be successful as a result. We anticipate adding a part-time regulatory affairs officer, a part-time lab technician in addition to the full-time lab technician that we have recently employed, and a part-time office manager within the next year. While we have not historically had difficulty in attracting employees, our small size and limited operating history may make it difficult for us to attract and retain employees in the future which could further divert management’s attention from the operation of our business.

Our common stock price can be volatile because of several factors, including a limited public float which has increased significantly from 2004-2005.

During the three-month period ended March 31, 2006, the sale price of our common stock fluctuated from $0.77 to $1.20 per share. We believe that our common stock is subject to wide price fluctuations because of several factors, including:

•	absence of meaningful earnings and ongoing need for external financing;

•	a relatively thin trading market for our common stock, which causes trades of small blocks of stock to have a significant impact on our stock price;

•	general volatility of the stock markets and the market prices of other publicly traded companies; and

•	investor sentiment regarding equity markets generally, including public perception of corporate ethics and governance and the accuracy and transparency of financial reporting.

We have raised substantial amounts of capital in private placements from time to time, and if we have failed to comply with applicable laws and regulations applicable to these private placements, we could be required to repay this capital to investors and could be subject to legal action by the investors and by state and federal securities regulators.

We have offered and sold securities in private placements in reliance upon exemptions from the registration requirements of the SEC and state agencies. These exemptions are highly technical in nature and if we inadvertently failed to comply with the requirements of any of the exemptive provisions, investors might have the right to rescind their purchase of our securities or sue for damages. If one or more investors were to successfully seek rescission or prevail in any suit, we could face severe financial demands that could materially and adversely affect our financial position. Further, the SEC and state agencies could take action against us that could divert management’s attention from the operation of our business, cause us to pay fines and penalties and cause us to have to repay investors their original investment, among other things.

Financings that may be available to us under current market conditions frequently involve sales at prices below the prices at which our common stock trades on the Over the Counter Electronic Bulletin Board, as well as the issuance of warrants or convertible debt that require exercise or conversion prices that are calculated in the future at a discount to the then market price of our common stock.

Any agreement to sell, or convert debt or equity securities into common stock at a future date and at a price based on the then current market price will provide an incentive to the investor or third parties to sell the common stock short to decrease the price and increase the number of shares they may receive in a future purchase, whether directly from us or in the market. If we issue or are deemed to have issued shares of our common stock for consideration which is less than $0.75 per share, the anti-dilutive provisions contained in certain secured convertible debentures and warrants will become operative and we will have to issue more shares to the holders of such senior convertible debentures and warrants upon conversion or exercise. We will not receive any additional proceeds from these holders for the issuance of these shares of common stock. Other financings that we may obtain may contain similar provisions, and the existence of anti-dilutive provisions in some of our existing financings may make it more difficult for us to obtain financing in the future. These types of transactions which cause the issuance of our common stock in connection with the exercise or conversion of securities may result in substantial dilution to the remaining holders of our common stock.

Financings that may be available to us frequently involve high selling costs.

Because of our limited operating history, low market capitalization, thin trading volume and other factors, we have historically had to pay high costs to obtain financing and expect to continue to be required to pay high costs for any future financings in which we may participate. For example, our past sales of shares and our sale of the convertible debentures have involved the payment of finder’s fees or placement agent’s fees. These types of fees are typically higher for small companies like us. Payment of fees of this type reduces the amount of cash that we receive from a financing transaction and makes it more difficult for us to obtain the amount of financing that we need to maintain and expand our operations.

Future sales by our stockholders may adversely affect our stock price and our ability to raise funds in new stock offerings.

Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all.

It is our general policy to retain any earnings for use in our operation.

We have never declared or paid cash dividends on our common stock. We currently intend to retain all of our future earnings, if any, for use in our business and therefore do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Our stock price is below $5.00 per share and is treated as a “Penny Stock” which places restrictions on broker-dealers recommending the stock for purchase.

Our common stock is defined as “penny stock” under the Securities Exchange Act of 1934, which we refer to as the “Exchange Act,” and its rules. The SEC has adopted regulations that define “penny stock” to include common stock that has a market price of less than $5.00 per share, subject to certain exceptions. These rules include the following requirements:

•	broker-dealers must deliver, prior to the transaction, a disclosure schedule prepared by the SEC relating to the penny stock market;

•	broker-dealers must disclose the commissions payable to the broker-dealer and its registered representative;

•	broker-dealers must disclose current quotations for the securities;

•	if a broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealers presumed control over the market; and

•
a broker-dealer must furnish its customers with monthly statements disclosing recent price information for all penny stocks held in the customer’s account and information on the limited market in penny stocks.

Additional sales practice requirements are imposed on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser’s written consent to the transaction prior to sale. If our common stock remains subject to these penny stock rules these disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our common stock. As a result, fewer broker-dealers may be willing to make a market in our stock, which could affect your ability to re-sell your shares.

FORWARD-LOOKING STATEMENTS

Some of the information contained in this prospectus forward-looking statements (as defined in Section 27A of the Securities Act and Section 21E of the Exchange Act), which mean that they relate to events or transactions that have not yet occurred, our expectations or estimates for our future operations, our growth strategies or business plans or other facts that have not yet occurred. These statements can be identified by the use of forward-looking terminology such as “might,” “may,” “will,” “could,” “expect,” “anticipate,” “estimate,” “likely,” “intend,” “believe,” or “continue” or the negative thereof or other variations thereon or comparable terminology. The above risk factors contain discussions of important factors that should be considered by prospective investors for their potential impact on forward-looking statements included in this prospectus. These important factors, among others, may cause actual results to differ materially and adversely from the results expressed or implied by the forward-looking statements. We caution investors that these discussions of important risks and uncertainties are not exclusive, and our business may be subject to other risks and uncertainties which are not detailed there.

Investors are cautioned not to place undue reliance on our forward-looking statements. We make forward-looking statements as of the date on which Prospectus is filed with the SEC, and we assume no obligation to update the forward-looking statements after the date hereof whether as a result of new information or events, changed circumstances, or otherwise, except as required by law.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Quotations for our common stock are reported on the OTC Bulletin Board under the symbol “PVCT.” The following table sets forth the range of high and low bid information for the periods indicated since January 1, 2004:

	High	Low
2004
First Quarter (January 1 to March 31)	$1.70	$0.80
Second Quarter (April 1 to June 30)	$1.51	$0.85
Third Quarter (July 1 to September 30)	$1.68	$0.52
Fourth Quarter (October 1 to December 31)	$0.82	$0.47
2005
First Quarter (January 1 to March 31)	$1.25	$0.64
Second Quarter (April 1 to June 30)	$0.85	$0.52
Third Quarter (July 1 to September 30)	$0.99	$0.60
Fourth Quarter (October 1 to December 31)	$1.14	$0.77
2006
First Quarter (January 1 to March 31)	$1.20	$0.83
Second Quarter (April 1 Through May 18)	$2.16	$1.05

         High and low quotation information was obtained from data provided by Yahoo! Inc. Quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not reflect actual transactions.

As of April 24, 2006, we had 1,891 stockholders of record of our common stock.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently plan to retain future earnings, if any, to finance the growth and development of our business and do not anticipate paying any cash dividends in the foreseeable future. We may incur indebtedness in the future which may prohibit or effectively restrict the payment of dividends, although we have no current plans to do so. Any future determination to pay cash dividends will be at the discretion of our board of directors.

USE OF PROCEEDS

The selling stockholders will receive the net proceeds from the sale of shares. We will not receive any of the proceeds from any sale of the shares by the selling stockholders. However, we will receive the proceeds from any cash exercise of warrants to purchase some of the shares offered by this prospectus. If all warrants are exercised for cash, we would receive proceeds of $18,092,335. Any proceeds we receive will be used for working capital purposes.

SELLING STOCKHOLDERS

The following table sets forth the shares beneficially owned, as of May 10, 2006, by the selling stockholders prior to the offering contemplated by this prospectus, the number of shares each selling stockholder is offering by this prospectus and the number of shares which each would own beneficially if all the offered shares are sold.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities. However, certain warrants are subject to limitations upon exercise, if any. The most significant of these limitations is that the selling stockholder may not exercise its warrants, if the exercise would cause such holder's beneficial ownership of our common stock (excluding shares underlying any of their unconverted to debentures or unexercised warrants) to exceed 4.99% of the outstanding shares of common stock.  Therefore, although they are included in the table below, the number of shares of common stock for some listed persons may include shares that may not be purchased during the 60-day period.
Names	Beneficial Ownership	Shares Registered (1)	Post-Offering (2)%
Dr. Donald Adams	1,931,339	1,957,488	26,149	*
Dr. Douglas Adkins	270,000	270,000	0	*
MSR Consultants LTD	321,001	321,001	0	*
Mary Ardinger	30,002	30,002	0	*
Thomas Doyle	30,002	30,002	0	*
JMB Financial Consultants LTD	75,002	75,002	0	*
Dr. Thomas & Susan Donnelly	74,999	74,999	0	*
Tim McNamee	52,502	52,502	0	*
RDB, Ltd.	110,999	110,999	0	*
Robert A. Edwards	45,002	45,002	0	*
Linda M. Pearson	45,002	45,002	0	*
C. Pete Clapp Revocable Trust	135,000	135,000	0	*
Alex Lisyanske	67,322	67,322	0	*
Peter & Lillian Sivaslian	249,750	249,750	0	*
Anita Iversen	33,750	33,750	0	*
Michael Rosenbaum	62,325	62,325	0	*
Leon Somerall	57,150	57,150	0	*
Arthur Roshwalb	48,600	48,600	0	*
Dr. William Sperling	95,400	95,400	0	*
Nino Cutillo	22,005	22,005	0	*
Eugene and Barbara Golia	15,001	15,001	0	*
Joel Mair	57,224	57,224	0	*
Stan Katz	108,457	108,457	0	*
Tim Richardson	94,611	94,611	0	*
Steven Ross	163,125	163,125	0	*

Names	Beneficial Ownership	Shares Registered	Post-Offering (1)%
Frank Powers	74,999	74,999	0	*
William & Kellie Wood	60,001	60,001	0	*
William and Myrtle Heim	749,999	749,999	0	*
Marty Belz	303,750	303,750	0	*
New Folk, L.P.	58,500	58,500	0	*
Jordan Keller	22,500	22,500	0	*
Charles Ellis	7,506	7,506	0	*
Chad Ellis	9,000	9,000	0	*
Fountain Key Trust	150,001	150,001	0	*
Jack Richardson	45,000	45,000	0	*
Gordon D. Katz	90,000	90,000	0	*
Lawrence B. Ordower	749,999	749,999	0	*
Michael H. Davidson	299,999	299,999	0	*
Jamie Ordower	149,999	149,999	0	*
Garrett Ordower	149,999	149,999	0	*
Frank X. Gruen	299,999	299,999	0	*
Shelby E. L. Pruett	81,000	81,000	0	*
Ronald E. Davis, Jr.	150,001	150,001	0	*
Douglas W. Lyons Revocable Trust 12/20/99	150,001	150,001	0	*
Banyan Investors, L.L.C.	1,500,001	1,500,001	0	*
Robert D. Duncan	299,999	299,999	0	*
Gryffindor Capital Partners I, LLC	3,433,333	5,099,999	1,666,666	4.15
Nancy C. Campbell	74,999	74,999	0	*
Arun K. Veluchamy	1,125,000	1,125,000	0	*
Timothy M. Holmes Revocable Trust	372,666	372,666	0	*
Stephen R. Quazzo Trust	150,001	150,001	0	*
Nite Capital LP	299,999	299,999	0	*
Drane & Freyer Profit Sharing Plan f/b/o Scott A. Drane	105,001	105,001	0	*
Drane & Freyer Profit Sharing Plan f/b/o Wendy Freyer	45,000	45,000	0	*
Columbia Holdings, LTD	1,931,339	3,300,001	1,368,662	3.54

Name	Beneficial Ownership	Shares Registered	Post-Offering (1)%
Ronald Stone Insurance Trust	1,466,999	1,466,999	0	*
David Cunningham	300,002	300,002	0	*
Abba Properties	499,999	499,999	0	*
Michael P. Morrison	299,999	299,999	0	*
Resource Equities, L.L.C.	1,649,999	1,649,999	0	*
Jan E. Koe	150,001	150,001	0	*
Ruth Bayer	150,001	150,001	0	*
Dennis J. Klein	133,334	133,334	0	*
Damon Testaverde (3)	1,504,293	1,504,293	0	*
Bill Heming	752,145	752,145	0	*
James Cristantiello	266,666	266,666	0	*
Chicago Investment Group	408,617	408,617	0	*
Chestnut Ridge Partners, LP	600,001	600,001	0	*
Whalehaven Capital Fund Limited	1,199,999	1,199,999	0	*
Snedegar Revocable Living Trust	299,999	299,999	0	*
Vesterix Venture Capital LLC	237,002	237,002	0	*
Joseph Spadaford	29,999	29,999	0	*
Kenneth and Nancy Spadaford	146,250	146,250	0	*
Frank DiPerna	45,000	45,000	0	*
W. Allen Everette	75,000	75,000	0	*
Walter T. Rose, Jr.	62,500	62,500	0	*
Eric A. Wachter	595,586	595,586	0	*
Kenneth Hicks	83,333	83,333	0	*
Nick and Carol Westlund	250,000	250,000	0	*
Alan Perl	50,000	50,000	0	*
Samuel S. Gains	33,333	33,333	0	*
Marc Stromen	82,500	82,500	0	*
H. B. Willis	30,000	30,000	0	*
Tom R. Ramsay III	30,000	30,000	0	*

Names	Beneficial Ownership	Shares Registered (1)	Post-Offering(2)%
Carolyn Fairbank & Keith Biggs	65,020	65,020	0	*
William J. Crusoe (3)	15,275	15,275	0	*
Kenneth Spadaford (3)	15,275	15,275	0	*
Avid Amiri (3)	2,095	2,095	0	*
HunterWise Securities, LLC (3)	35,333	35,333	0	*
Daniel J. McClory (3)	141,334	141,334	0	*
Venture Catalyst (3)	20,888	20,888	0	*
Raphael P. Haddock (3)	10,000	10,000	0	*
Lawrence C. Haddock (3)	16,666	16,666	0	*
HNB Partners	355,000	355,000	0	*
Sam Klepfish	5,000	5,000	0	*
Larry Schmelzer	165,441	165,441	0	*
Jack Bodenstein (3)	100,000	100,000	0	*
Total	29,515,043	32,576,520	3,061,477
______________
*  Less than 1%
(1) The numbers on the table reflect the actual number of shares issued or issuable to the selling stockholder.
(2) Assumes that all shares registered for resale pursuant to this offering have been sold.
(3) The selling stockholder has acted as a consultant within the last three years.

Relationship between Provectus and the Selling Stockholders

Except for Eric A. Wachter and Gryffindor Capital Partners I, LLC, none of the selling stockholders are affiliates or controlled by our affiliates. Except for Eric A. Wachter, none of the selling stockholders are now or were at any time in the past an officer or director of ours or any of any of our predecessors or affiliates. We have separate contractual obligations to file this registration with each of the selling stockholders.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales, but, if at all, only after the effectiveness of the registration statement of the shares of common stock offered hereby;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

 The selling stockholders may also sell shares under Rule 144 of the Securities Act of 1933, if available, rather than under this prospectus.

         The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. We believe that the selling stockholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

Selling stockholders may be, and any broker-dealers or agents that are involved in selling the shares are, deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. If the selling stockholders are deemed to be underwriters, the selling stockholders may be subject to statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

We are required to pay all fees and expenses incident to the registration of the shares. Otherwise, all discounts, commissions or fees incurred in connection with the sale of the common stock offered hereby will be paid by the selling stockholders.

Upon our being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing

•	the name of each such selling stockholder and of the participating broker-dealer(s);

•	the number of shares involved;

•	the price at which such shares were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

To comply with the securities laws of some states, the shares will be sold in those jurisdictions, if required, only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and complied with.

We advised the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales of the shares offered hereby.

DESCRIPTION OF BUSINESS

History

       Provectus Pharmaceuticals, Inc., formerly known as “Provectus Pharmaceutical, Inc.” and “SPM Group, Inc.,” was incorporated under Colorado law on May 1, 1978. SPM Group ceased operations in 1991, and became a development-stage company effective January 1, 1992, with the new corporate purpose of seeking out acquisitions of properties, businesses, or merger candidates, without limitation as to the nature of the business operations or geographic location of the acquisition candidate.

On April 1, 2002, SPM Group changed its name to “Provectus Pharmaceutical, Inc.” and reincorporated in Nevada in preparation for a transaction with Provectus Pharmaceuticals, Inc., a privately-held Tennessee corporation, which we refer to as “PPI.” On April 23, 2002, an Agreement and Plan of Reorganization between Provectus Pharmaceutical and PPI was approved by the written consent of a majority of the outstanding shares of Provectus Pharmaceutical. As a result, holders of 6,680,000 shares of common stock of Provectus Pharmaceutical exchanged their shares for all of the issued and outstanding shares of PPI. As part of the acquisition, Provectus Pharmaceutical changed its name to “Provectus Pharmaceuticals, Inc.” and PPI became a wholly owned subsidiary of Provectus. For accounting purposes, we treat this transaction as a recapitalization of PPI. On November 19, 2002, we acquired Valley Pharmaceuticals, Inc., a privately-held Tennessee corporation formerly known as Photogen, Inc., by merging our subsidiary PPI with and into Valley and naming the surviving corporation “Xantech Pharmaceuticals, Inc.” Valley had minimal operations and had no revenues prior to the transaction with the Company. By acquiring Valley, we acquired our most important intellectual property, including issued U.S. patents and patentable inventions, with which we intend to develop:

•	prescription drugs, medical and other devices (including laser devices) and over-the-counter pharmaceutical products in the fields of dermatology and oncology; and

•	technologies for the preparation of human and animal vaccines, diagnosis of infectious diseases and enhanced production of genetically engineered drugs.

Prior to the acquisition of Valley, we were considered to be, and continue to be, in the development stage and had not generated any revenues from the assets we acquired.

On December 5, 2002, we acquired the assets of Pure-ific L.L.C., a Utah limited liability company, and created a wholly owned subsidiary, Pure-ific Corporation, to operate that business. We acquired the product formulations for Pure-ific personal sanitizing sprays, along with the “Pure-ific” trademarks. We intend to continue product development and begin to market a line of personal sanitizing sprays and related products to be sold over the counter under the “Pure-ific” brand name.

Overview

Provectus, and its five wholly owned subsidiaries:

•	Xantech Pharmaceuticals, Inc.

•	Pure-ific Corporation

•	Provectus Biotech, Inc.

•	Provectus Devicetech, Inc.

•	Provectus Pharmatech, Inc.

(which we refer to as our subsidiaries) develop, license and market and plan to sell products in three sectors of the healthcare industry:

•	Over-the-counter products, which we refer to as “OTC products;”

•	Prescription drugs; and

•	Medical device systems

Through discovery and use of state-of-the-art scientific and medical technologies, the founders of our pharmaceutical business have developed a portfolio of patented, patentable, and proprietary technologies that support multiple products in the prescription drug, medical device and OTC products categories (including patented technologies for: (a) treatment of cancer; (b) novel therapeutic medical devices; (c) enhancing contrast in medical imaging; (d) improving signal processing during biomedical imaging; and (e) enhancing production of biotechnology products). Our prescription drug products encompass the areas of dermatology and oncology and involve several types of small molecule-based drugs. Our medical device systems include therapeutic and cosmetic lasers, while our OTC products address markets primarily involving skincare applications. Because our prescription drug candidates and medical device systems are in the early stages of development, they are not yet on the market and there is no assurance that they will advance to the point of commercialization.

Our first commercially available products are directed into the OTC market, as these products pose minimal or no regulatory compliance barriers to market introduction. For example, the active pharmaceutical ingredient (API) in our ethical products is already approved for other medical uses by the FDA and has a long history of safety for use in humans. This use of known APIs for novel uses and in novel formulations minimizes potential adverse concerns from the FDA, since considerable safety data on the API is available (either in the public domain or via license or other agreements with third parties holding such information). In similar fashion, our OTC products are based on established APIs and, when possible, utilize formulations (such as aerosol or cream formulations) that have an established precedent. (For more information on compliance issues, see “Federal Regulation of Therapeutic Products” below.) In this fashion, we believe that we can diminish the risk of regulatory bars to the introduction of safe, consumer-friendly products and minimize the time required to begin generating revenues from product sales. At the same time, we continue to develop higher-margin prescription pharmaceuticals and medical devices, which have longer development and regulatory approval cycles.

Over-the-Counter Pharmaceuticals

Our OTC products are designed to be safer and more specific than competing products. Our technologies offer practical solutions for a number of intractable maladies, using ingredients that have limited or no side effects compared with existing products. To develop our OTC products, we typically use compounds with potent antibacterial and antifungal activity as building blocks and combine these building blocks with anti-inflammatory and moisture-absorbing agents. Products with these properties can be used for treatment of a large number of skin afflictions, including:

•	hand irritation associated with use of disposable gloves

•	eczema

•	mild to moderate acne

Where appropriate, we have filed or will file patent applications and will seek other intellectual property protection to protect our unique formulations for relevant applications.

GloveAid

Personnel in many occupations and industries now use disposable gloves daily in the performance of their jobs, including:

•	Airport security personnel;

•	Food handling and preparation personnel;

•	Sanitation workers;

•	Postal and package delivery handlers and sorters;

•	Laboratory researchers;

•	Health care workers such as hospital and blood bank personnel; and

•	Police, fire and emergency response personnel.

Accompanying the increased use of disposable gloves is a mounting incidence of chronic skin irritation. To address this market, we have developed GloveAid, a hand cream with both antiperspirant and antibacterial properties, to increase the comfort of users' hands during and after the wearing of disposable gloves. During 2003, we ran a pilot scale run at the manufacturer of GloveAid. We now intend to license this product to a third party with experience in the institutional sales market.

Pure-ific

Our Pure-ific line of products includes two quick-drying sprays, Pure-ific and Pure-ific Kids, that immediately kill up to 99.9% of germs on skin and prevent regrowth for 6 hours. We have determined the effectiveness of Pure-ific based on our internal testing and testing performed by Paratus Laboratories H.B., an independent research lab. Pure-ific products help prevent the spread of germs and thus complement our other OTC products designed to treat irritated skin or skin conditions such as acne, eczema, dandruff and fungal infections. Our Pure-ific sprays have been designed with convenience in mind and are targeted towards mothers, travelers, and anyone concerned about the spread of sickness-causing germs. During 2003 and 2004, we identified and engaged sales and brokerage forces for Pure-ific. We emphasized getting sales in independent pharmacies and mass (chain store) markets. The supply chain for Pure-ific was established with the ability to support large-scale sales and a starting inventory was manufactured and stored in a contract warehouse/fulfillment center. In addition, a website for Pure-ific was developed with the ability for supporting online sales of the antibacterial hand spray. During 2005, most of our sales were generated from customers accessing our website for Pure-ific and making purchases online. We now intend to license the Pure-ific product and sell the underlying assets.

Acne

A number of dermatological conditions, including acne and other blemishes result from a superficial infection which triggers an overwhelming immune response. We anticipate developing OTC products similar to the GloveAid line for the treatment of mild to moderate cases of acne and other blemishes. Wherever possible, we intend to formulate these products to minimize or avoid significant regulatory bars that might adversely impact time to market.

Prescription Drugs

We are developing a number of prescription drugs which we expect will provide minimally invasive treatment of chronic severe skin afflictions such as psoriasis, eczema, and acne; and several life-threatening cancers such as those of the liver, breast and prostate. We believe that our products will be safer and more specific than currently existing products. Use of topical or other direct delivery formulations allows these potent products to be conveniently and effectively delivered only to diseased tissues, thereby enhancing both safety and effectiveness. The ease of use and superior performance of these products may eventually lead to extension into OTC applications currently serviced by less safe, more expensive alternatives. All of these products are in the pre-clinical or clinical trial stage.

Dermatology

Our most advanced prescription drug candidate for treatment of topical diseases on the skin is Xantryl, a topical gel. PV-10, the active ingredient in Xantryl, is “photoactive”: it reacts to light of certain wavelengths, increasing its therapeutic effects. PV-10 also concentrates in diseased or damaged tissue but quickly dissipates from healthy tissue. By developing a “photodynamic” treatment regimen (one which combines a photoactive substance with activation by a source emitting a particular wavelength of light) around these two properties of PV-10, we can deliver a higher therapeutic effect at lower dosages of active ingredient, thus minimizing potential side effects including damage to nearby healthy tissues. PV-10 is especially responsive to green light, which is strongly absorbed by the skin and thus only penetrates the body to a depth of about three to five millimeters. For this reason, we have developed Xantryl combined with green-light activation for topical use in surface applications where serious damage could result if medicinal effects were to occur in deeper tissues.

Acute psoriasis. Psoriasis is a common chronic disorder of the skin characterized by dry scaling patches, called “plaques,” for which current treatments are few and those that are available have potentially serious side effects. According to Roenigk and Maibach (Psoriasis, Third Edition, 1998), there are approximately five million people in the United States who suffer from psoriasis, with an estimated 160,000 to 250,000 new psoriasis cases each year. There is no known cure for the disease at this time. According to the National Psoriasis Foundation, the majority of psoriasis sufferers, those with mild to moderate cases, are treated with topical steroids that can have unpleasant side effects; none of the other treatments for moderate cases of psoriasis have proven completely effective. The 25-30% of psoriasis patients who suffer from more severe cases generally are treated with more intensive drug therapies or PUVA, a light-based therapy that combines the drug Psoralen with exposure to ultraviolet A light. While PUVA is one of the more effective treatments, it increases a patient's risk of skin cancer.

We believe that Xantryl activated with green light offers a superior treatment for acute psoriasis because it selectively treats diseased tissue with negligible potential for side effects in healthy tissue; moreover, the therapy has shown promise in comprehensive Phase 1 clinical trials. The objective of a Phase 1 clinical trial is to determine if there are safety concerns with the therapy. In these studies, involving more than 50 test subjects, Xantryl was applied topically to psoriatic plaques and then illuminated with green light. In our first study, a single-dose treatment yielded an average reduction in plaque thickness of 59% after 30 days, with further response noted at the final follow-up examination 90 days later. Further, no pain, significant side effects, or evidence of “rebound” (increased severity of a psoriatic plaque after the initial reduction in thickness) were observed in any treated areas. This degree of positive therapeutic response is comparable to that achieved with potent steroids and other anti-inflammatory agents, but without the serious side effects associated with such agents. We are continuing the required Food and Drug Administration reporting to support the active Investigational New Drug application for Xantryl's Phase 2 clinical trials on psoriasis. The required reporting includes the publication of results regarding the multiple treatment scenario of the active ingredient in Xantryl. We expect to conduct Phase 2 studies in the near future, in which we expect to assess the potential for remission of the disease using a regimen of weekly treatments similar to those used for PUVA.

Actinic Keratosis. According to Schwartz and Stoll (Fitzpatrick's Dermatology in General Medicine, 1999), actinic keratosis, or “AK” (also called solar keratosis or senile keratosis), is the most common pre-cancerous skin lesion among fair-skinned people and is estimated to occur in over 50% of elderly fair-skinned persons living in sunny climates. These experts note that nearly half of the approximately five million cases of skin cancer in the U.S. may have begun as AK. The standard treatments for AK (primarily comprising excision, cryotherapy, and ablation with topical 5-fluorouracil) are often painful and frequently yield unacceptable cosmetic outcomes due to scarring. Building on our experience with psoriasis, we are assessing the use of Xantryl with green-light activation as a possible improvement in treatment of early and more advanced stages of AK. We completed an initial Phase 1 clinical trial of the therapy for this indication in 2001 with the predecessor company that was acquired in 2002. This study, involving 24 subjects, examined the safety profile of a single treatment using topical Xantryl with green light photoactivation; no significant safety concerns were identified. We have decided to prioritize further clinical development of Xantryl for treatment of psoriasis and eczema rather than AK at this time since the market is much larger for psoriasis and eczema.

Severe Acne. According to Berson et al. (Cutis. 72 (2003) 5-13), acne vulgaris affects approximately 17 million individuals in the U.S., causing pain, disfigurement, and social isolation. Moderate to severe forms of the disease have proven responsive to several photodynamic regimens, and we anticipate that Xantryl can be used as an advanced treatment for this disease. Pre-clinical studies show that the active ingredient in Xantryl readily kills bacteria associated with acne. This finding, coupled with our clinical experience in psoriasis and actinic keratosis, suggests that therapy with Xantryl will exhibit no significant side effects and will afford improved performance relative to other therapeutic alternatives. If correct, this would be a major advance over currently available products for severe acne.

As noted above, we are researching multiple uses for Xantryl with green-light activation. Multiple-indication use by a common pool of physicians - dermatologists, in this case - should reduce market resistance to this new therapy.

Oncology

Oncology is another major market where our planned products may afford competitive advantage compared to currently available options. We are developing Provecta, a sterile injectible form of PV-10, for direct injection into tumors. Because PV-10 is retained in diseased or damaged tissue but quickly dissipates from healthy tissue, we believe we can develop therapies that confine treatment to cancerous tissue and reduce collateral impact on healthy tissue. During 2003 and 2004, we worked toward completion of the extensive scientific and medical materials necessary for filing an Investigational New Drug (IND) application for Provecta in anticipation of beginning Phase 1 clinical trials for breast and liver cancer. This IND was filed and cleared by the FDA in 2004 setting the stage for two Phase 1 clinical trials; namely, treating metastatic melanoma and recurrent breast carcinoma. We started both of these Phase 1 clinical trials in 2005.

Liver Cancer. The current standard of care for liver cancer is ablative therapy (which seeks to reduce a tumor by poisoning, freezing, heating, or irradiating it) using either a localized injection of ethanol (alcohol), cryosurgery, radiofrequency ablation, or ionizing radiation such as X-rays. Where effective, these therapies have many side effects; selecting therapies with fewer side effects tends to reduce overall effectiveness. Combined, ablative therapies have a five-year survival rate of 33% - meaning that only 33% of those liver cancer patients whose cancers are treated using these therapies survive for five years after their initial diagnoses. In pre-clinical studies we have found that direct injection of Provecta into liver tumors quickly ablates treated tumors, and can trigger an anti-tumor immune response leading to eradication of residual tumor tissue and distant tumors. Because of the natural regenerative properties of the liver and the highly localized nature of the treatment, this approach appears to produce no significant side effects. Based on these encouraging preclinical results, we are assessing strategies for initiation of clinical trials of Provecta for treatment of liver cancer.

Breast Cancer. Breast cancer afflicts over 200,000 U.S. citizens annually, leading to over 40,000 deaths. Surgical resection, chemotherapy, radiation therapy, and immunotherapy comprise the standard treatments for the majority of cases, resulting in serious side effects that in many cases are permanent. Moreover, current treatments are relatively ineffective against metastases, which in many cases are the eventual cause of patient mortality. Pre-clinical studies using human breast tumors implanted in mice have shown that direct injection of Provecta into these tumors ablates the tumors, and, as in the case of liver tumors, may elicit an anti-tumor immune response that eradicates distant metastases. Since fine-needle biopsy is a routine procedure for diagnosis of breast cancer, and since the needle used to conduct the biopsy also could be used to direct an injection of Provecta into the tumor, localized destruction of suspected tumors through direct injection of Provecta clearly has the potential of becoming a primary treatment. We are evaluating options for expanding clinical studies of direct injection of Provecta into breast tumors while conducting Phase 1 clinical studies of our indication for Provecta in recurrent breast carcinoma.

Prostate Cancer. Cancer of the prostate afflicts approximately 190,000 U.S. men annually, leading to over 30,000 deaths. As with breast cancer, surgical resection, chemotherapy, radiation therapy, and immunotherapy comprise the standard treatments for the majority of cases, and can result in serious, permanent side effects. We believe that direct injection of Provecta into prostate tumors may selectively ablate such tumors, and, as in the case of liver and breast tumors, may also elicit an anti-tumor immune response capable of eradicating distant metastases. Since trans-urethral ultrasound, guided fine-needle biopsy and immunotherapy, along with brachytherapy implantation, are becoming routine procedures for diagnosis and treatment of these cancers, we believe that localized destruction of suspected tumors through direct injection of Provecta can become a primary treatment. We are evaluating options for initiating clinical studies of direct injection of Provecta into prostate tumors, and expect to formulate final plans based on results from clinical studies of our indications for Provecta in the treatment of liver and breast cancer.

Metastatic Melanoma. Melanoma is expected to strike 62,000 people in the U.S. this year, leading to 7,600 deaths. The incidence of melanoma in Australia, where our Phase 1 clinical study is currently underway, is 4X that of the U.S. There have been no significant advances in the treatment of melanoma for approximately 30 years. We are evaluating options for expanding clinical studies of direct injection of Provecta into melanoma lesions while conducting Phase 1 clinical studies of our indication for Provecta in Stage 3 metastatic melanoma.
Medical Devices

We are developing medical devices to address two major markets:

•	cosmetic treatments, such as reduction of wrinkles and elimination of spider veins and other cosmetic blemishes; and

•	therapeutic uses, including photoactivation of Xantryl other prescription drugs and non-surgical destruction of certain skin cancers.

We expect to develop medical devices through partnerships with third-party device manufacturers or, if appropriate opportunities arise, through acquisition of one or more device manufacturers.

Photoactivation. Our clinical tests of Xantryl for dermatology have, up to the present, utilized a number of commercially available lasers for activation of the drug. This approach has several advantages, including the leveraging of an extensive base of installed devices present throughout the pool of potential physician-adopters for Xantryl; access to such a base could play an integral role in early market capture. However, since the use of such lasers, which were designed for occasional use in other types of dermatological treatment, is potentially too cumbersome and costly for routine treatment of the large population of patients with psoriasis, we have begun investigating potential use of other types of photoactivation hardware, such as light booths. The use of such booths is consistent with current care standards in the dermatology field, and may provide a cost-effective means for addressing the needs of patients and physicians alike. We anticipate that such photoactivation hardware would be developed, manufactured, and supported in conjunction with one or more third-party device manufacturer.

Melanoma. A high priority in our medical devices field is the development of a laser-based product for treatment of melanoma. We have conducted extensive research on ocular melanoma at the Massachusetts Eye and Ear Infirmary (a teaching affiliate of Harvard Medical School) using a new laser treatment that may offer significant advantage over current treatment options. A single quick non-invasive treatment of ocular melanoma tumors in a rabbit model resulted in elimination of over 90% of tumors, and may afford significant advantage over invasive alternatives, such as surgical excision, enucleation, or radiotherapy implantation. Ocular melanoma is rare, with approximately 2,000 new cases annually in the U.S. However, we believed that our extremely successful results could be extrapolated to treatment of primary melanomas of the skin, which have an incidence of over 52,000 new cases annually in the U.S. and a 13% five-year survival rate after metastasis of the tumor. We have performed similar laser treatments on large (averaging approximately 3 millimeters thick) cutaneous melanoma tumors implanted in mice, and have been able to eradicate over 90% of these pigmented skin tumors with a single treatment. Moreover, we have shown that this treatment stimulates an anti-tumor immune response that may lead to improved outcome at both the treatment site and at sites of distant metastasis. From these results, we believe that a device for laser treatment of primary melanomas of the skin and eye is nearly ready for human studies. We anticipate partnering with a medical device manufacturer to bring it to market in reliance on a 510(k) notification. For more information about the 510(k) notification process, see “Federal Regulation of Therapeutic Products” below.

Research and Development

We continue to actively develop projects that are product directed and are attempting to conserve available capital and achieve full capitalization of our company through equity and convertible debt offerings, generation of product revenues, and other means. All ongoing research and development activities are directed toward maximizing stockholder value and advancing our corporate objectives in conjunction with our OTC product licensure, our current product development and maintaining our intellectual property portfolio.

Production

We have determined that the most efficient use of our capital in further developing our OTC products is to license the products and sell the underlying assets for upfront consideration.

Sales

Our first commercially available products are directed into the OTC market, as these products pose minimal or no regulatory compliance barriers to market introduction. In this fashion, we believe that we can diminish the risk of regulatory bars to the introduction of products and minimize the time required to begin generating revenues from product sales. At the same time, we continue to develop higher-margin prescription pharmaceuticals and medical devices, which have longer development and regulatory approval cycles.

We have commenced limited sales of Pure-ific, our antibacterial hand spray. We sold small amounts of this product during 2004, 2005 and the first quarter of 2006. We will continue to seek additional markets for our products through existing distributorships that market and distribute medical products, ethical pharmaceuticals, and OTC products for the professional and consumer marketplaces through licensure and partnership arrangements, and through potential merger and acquisition candidates.

In addition to developing and selling products ourselves on a limited basis, we are negotiating actively with a number of potential licensees for several of our intellectual properties, including patents and related technologies. To date, we have not yet entered into any licensing agreements; however, we anticipate consummating one or more such licenses in the future.

Intellectual Property

Patents. We hold a number of U.S. patents covering the technologies we have developed and are continuing to develop for the production of prescription drugs, medical devices and OTC pharmaceuticals, including those identified in the following table:

U.S. Patent No.	Title	Issue Date	Expiration Date
5,829,448	Method for improved selectivity in photo-activation of molecular agents	November 3, 1998	October 30, 2016
5,832,931	Method for improved selectivity in photo-activation and detection of molecular diagnostic agents	November 10, 1998	October 30, 2016
5,998,597	Method for improved selectivity in photo-activation of molecular agents	December 7, 1999	October 30, 2016
6,042,603	Method for improved selectivity in photo-activation of molecular agents	March 28, 2000	October 30, 2016
6,331,286	Methods for high energy phototherapeutics	December 18, 2001	December 21, 2018
6,451,597	Method for enhanced protein stabilization and for production of cell lines useful for production of such stabilized proteins	September 17, 2002	April 6, 2020
6,468,777	Method for enhanced protein stabilization and for production of cell lines useful for production of such stabilized proteins	October 22, 2002	April 6, 2020
6,493,570	Method for improved imaging and photodynamic therapy	December 10, 2002	December 10, 2019
6,495,360	Method for enhanced protein stabilization and for production of cell lines useful for production of such stabilized proteins	December 17, 2002	April 6, 2020

6,519,076	Methods and apparatus for optical imaging	February 11, 2003	October 30, 2016
6,525,862	Methods and apparatus for optical imaging	February 25, 2003	October 30, 2016
6,541,223	Method for enhanced protein stabilization and for production of cell lines useful for production of such stabilized proteins	April 1, 2003	April 6, 2020
6,986,740	Ultrasound contrast using halogenated xanthenes	January 17, 2006	TBD
6,991,771	Improved intracorporeal medicaments for High energy phototherapeutic treatment of disease	January 31, 2006	TBD

We continue to pursue patent applications on numerous other developments we believe to be patentable. We consider our issued patents, our pending patent applications and any patentable inventions which we may develop to be extremely valuable assets of our business.

Trademarks. We own the following trademarks used in this document: Xantryl(TM), Provecta(TM), GloveAid(TM), and Pure-ific(TM) (including Pure-ific(TM) and Pure-ific(TM) Kids). We also own the registered trademark PulseView(R). Trademark rights are perpetual provided that we continue to keep the mark in use. We consider these marks, and the associated name recognition, to be valuable to our business.

Material Transfer Agreement

We have entered into a Material Transfer Agreement dated as of July 31, 2003 with Schering-Plough Animal Health Corporation, which we refer to as “SPAH”, the animal-health subsidiary of Schering-Plough Corporation, a major international pharmaceutical company. This Material Transfer Agreement is still in effect through 2005. We refer to this agreement in this report as the “Material Transfer Agreement.” Under the Material Transfer Agreement, we will provide SPAH with access to some of our patented technologies to permit SPAH to evaluate those technologies for use in animal-health applications. If SPAH determines that it can commercialize our technologies, then the Material Transfer Agreement obligates us and SPAH to enter into a license agreement providing for us to license those technologies to SPAH in exchange for progress payments upon the achievement of goals. The Material Transfer Agreement covers four U.S. patents that cover biological material manufacturing technologies (i.e., biotech related). The Material Transfer Agreement continues indefinitely, unless SPAH terminates it by giving us notice or determines that it does not wish to secure from us a license for our technologies. The Material Transfer Agreement can also be terminated by either of us in the event the other party breaches the agreement and does not cure the breach within 30 days of notice from the other party. We can give you no assurance that SPAH will determine that it can commercialize our technologies or that the goals required for us to obtain progress payments from SPAH will be achieved.

Competition

In general, the pharmaceutical industry is intensely competitive, characterized by rapid advances in products and technology. A number of companies have developed and continue to develop products that address the areas we have targeted. Some of these companies are major pharmaceutical companies that are international in scope and very large in size, while others are niche players that may be less familiar but have been successful in one or more areas we are targeting. Existing or future pharmaceutical, device, or other competitors may develop products that accomplish similar functions to our technologies in ways that are less expensive, receive faster regulatory approval, or receive greater market acceptance than our products. Many of our competitors have been in existence for considerably longer than we have, have greater capital resources, broader internal structure for research, development, manufacturing and marketing, and are in many ways further along in their respective product cycles.

At present, our most direct competitors are smaller companies that are exploiting niches similar to ours. In the field of photodynamic therapy, one competitor, QLT, Inc., has received FDA approval for use of its agent Photofrin(R) for treatment of several niche cancer indications, and has a second product, Visudyne(R), approved for treatment of certain forms of macular degeneration. Another competitor in this field, Dusa Pharmaceuticals, Inc. recently received FDA approval of its photodynamic product Levulan(R) Kerastik(R) for treatment of actinic keratosis. We believe that QLT and Dusa, among other competitors, have established a working commercial model in dermatology and oncology, and that we can benefit from this model by offering products that, when compared to our competitors' products, afford superior safety and performance, greatly reduced side effects, improved ease of use, and lower cost, compared to those of our competitors.

While it is possible that eventually we may compete directly with major pharmaceutical companies, we believe it is more likely that we will enter into joint development, marketing, or other licensure arrangements with such competitors.

We also have a number of market areas in common with traditional skincare cosmetics companies, but in contrast to these companies, our products are based on unique, proprietary formulations and approaches. For example, we are unaware of any products in our targeted OTC skincare markets that our similar to our GloveAid and Pure-ific products. Further, proprietary protection of our products may help limit or prevent market erosion until our patents expire.

Federal Regulation of Therapeutic Products

All of the prescription drugs and medical devices we currently contemplate developing will require approval by the FDA prior to sales within the United States and by comparable foreign agencies prior to sales outside the United States. The FDA and comparable regulatory agencies impose substantial requirements on the manufacturing and marketing of pharmaceutical products and medical devices. These agencies and other entities extensively regulate, among other things, research and development activities and the testing, manufacturing, quality control, safety, effectiveness, labeling, storage, record keeping, approval, advertising and promotion of our proposed products. While we attempt to minimize and avoid significant regulatory bars when formulating our products, some degree of regulation from these regulatory agencies is unavoidable. Some of the things we do to attempt to minimize and avoid significant regulatory bars include the following:

•	Using chemicals and combinations already allowed by the FDA;

•	Carefully making product performance claims to avoid the need for regulatory approval;

•	Using drugs that have been previously approved by the FDA and that have a long history of safe use;

•	Using chemical compounds with known safety profiles; and

•	In many cases, developing OTC products which face less regulation than prescription pharmaceutical products.

The regulatory process required by the FDA, through which our drug or device products must pass successfully before they may be marketed in the U.S., generally involves the following:

•	Preclinical laboratory and animal testing;

•	Submission of an application that must become effective before clinical trials may begin;

•	Adequate and well-controlled human clinical trials to establish the safety and efficacy of the product for its intended indication; and

•	FDA approval of the application to market a given product for a given indication.

For pharmaceutical products, preclinical tests include laboratory evaluation of the product, its chemistry, formulation and stability, as well as animal studies to assess the potential safety and efficacy of the product. Where appropriate (for example, for human disease indications for which there exist inadequate animal models), we will attempt to obtain preliminary data concerning safety and efficacy of proposed products using carefully designed human pilot studies. We will require sponsored work to be conducted in compliance with pertinent local and international regulatory requirements, including those providing for Institutional Review Board approval, national governing agency approval and patient informed consent, using protocols consistent with ethical principles stated in the Declaration of Helsinki and other internationally recognized standards. We expect any pilot studies to be conducted outside the United States; but if any are conducted in the United States, they will comply with applicable FDA regulations. Data obtained through pilot studies will allow us to make more informed decisions concerning possible expansion into traditional FDA-regulated clinical trials.

If the FDA is satisfied with the results and data from preclinical tests, it will authorize human clinical trials. Human clinical trials typically are conducted in three sequential phases which may overlap. Each of the three phases involves testing and study of specific aspects of the effects of the pharmaceutical on human subjects, including testing for safety, dosage tolerance, side effects, absorption, metabolism, distribution, excretion and clinical efficacy.

Phase 1 clinical trials include the initial introduction of an investigational new drug into humans. These studies are closely monitored and may be conducted in patients, but are usually conducted in healthy volunteer subjects. These studies are designed to determine the metabolic and pharmacologic actions of the drug in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness. While the FDA can cause us to end clinical trials at any phase due to safety concerns, Phase 1 clinical trials are primarily concerned with safety issues. We also attempt to obtain sufficient information about the drug's pharmacokinetics and pharmacological effects during Phase 1 clinical trial to permit the design of well-controlled, scientifically valid, Phase 2 studies.

Phase 1 studies also evaluate drug metabolism, structure-activity relationships, and the mechanism of action in humans. These studies also determine which investigational drugs are used as research tools to explore biological phenomena or disease processes. The total number of subjects included in Phase 1 studies varies with the drug, but is generally in the range of twenty to eighty.

Phase 2 clinical trials include the early controlled clinical studies conducted to obtain some preliminary data on the effectiveness of the drug for a particular indication or indications in patients with the disease or condition. This phase of testing also helps determine the common short-term side effects and risks associated with the drug. Phase 2 studies are typically well-controlled, closely monitored, and conducted in a relatively small number of patients, usually involving several hundred people.

Phase 3 studies are expanded controlled and uncontrolled trials. They are performed after preliminary evidence suggesting effectiveness of the drug has been obtained in Phase 2, and are intended to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of the drug. Phase 3 studies also provide an adequate basis for extrapolating the results to the general population and transmitting that information in the physician labeling. Phase 3 studies usually include several hundred to several thousand people.

Applicable medical devices can be cleared for commercial distribution through a notification to the FDA under Section 510(k) of the applicable statute. The 510(k) notification must demonstrate to the FDA that the device is as safe and effective and substantially equivalent to a legally marketed or classified device that is currently in interstate commerce. Such devices may not require detailed testing. Certain high-risk devices that sustain human life, are of substantial importance in preventing impairment of human health, or that present a potential unreasonable risk of illness or injury, are subject to a more comprehensive FDA approval process initiated by filing a premarket approval, also known as a “PMA,” application (for devices) or accelerated approval (for drugs).

We have established a core clinical development team and have been working with outside FDA consultants to assist us in developing product-specific development and approval strategies, preparing the required submittals, guiding us through the regulatory process, and providing input to the design and site selection of human clinical studies. Historically, obtaining FDA approval for photodynamic therapies has been a challenge. Wherever possible, we intend to utilize lasers or other activating systems that have been previously approved by the FDA to mitigate the risk that our therapies will not be approved by the FDA. The FDA has considerable experience with lasers by virtue of having reviewed and acted upon many 510(k) and premarket approval filings submitted to it for various photodynamic and non-photodynamic therapy laser applications, including a large number of cosmetic laser treatment systems used by dermatologists.

The testing and approval process requires substantial time, effort, and financial resources, and we may not obtain FDA approval on a timely basis, if at all. Success in preclinical or early-stage clinical trials does not assure success in later stage clinical trials. The FDA or the research institution sponsoring the trials may suspend clinical trials or may not permit trials to advance from one phase to another at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk. Once issued, the FDA may withdraw a product approval if we do not comply with pertinent regulatory requirements and standards or if problems occur after the product reaches the market. If the FDA grants approval of a product, the approval may impose limitations, including limits on the indicated uses for which we may market a product. In addition, the FDA may require additional testing and surveillance programs to monitor the safety and/or effectiveness of approved products that have been commercialized, and the agency has the power to prevent or limit further marketing of a product based on the results of these post-marketing programs. Further, later discovery of previously unknown problems with a product may result in restrictions on the product, including its withdrawal from the market.

Marketing our products abroad will require similar regulatory approvals by equivalent national authorities and is subject to similar risks. To expedite development, we may pursue some or all of our initial clinical testing and approval activities outside the United States, and in particular in those nations where our products may have substantial medical and commercial relevance. In some such cases any resulting products may be brought to the U.S. after substantial offshore experience is gained. Accordingly, we intend to pursue any such development in a manner consistent with U.S. standards so that the resultant development data is maximally applicable for potential FDA approval.

OTC products are subject to regulation by the FDA and similar regulatory agencies but the regulations relating to these products are much less stringent than those relating to prescription drugs and medical devices. The types of OTC products developed and sold by us only require that we follow cosmetic rules relating to labeling and the claims that we make about our product. The process for obtaining approval of prescription drugs with the FDA does not apply to the OTC products which we sell. The FDA can, however, require us to stop selling our product if we fail to comply with the rules applicable to our OTC products.

Employees

We currently employ five persons, all of whom are full-time employees.

Properties

We currently lease approximately 6,000 square feet of space outside of Knoxville, Tennessee for our corporate office and operations. Our monthly rental charge for these offices is approximately $4,000 per month, and the lease is renewed on an annual basis. We believe that these offices generally are adequate for our needs currently and in the immediate future.

Legal Proceedings

From time to time, we are party to litigation or other legal proceedings that we consider to be a part of the ordinary course of our business. At present, we are not involved in any legal proceedings nor are we party to any pending claims that we believe could reasonably be expected to have a material adverse effect on our business, financial condition, or results of operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion is intended to assist in the understanding and assessment of significant changes and trends related to our results of operations and our financial condition together with our consolidated subsidiaries. This discussion and analysis should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this Prospectus. Historical results and percentage relationships set forth in the statement of operations, including trends which might appear, are not necessarily indicative of future operations.

Capital Structure

Our ability to continue as a going concern is assured due to our financing completed in December, 2005. At the current rate of expenditures, we will not need to raise additional capital until late 2007.

We have implemented our integrated business plan, including execution of the current and next phases in clinical development of our pharmaceutical products and continued execution of research programs for new research initiatives.

We intend to proceed as rapidly as possible with the asset sale and licensure of our OTC products that can be sold with a minimum of regulatory compliance and with the further development of revenue sources through licensing of our existing medical device and biotech intellectual property portfolio. Although we believe that there is a reasonable basis for our expectation that we will become profitable due to the asset sale and licensure of our OTC products, we cannot assure you that we will be able to achieve, or maintain, a level of profitability sufficient to meet our operating expenses.

Our current plans include continuing to operate with our five employees during the immediate future, but we have added additional consultants and anticipate adding employees in the next 12 months. Our current plans also include minimal purchases of new property, plant and equipment, and increased research and development for additional clinical trials.

Plan of Operation

With the reorganization of Provectus and PPI and the acquisition and integration into the company of Valley and Pure-ific, we believe we have obtained a unique combination of OTC products and core intellectual properties. This combination represents the foundation for an operating company that we believe will provide both profitability and long-term growth. In 2006 we plan to build on that foundation to increase stockholder value through careful control of expenditures, preparation for the asset sale and licensure of our OTC products, medical device and biotech technologies, and issuance of equity only when it makes sense to the Company and primarily for purposes of attracting strategic investors.

In the short term, we intend to develop our business by selling the OTC assets and licensing our existing OTC products, principally Pure-Stick, GloveAid and Pure-ific. We will also sell and/or license our medical device and biotech technologies. In the longer term, we expect to continue the process of developing, testing, and obtaining the clearance and ultimately approval of the U. S. Food and Drug Administration for prescription drugs in particular. Additionally, we have restarted our research programs that will identify additional conditions that our intellectual properties may be used to treat and additional treatments for those and other conditions.
The following discussion is intended to assist in the understanding and assessment of significant changes and trends related to our results of operations and our financial condition together with our consolidated subsidiaries. This discussion and analysis should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this Quarterly Report on Form 10-QSB. Historical results and percentage relationships set forth in the statement of operations, including trends which might appear, are not necessarily indicative of future operations.

Capital Structure

        Our ability to continue as a going concern is assured due to our financing completed during December 2005. At the current rate of expenditures, we will not need to raise additional capital until late 2007.

We have implemented our integrated business plan, including execution of the current and next phases in clinical development of our pharmaceutical products and continued execution of research programs for new research initiatives.

We intend to proceed as rapidly as possible with the asset sale and licensure or spin out of our OTC products that can be sold with a minimum of regulatory compliance and with the further development of revenue sources through licensing of our existing medical device and biotech intellectual property portfolio. Although we believe that there is a reasonable basis for our expectation that we will become profitable due to the asset sale and licensure or spin out of our OTC products, we cannot assure you that we will be able to achieve, or maintain, a level of profitability sufficient to meet our operating expenses.

Our current plans include continuing to operate with our five employees during the immediate future, but we have added additional consultants and anticipate adding others in the next 12 months. Our current plans also include minimal purchases of new property, plant and equipment, and increased research and development for additional clinical trials.

Plan of Operation

With the reorganization of Provectus and PPI and the acquisition and integration into the company of Valley and Pure-ific, we believe we have obtained a unique combination of OTC products and core intellectual properties. This combination represents the foundation for an operating company that we believe will provide both profitability and long-term growth. In 2006, we will carefully control expenditures in preparation for the asset sale and licensure or spin out of our OTC products, medical device and biotech technologies, and we will issue equity only when it makes sense to the Company and primarily for purposes of attracting strategic investors.

        In the short term, we intend to develop our business by selling the OTC assets and licensing our existing OTC products, principally Pure-Stick, GloveAid and Pure-ific. We are also now considering a spin out of the wholly owned subsidiary that contains the OTC assets. We will also sell and/or license our medical device and biotech technologies. In the longer term, we expect to continue the process of developing, testing and obtaining the approval of the U. S. Food and Drug Administration of prescription drugs in particular. Additionally, we have restarted our research programs that will identify additional conditions that our intellectual properties may be used to treat and additional treatments for those and other conditions.

Comparison of Three Months Ended March 31, 2006 and March 31, 2005

Revenues.OTC Product Revenue decreased by $1,708 in the three months ended March 31, 2006 to $686 from $2,394 in the three months ended March 31, 2005. The decrease in OTC Product Revenue resulted primarily from the lack of sales of Pure-ific in retail stores since we have discontinued that program after establishing a proof of concept. Medical Device Revenue decreased by $984 in the three months ended March 31, 2006 to $-0- from $984 in the three months ended March 31, 2005. The decrease in Medical Device Revenue resulted due to the absence of any effort to sell devices.

Research and development. The Company has completed the planning phase for the major research and development projects anticipated in the next 9 months. The Company's Phase 1 metastatic melanoma and breast carcinoma clinical trials are expected to be completed in mid 2006 for less than $1,000,000 in the aggregate. At that time the planning phase for the expected Phase 2 trials will be completed, which cost approximately $1,000,000 in the aggregate. The Company’s Phase 2 psoriasis trial is expected to commence in mid to late 2006 and will cost approximately $1,500,000 over 12 to 24 months. The Company’s Phase 1 liver cancer trial is expected to cost less than $500,000 in total, and is expected to commence in mid to late 2006. Research and development costs of $450,510 for the three months ended March 31, 2006 included depreciation expense of $864, consulting of $55,219, lab supplies of $17,217, insurance of $8,208, legal of $44,622, payroll of $310,836, and rent and utilities of $13,544. Research and development costs of $293,027 for the three months ended March 31, 2005 included consulting of $89,083, insurance of $23,592, legal of $44,821, payroll of $129,931, and rent and utilities of $5,600. The increase in payroll is the result of raises, bonuses and the impact of adopting SFAS No. 123R.

General and administrative. General and administrative expenses increased by $119,769 in the three months ended March 31, 2006 to $702,519 from $582,751 for the three months ended March 31, 2005. The increase resulted primarily from higher payroll expenses for general corporate purposes as a result of raises, bonuses and the impact of adopting SFAS No. 123R.

Comparison of the Years Ended December 31, 2005 and 2004.

Revenues. OTC Product Revenue decreased by $13,176 in 2005 to $5,552 from $18,728 in 2004. The decrease in OTC Product Revenue resulted primarily from lower sales of Pure-ific in retail stores because we discontinued our proof of concept program with major distributors and retailers. OTC Product Revenue continues due to online sales. Medical Device Revenue decreased by $12,141 in 2005 to $984 from $13,125 in 2004. The decrease in Medical Device Revenue resulted primarily due to a large beta unit sale in the 2004 that was not repeated in 2005, partially offset by sales of three smaller devices in 2005.

Research and development. The Company has completed the planning phase for the major research and development projects anticipated in the next 12 months. The Company’s Phase 1 metastatic melanoma and breast carcinoma clinical trials are expected to be completed in early to mid 2006 for less than $1,000,000 in the aggregate. At that time the planning phase for the expected Phase 2 trials will be completed, which cost approximately $1,000,000 in the aggregate. The Company’s Phase 2 psoriasis trial is expected to commence in mid to late 2006 and will cost approximately $1,500,000 over 12 to 24 months. The Company’s Phase 1 liver cancer trial is expected to cost less than $500,000 in total, and is expected to commence in mid 2006. Research and development costs comprising the total of $2,044,391 for 2005 included depreciation expense of $1,708, consulting of $805,915, lab supplies of $111,504, insurance of $120,493, legal of $208,368, payroll of $747,197, and rent and utilities of $49,206. The research and development costs are higher for 2005 because the Company has initiated two Phase 1 clinical trials under the aegis of the Food & Drug Administration (FDA). Research and development costs comprising the total of $1,291,817 for 2004 included depreciation expense of $121,811, consulting of $493,305, lab expense of $10,958, insurance of $74,059, legal expense of $127,775, office and other expense of $3,751, payroll of $431,068, rent and utilities of $20,533, and taxes and fees of $8,557.

General and administrative. General and administrative expenses increased by $1,308,493 in 2005 to $2,999,334 from $1,690,841 in 2004. The increase resulted primarily from higher consulting and payroll expenses for general corporate purposes. $733,269 of this increase was from consulting and $390,571 was from payroll expenses.

Cash Flow

As of March 31, 2006, we held approximately $6,200,000 in cash. At our current cash expenditure rate, this amount will be sufficient to meet our needs. We have been increasing our expenditure rate by accelerating some of our research programs for new research initiatives; in addition, we are seeking to improve our cash flow through the asset sale and licensure of our OTC products. However, we cannot assure you that we will be successful in selling the OTC assets and licensing our existing OTC products. Moreover, even if we are successful in improving our current cash flow position, we nonetheless plan to require additional funds to meet our long-term needs in 2007 and beyond. We anticipate these funds will come from the proceeds of private placements, the exercise of existing warrants outstanding, or public offerings of debt or equity securities.

Capital Resources

As noted above, our present cash flow is currently sufficient to meet our short-term operating needs. Excess cash will be used to finance the current and next phases in clinical development of our pharmaceutical products. We anticipate that any required funds for our operating and development needs beyond 2006 will come from the proceeds of private placements, the exercise of existing warrants outstanding, or public offerings of debt or equity securities. While we believe that we have a reasonable basis for our expectation that we will be able to raise additional funds, we cannot assure you that we will be able to complete additional financing in a timely manner. In addition, any such financing may result in significant dilution to stockholders. For further information on funding sources, please see the notes to our financial statements included in this report.

Recent Accounting Pronouncements

In November 2004, the FASB issued Statement of Financial Accounting Standards No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4. The purpose of this statement is to clarify the accounting of abnormal amounts of idle facility expense, freight, handling costs and waste material. ARB No. 43 stated that under some circumstances these costs may be so abnormal that they are required to be treated as current period costs. SFAS 151 requires that these costs be treated, as current period costs regardless if they meet the criteria of “so abnormal.” In addition, the statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provision of this Statement became effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of SFAS 151 did not have a material impact on the Company’s results of operations or financial position for the quarter ended March 31, 2006.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29. SFAS 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005, with earlier application permitted. The adoption of SFAS 153 is not expected to have a material impact on the Company’s results of operations or financial position. The adoption of SFAS 153 did not have a material impact on the Company’s results of operations or financial position for the quarter ended March 31, 2006.

In December 2004, the FASB issued SFAS No. 123(R), Share-Based Payments (revised 2004). This statement eliminates the option to apply the intrinsic value measurement provisions of APB Board Opinion No. 25, Accounting for Stock Issued to Employees, to stock compensation awards issued to employees. Rather, the Statement requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. That cost will be recognized over the period during which an employee is required to provide services in exchange for the award — the requisite service period (usually the vesting period). In March 2005, the SEC staff expressed their views with respect to SFAS No. 123(R) in Staff Accounting Bulletin No. 107, Share-Based Payment, (SAB 107). SAB 107 provides guidance on valuing options. SFAS 123(R) became effective for the Company’s fiscal year beginning January 1, 2006. The Company adopted FASB 123(R) effective January 1, 2006 under the modified prospective method, which recognizes compensation cost beginning with the effective date (a) based on the requirements of FASB 123(R) for all share-based payments granted after the effective date and to awards modified, repurchased, or cancelled after that date and (b) based on the requirements of FASB 123 for all awards granted to employees prior to the effective date of FASB 123(R) that remain unvested on the effective date.  The Company has estimated that an additional $1,980,000 will be expensed over the applicable remaining vesting periods for all share-based payments granted to employees on or before December 31, 2005 which remained unvested on January 1, 2006.  The Company anticipates that more compensation costs will be recorded in the future if the use of options and restricted stock units for employees and director compensation continues as in the past.

In March 2005, the FASB issued FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, (FIN 47). FIN 47 is an interpretation of SFAS No. 143, Asset Retirement Obligations, which was issued in June 2001. FIN 47 was issued to address diverse accounting practices that have developed with regard to the timing of liability recognition for legal obligations associated with the retirement of a tangible long-lived asset in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. According to FIN 47, uncertainty about the timing and/or method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 became December 31, 2005 for the Company. The adoption of FIN 47 did not have a material impact on the Company’s results of operations or financial position for the quarter ended March 31, 2006.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and Statement No. 3. SFAS 154 changes the requirements for the accounting and reporting of a change in accounting principle. SFAS 154 applies to all voluntary changes in accounting principle as well as to changes required by an accounting pronouncement that does not include specific transition provisions. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of SFAS 154 did not have a material impact on the Company’s results of operations or financial position for the quarter ended March 31, 2006.

In September 2005, the Emerging Issues Task Force (EITF) ratified Issue No. 05-8, “Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature.” When a company issues convertible debt with a beneficial conversion feature, the debt is bifurcated into a liability component and an equity component in accordance with EITF Issues No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios” and No. 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments.” The equity component is measured at the intrinsic value of the beneficial conversion feature on the commitment date. For income tax purposes, all of the proceeds are recorded as a liability and nothing is recorded in stockholders' equity. The issues are whether the issuance of convertible debt with a beneficial conversion feature results in a basis difference and, if so, whether that basis difference is a temporary difference under FASB Statement No. 109, Accounting for Income Taxes. The adoption of EITF 05-8 did not have a material impact on the Company’s results of operations or financial position for the quarter ended March 31, 2006. However, we do expect the adoption of EITF 05-8 to result in a material change to our income tax disclosures.

MANAGEMENT

Executive Officers and Directors

As of April 28, 2006 our executive officers and directors are:

H. Craig Dees, Ph.D., 54, Chief Executive Officer and Director. Dr. Dees has served as our Chief Executive Officer and as a member of our Board of Directors since we acquired PPI on April 23, 2002. Before joining us, from 1997 to 2002 he served as senior member of the management team of Photogen Technologies, Inc., including serving as a member of the Board of Directors of Photogen from 1997 to 2000. Prior to joining Photogen, Dr. Dees served as a Group Leader at the Oak Ridge National Laboratory (ORNL), and as a senior member of the management teams of LipoGen Inc., a medical diagnostic company which used genetic engineering technologies to manufacture and distribute diagnostic assay kits for auto-immune diseases, and TechAmerica Group Inc., now a part of Boehringer Ingelheim Vetmedica, Inc., the U.S. animal health subsidiary of Boehringer Ingelhem GmbH, an international chemical and pharmaceutical company headquartered in Germany. He has developed numerous products in a broad range of areas, including ethical vaccines, human diagnostics, cosmetics and OTC pharmaceuticals, and has set several regulatory precedents in licensing and developing biotechnology-derived products. For example, Dr. Dees developed and commercialized the world's first live viral vaccine produced by recombinant DNA technologies and licensed the first recombinant antigen human diagnostic assay using a FDA Class II licensure. While at TechAmerica he developed and obtained USDA approval for the first in vitro assay for releasing “killed” viral vaccines. Dr. Dees also has licensed successfully a number of proprietary cosmetic products and formulated strategic planning for developing cosmetic companies. He earned a Ph.D. in Molecular Virology from the University of Wisconsin - Madison in 1984.

Timothy C. Scott, Ph.D., 48, President and Director. Dr. Scott has served as our President and as a member of our Board of Directors since we acquired PPI on April 23, 2002. Prior to joining us, Dr. Scott was as a senior member of the Photogen management team from 1997 to 2002, including serving as Photogen's Chief Operating Officer from 1999 to 2002, as a director of Photogen from 1997 to 2000, and as interim CEO for a period in 2000. Before joining Photogen, he served as senior management of Genase LLC, a developer of enzymes for fabric treatment, and held senior research and management positions at ORNL. Dr. Scott has been involved in developing numerous high-tech innovations in a broad range of areas, including separations science, biotechnology, biomedical, and advanced materials. He has licensed several of his innovations to the oil and gas and biotechnology industries. As Director of the Bioprocessing R&D Center at ORNL, Dr. Scott achieved a national presence in the area of use of advanced biotechnology for the production of energy, fuels, and chemicals. He earned a Ph.D. in Chemical Engineering from the University of Wisconsin - Madison in 1985.

Eric A. Wachter, Ph.D., 43, Vice President- Pharmaceuticals and Director. Dr. Wachter has served as our Vice President - Pharmaceuticals and as a member of our Board of Directors since we acquired PPI on April 23, 2002. Prior to joining us, from 1997 to 2002 he was a senior member of the management team of Photogen, including serving as Secretary and a director of Photogen since 1997 and as Vice President and Secretary and a director of Photogen since 1999. Prior to joining Photogen, Dr. Wachter served as a senior research staff member with ORNL. Starting during his affiliation with Photogen, Dr. Wachter has been extensively involved in pre-clinical development and clinical testing of pharmaceuticals and medical device systems, as well as with coordination and filing of patents. He earned a Ph.D. in Chemistry from the University of Wisconsin - Madison in 1988.

Peter R. Culpepper, CPA, MBA, 46, Chief Financial Officer. Mr. Culpepper was appointed to serve as our Chief Financial Officer in February 2004. Previously, Mr. Culpepper served as Chief Financial Officer for Felix Culpepper International, Inc. from 2001 to 2004; was a Registered Representative with AXA Advisors, LLC from 2002 to 2003; has served as Chief Accounting Officer and Corporate Controller for Neptec, Inc. from 2000 to 2001; has served in various Senior Director positions with Metromedia Affiliated Companies from 1998 to 2000; has served in various Senior Director and other financial positions with Paging Network, Inc. from 1993 to 1998; and has served in a variety of financial roles in public accounting and industry from 1982 to 1993. He earned an MBA in Finance from the University of Maryland - College Park in 1992. He earned an undergraduate degree from the College of William and Mary - Williamsburg, Virginia in 1982. He is a licensed Certified Public Accountant in both Tennessee and Maryland.

Stuart Fuchs, J.D., 58, Director. Mr. Fuchs has served as a member of our Board of Directors since January 23, 2003. He is the co-founder and managing principal of Gryffindor since January 2000, a Chicago-based venture capital firm. Before joining Gryffindor, he was a founding stockholder of several biotech companies, including Angiogen LLC (since 1998), which develops combinations of drugs to stimulate in vivo production of factors that inhibit the growth of blood vessels in tumors, and Nace Pharma LLC (since 1996), which develops drugs that employ novel drug delivery technologies. Through Nace Resources Inc., a Delaware corporation providing strategic and financial advice to companies in the technology sector, Mr. Fuchs has formed or participated in groups of investors on behalf of several companies, including Miicro Inc., Celsion Corp. and Photogen. Before founding Nace Resources Inc., he served for 19 years as an investment banker with Goldman, Sachs & Co., where he co-managed the firm’s public finance activities for the Midwest region. Before joining Goldman, Sachs & Co., Mr. Fuchs was a lawyer in private practice with Barrett Smith Schapiro & Simon in New York. Mr. Fuchs holds an A.B. degree from Harvard College and a J.D. from Harvard Law School and is a member of the Association of the Bar of the City of New York.

Executive Officer Compensation

The table below shows the compensation for services in all capacities we paid during the year ended December 31, 2005 to our Chief Executive Officer and the other executive officers during the year ended December 31, 2005 who received more than $100,000:

Summary Compensation Table
		Annual Compensation		Long Term Compensation	All Other Compensation(1)
Name and Position	Year	Salary ($)	Bonus($) )	Securities Underlying Options/SARs(#)

H. Craig Dees. Chief Executive Officer	2005 2004 2003	229,166 175,000 131,250	113,462 -- --	825,000 325,000 100,000	$21,634 $91,666 --
Timothy C. Scott President	2005 2004 2003	208,333 175,000 131,250	113,462 -- --	825,000 325,000 100,000	$36,217 $77,083 --
Eric A. Wachter Vice President—Pharmaceuticals	2005 2004 2003	183,333 175,000 131,250	68,462 -- --	825,000 325,000 100,000	$21,634 $70,833 --
Peter R. Culpepper Chief Financial Officer	2005 2004 2003	208,333 118,750 --	83,462 -- --	775,000 400,000 --	$44,552 -- --

(1) Drs. Dees, Scott and Wachter served without salary from April 23, 2002 until November 16, 2002. During 2004 we paid them a portion of their accrued compensation relating to the period April 23, 2002 until November 16, 2002. During 2005 we paid Dr. Scott the remaining portion of his accrued compensation. During 2005 we paid Mr. Culpepper his accrued compensation from 2004. And during 2005, we paid Drs. Dees, Scott, Wachter and Mr. Culpepper accrued compensation for unused vacation time.

Other Executive Officer

Peter R. Culpepper, 46, was appointed to serve as our Chief Financial Officer in February 2004. Previously, Mr. Culpepper served as Chief Financial Officer for Felix Culpepper International, Inc. from 2001 to 2004; was a Registered Representative with AXA Advisors, LLC from 2002 to 2003; has served as Chief Accounting Officer and Corporate Controller for Neptec, Inc. from 2000 to 2001; has served in various Senior Director positions with Metromedia Affiliated Companies from 1998 to 2000; has served in various Senior Director and other financial positions with Paging Network, Inc. from 1993 to 1998; and has served in a variety of financial roles in public accounting and industry from 1982 to 1993. He earned a Masters in Business Administration in Finance from the University of Maryland - College Park in 1992 and an undergraduate degree from the College of William and Mary - Williamsburg, Virginia in 1982. He is a licensed Certified Public Accountant in both Tennessee and Maryland.

Option Grants in Last Fiscal Year

Name	Number of shares underlying options	% of total options granted to employees in fiscal year	Exercise price ($/sh)	Expiration Date

H. Craig Dees	300,000 300,000 25,000 200,000	9.2 9.2 0.8 6.2	0.64 0.75 0.62 0.94	2015 2015 2015 2015
Timothy C. Scott	300,000 300,000 25,000 200,000	9.2 9.2 0.8 6.2	0.64 0.75 0.62 0.94	2015 2015 2015 2015
Eric A. Wachter	300,000 300,000 25,000 200,000	9.2 9.2 0.8 6.2	0.64 0.75 0.62 0.94	2015 2015 2015 2015
Peter R. Culpepper	300,000 300,000 175,000	9.2 9.2 5.4	0.64 0.75 0.94	2015 2015 2015

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

The following table discloses information regarding stock options held at the end of or exercised in the year 2005 for each of the executive officers listed in the Summary Compensation Table above.

Name	Shares acquired on exercise (1)	Value realized (1)	Securities underlying Unexercised options at December 31, 2005		Value of unexercised in-the-money options at December 31, 2005 (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
H. Craig Dees.	--	--	281,250	968,750	$150,875	$560,875
Timothy C. Scott	--	--	281,250	968,750	$150,875	$560,875
Eric A. Wachter	--	--	281,250	968,750	$150,875	$560,875
Peter R. Culpepper	26,516	--	98,484	1,050,000	$ 20,076	$557,500
_________________
(1) As of December 31, 2005, 26,516 options have been exercised by the executive officers under the Amended and Restated 2002 Stock Option Plan. The options were exercised at a price higher than the market price on the date of exercise. Therefore, no value was realized.

(2) Based on the closing price of the OTC Bulletin Board of $1.38 per share as of April 24, 2006.

  Employment Agreements

On January 4, 2005, we entered into executive employment agreements with each of H. Craig Dees. Ph.D., Timothy C. Scott, Ph.D., Eric A. Wachter, Ph.D., and Peter R. Culpepper, CPA, to serve as our Chief Executive Officer, President, Executive Vice President and Chief Financial Officer, respectively. Each agreement provides that such executive will be employed for a one-year term with automatic one-year renewals unless previously terminated pursuant to the terms of the agreement or either party gives notice that the term will not be extended. Each executive’s initial base salary is $200,000 per year and is subject to adjustment by our Board of Directors. Executives are also entitled to participate in any incentive compensation plan or bonus plan adopted by us without diminution of any compensation or payment under the agreement. Executives are further entitled to reimbursement for all reasonable out-of-pocket expenses incurred during his performance of services under the agreement.

Each agreement generally provides that if the executive’s employment is terminated prior to a change in control (as defined in the agreement) (1) due to expiration or non-extension of the term by us; or (2) by us for any reason other than for cause (as defined in the agreement), then such executive shall be entitled to receive payments under the agreement as if the agreement was still in effect through the end of the period in effect as of the date of such termination. If the executive’s employment (1) is terminated by the company at any time for cause, (2) is terminated by executive prior to, and not coincident with, a change in control or (3) is terminated by executive’s death, disability or retirement prior to a change in control, the executive (or his estate, as the case may be) shall be entitled to receive payments under the agreement through the last date of the month of such termination, a pro rata portion of any incentive or bonus payment earned prior to such termination, any benefits to which he is entitled under the terms and conditions of the pertinent plans in effect at termination and any reasonable expenses incurred during the performance of services under the agreement.

In the event that coincident with or following a change in control, the executive’s employment is terminated or the agreement is not extended (1) by action of the executive including his death, disability or retirement or (2) by action of the company not for cause, the executive (or his estate, as the case may be) shall be entitled to receive payments under the agreement through the last date of the month of such termination, a pro rata portion of any incentive or bonus payment earned prior to such termination, any benefits to which he is entitled under the terms and conditions of the pertinent plans in effect at termination and any reasonable expenses incurred during the performance of services under the agreement. In addition, the company shall pay to the executive (or his estate, as the case may be), within 30 days following the date of termination or on the effective date of the change in control (whichever occurs later), a lump sum payment in cash in an amount equal to 2.90 times the base salary paid in the preceding calendar year, or scheduled to be paid to such executive during the year of such termination, whichever is greater, plus an additional amount sufficient to pay United States income tax on the lump sum amount paid.

Equity Compensation Plan Information

The table below sets forth certain information regarding shares available as of December 31, 2005 for issuance under our equity compensation plans:

Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	5,000,000	$0.82	0
Equity compensation plans not approved by stockholders	0	$--	0
Total	5,000,000	$0.82	0

STOCK OWNERSHIP

The table below shows the amount of our common stock beneficially owned as of April 24, 2006 by each of our directors and officers, all executive officers and directors as a group, and each person whom we believe beneficially owns more than 5% of our outstanding voting stock.

Name and Address (1)	Amount and Nature of Beneficial Ownership (2)		Percentage of Class (3)
Directors and Officers:
H. Craig Dees	1,947,859	(4)	5.2%
Timothy C. Scott	1,905,966	(5)	5.1%
Eric A. Wachter	2,555,685	(6)	6.8%
Peter R. Culpepper	375,000	(7)	1.0%
Stuart Fuchs	876,418	(8)	2.4%
All directors and executive officers as a group (5 persons)	7,660,928	(9)	19.6%
Other Stockholders:
Dr. Donald E. Adams 370 Crestmont Drive San Luis Obispo, CA 93401	6,616,250	(10)	17.0%
Gryffindor Capital Partners I, L.L.C. 150 North Wacker Drive, Suite 800 Chicago, IL 60606	5,552,918	(11)	13.7%

(1) If no address is given, the named individual is an executive officer or director of Provectus Pharmaceuticals, Inc., whose business address is 7327 Oak Ridge Highway, Suite A, Knoxville, TN 37931.

(2) Shares of common stock that a person has the right to acquire within 60 days of April 24, 2006 are deemed outstanding for computing the percentage ownership of the person having the right to acquire such shares, but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by a note, each stockholder listed in the table has sole voting and investment power as to the shares owned by that person.

(3) As of April 24, 2006, there were 36,772,838 shares of common stock issued and outstanding.

(4) Dr. Dees’ beneficial ownership includes 536 shares held by Dees Family Foundation, an entity established for the benefit of Dr. Dees’ family, and 550,000 shares subject to options which are exercisable within 60 days.

(5) Dr. Scott’s beneficial ownership includes 55,996 shares held by Scott Family Investment Limited Partnership, a limited partnership established for the benefit of Dr. Scott’s family, and 550,000 shares subject to options which are exercisable within 60 days.

(6)  Dr. Wachter’s beneficial ownership includes 4,867 shares held by the Eric A. Wachter 1998 Charitable Remainder Unitrust and 445,920 shares subject to options which are exercisable within 60 days. Dr. Wachter’s beneficial ownership also includes 330,881 shares of Common Stock underlying Warrants.

(7)  Mr. Culpepper’s beneficial ownership includes 337,585 shares subject to options which are exercisable within 60 days.

(8) Mr. Fuchs’ beneficial ownership includes 226,459 shares held by SFF Limited Partnership, a limited partnership of which Mr. Fuchs is the general partner; 348,499 shares in an IRA of Mr. Fuchs; 75,000 shares subject to options which are exercisable within 60 days and 226,460 shares held by Gryffindor Capital Partners I, L.L.C., a Delaware limited liability company.

(9) Includes 1,958,505 shares subject to options which are exercisable within 60 days.

(10) Dr. Adams’ beneficial ownership includes 4,447,593 shares directly held. Dr. Adams’ beneficial ownership also includes 518,657 shares of Common Stock underlying a Convertible Debenture, and 1,650,000 shares of Common Stock underlying Warrants.

(11) Gryffindor’s beneficial ownership includes 1,559,793 shares directly held and 226,459 shares held by SFF Limited Partnership, a limited partnership of which Stuart Fuchs, one of our directors, is the general partner. Gryffindor disclaims beneficial ownership of the shares held by SFF Limited Partnership. Gryffindor’s beneficial ownership also includes 3,766,666 shares of Common Stock underlying Warrants.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Investment by Gryffindor

On November 26, 2002, Gryffindor purchased our $1 million Convertible Secured Promissory Note dated November 26, 2002. This Note bears interest at 8% per annum, payable quarterly in arrears, and is due and payable in full on November 26, 2004. Subject to certain exceptions, the Note is convertible into shares of our common stock on or after November 26, 2003, at which time the principal amount of the Note is convertible into common stock at the rate of one share for each $0.737 of principal so converted and any accrued but unpaid interest on the Note is convertible at the rate of one share for each $0.55 of accrued but unpaid interest so converted. Our obligations under the Note are secured by a first priority security interest in all of our assets, including the capital stock of our wholly owned subsidiary Xantech. In addition, our obligations to Gryffindor are guaranteed by Xantech, and Xantech’s guarantee is secured by a first priority security interest in all of Xantech’s assets. Pursuant to our agreement with Gryffindor, we also issued to Gryffindor and to Stuart Fuchs, the managing principal of Gryffindor, Common Stock Purchase Warrants dated November 26, 2002, entitling Gryffindor and Mr. Fuchs to purchase, in the aggregate, up to 452,919 shares of common stock at a price of $0.001 per share. Simultaneously with the completion of the these transactions, Gryffindor and Mr. Fuchs exercised the warrants in their entirety, and we issued 226,460 shares of our common stock to Gryffindor and 226,459 shares to Mr. Fuchs. On January 23, 2003, as required by our agreement with Gryffindor, Mr. Fuchs became one of our directors. We believe that the terms of these transactions were obtained by arms-length bargaining prior to the time Mr. Fuchs became one of our directors.

Pursuant to an agreement dated November 26, 2004 between us and Gryffindor, we issued Gryffindor a Second Amended and Restated Senior Secured Convertible Note dated November 26, 2004 in the amended principal amount of $1,185,959 which included the original note principal plus accrued interest. The second amended note bears interest at 8% per annum, payable quarterly in arrears, is due and payable in full on November 26, 2005, and amends and restates the amended note in its entirety. Subject to certain exceptions, the Note is convertible into shares of our common stock on or after November 26, 2004, at which time the principal amount of the Note is convertible into common stock at the rate of one share for each $0.737 of principal so converted and any accrued but unpaid interest on the Note is convertible at the rate of one share for each $0.55 of accrued but unpaid interest so converted. We issued warrants to Gryffindor to purchase up to 525,000 shares of our common stock at an exercise price of $1.00 per share in satisfaction of issuing Gryffindor the Second Amended and Restated Senior Secured Convertible Note dated November 26, 2004. We issued 175,000 warrants each month from March 2005 to November 2005 resulting in total warrants of 1,575,000 to Gryffindor Capital Partners I, L.L.C. pursuant to the terms of the Second Amended and Restated Note dated November 26, 2004. On November 26, 2005 we entered into a redemption agreement with Gryffindor to pay $1,185,959 of the Gryffindor convertible debt and accrued interest of $94,877.

Loan from Stockholder

During 2002, Eric A. Wachter, Vice-President of Pharmaceuticals and a Director of us, loaned us $109,000. During 2003, the Dr. Wachter loaned us an additional $40,000. During 2005, Dr. Wachter loaned us an additional $25,000. Interest on the loan is 5%, compounded monthly. Principal is due on December 31, 2009 and interest is payable quarterly in arrears beginning on June 30, 2003. Accrued interest was $-0- and $15,434 at December 31, 2005 and 2004, respectively. Interest expense was $16,525 and $8,003 at December 31, 2005 and 2004, respectively. In December 2005, we approved a request from the stockholder to exchange the total loan amount of $174,000 plus accrued interest of $24,529 for 264,705 shares of common stock at $0.75 per share which are committed to be issued at December 31, 2005 and were issued on January 3, 2006. In connection with this transaction, which was based on the same terms as the private placement conducted at the same time, we also issued warrants to the stockholder to purchase up to 330,881 shares of common stock at an exercise price of $0.935 per share.

Private Placement Agent

    Stuart Fuchs, one of our directors, is an affiliate of Chicago Investment Group. During 2005, Chicago Investment Group served as placement agent for the sale of an aggregate of 7,238,667 shares of our common stock for an aggregate purchase price $5,429,000.50.  We also issued warrants to the investors to purchase up to an additional 8,548,334 shares of our common stock at an exercise price of $0.935 per share. As compensation for its services as placement agent, we issued 361,933 shares of common stock to Chicago Investment Group and paid commissions of $542,900.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 100,000,000 shares of common stock, $.001 par value per share, of which 36,772,838 shares were issued and outstanding and held of record as of April 24, 2006, by approximately 1,891 stockholders of record. A significant portion of our common stock is held in either nominee name or street name brokerage accounts. All outstanding shares of common stock are fully paid and non-assessable. Holders of shares of our common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. Holders of shares of common stock are entitled to receive dividends when, as and if declared by our board of directors from funds legally available therefor and to share ratably in our assets available upon liquidation, dissolution or winding up. The holders of shares of the common stock do not have cumulative voting rights for the election of directors and, accordingly, the holders of more than 50% of the shares of common stock are able to elect all directors. Our Restated Articles of Incorporation do not grant preemptive rights. The common stock may not be redeemed except upon our consent and the consent of the stockholders and the common stock is not subject to liability for further calls or to assessments by Provectus. This summary does not purport to be complete and is qualified in its entirety by reference to our Restated Articles of Incorporation and to Nevada law.

Preferred Stock

We are authorized to issue 25,000,000 shares of preferred stock, $.001 par value per share, of which no shares are issued and outstanding. The shares of preferred stock may be issued from time to time in one or more series, in any manner permitted by law, as determined from time to time by our board of directors, and stated in the resolution or resolutions providing for the issuance of such shares adopted by our board of directors pursuant to authority vested in it. Without limiting the generality of the foregoing, shares in such series shall have voting powers, full or limited, or no voting powers, and shall have such designations, preferences and relative, participating, optional, or other special rights, and qualifications, limitations, or restrictions thereof, permitted by law, as shall be stated in the resolution or resolutions providing for the issuance of such shares adopted by our board of directors. The number of shares of any such series so set forth in the resolution or resolutions may be increased (but not above the total number of authorized shares of preferred stock) or decreased (but not below the number of shares thereof then outstanding) by further resolution or resolutions adopted by the board of directors.

Governing Law and Organizational Documents

Stockholders’ rights and related matters are governed by the laws of the State of Nevada and our Restated Articles of Incorporation and our Bylaws. Our Restated Articles of Incorporation may not be amended without the affirmative vote of at least a majority of the shares entitled to vote generally in the election of directors, voting as a single voting group. Our Bylaws may be amended by either the affirmative vote of 75% of all shares outstanding and entitled to vote generally in the election of directors, or by an affirmative vote of a majority of our directors then holding office.

Stock Option Plans

The 2002 Stock Option Plan, as amended, provides for the grant of four types of incentive awards: stock options, stock appreciation rights, rights to purchase restricted stock, and long-term performance awards.

Our employees and consultants, including officers and directors who also are employees or consultants, and our directors who are not employees whose present and potential contributions are important to our continued success are eligible to receive awards under the plan. The purpose of a long-term incentive plan is to direct the attention and efforts of participating employees to our long-term performance by relating incentive compensation to the achievement of long-term corporate economic objectives. The plan also is designed to retain, reward and motivate participating employees by providing an opportunity for investment in us and the advantages inherent in ownership of our common stock.

A total of 3,000,000 shares of our common stock may be subject to, or issued pursuant to, awards granted under the plan. If an award under the plan is forfeited or terminated for any reason, the shares of common stock that were subject to the award again become available for distribution in connection with awards under the plan. In addition, shares subject to stock appreciation rights that are exercised for cash again become available for distribution in connection with awards under the plan.

The plan may be administered by one or more administrators if the board of directors deems division of administration necessary or desirable in order to comply with applicable law. Because the board of directors has not appointed any committees and because we have so few employees, the entire board of directors currently is acting as the administrator of the plan.

The administrator has the exclusive discretion to select the employees, consultants and non-employee directors who receive awards under the plan and to determine the type, size, and terms of each award, to modify the terms of awards, to determine when awards will be granted and paid, and to make all other determinations which it deems necessary or desirable in the interpretation and administration of the plan. The plan will remain in effect until all awards under the plan either have been satisfied by the issuance of shares of our common stock or the payment of cash or have expired or otherwise terminated or the plan is otherwise terminated by our board of directors. However, no awards may be granted more than ten years after the date of the stockholder’s approval of the plan. Generally, a participant’s rights and interest under the plan will not be transferable except by will or by the laws of descent and distribution.

Transfer Agent

We have retained Atlas Stock Transfer Corporation, 5899 South State Street, Salt Lake City, UT 84107, as the transfer agent for our common stock. Atlas Stock Transfer Corporation’s telephone number is (801) 266-7151.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file reports, proxy statements, information statements and other information with the SEC. You may read and copy this information, for a copying fee, at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on its public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services, and at the web site maintained by the SEC at http://www.sec.gov.

Our Internet address is http://www.pvct.com. We have made available, through a link to the SEC’s Web site, electronic copies of the materials we file with the SEC (including our annual reports on Form 10-KSB, our quarterly reports on Form 10-QSB, our current reports on Form 8-K, the Section 16 reports filed by our executive officers, directors and 10% stockholders and amendments to those reports). To receive paper copies of our SEC materials, please contact us by U.S. mail, telephone, facsimile or electronic mail at the following address:

Provectus Pharmaceuticals, Inc.
Attention: President
7327 Oak Ridge Highway, Suite A
Knoxville, TN 37931
Telephone: 865/769-4011
Facsimile: 865/769-4013
Electronic mail: info@pvct.com

We have filed the registration statement under the Securities Act, with respect to the securities offered pursuant to this prospectus. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is made to the registration statement and the exhibits filed as a part thereof, which may be found at the locations and website referred to above.

EXPERTS

The financial statements included in this prospectus have been audited by BDO Seidman, LLP, independent registered public accounting firm, to the extent and for the periods set forth in the report included, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the shares of common stock offered hereby as to their being fully paid, legally issued and non-assessable will be passed upon for us by Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C., 207 Mockingbird Lane, P.O. Box 3038, Johnson City, Tennessee 37602.

FINANCIAL STATEMENTS

Our consolidated financial statements, together with the report thereon of BDO Seidman LLP, independent accountants, are set forth on the pages of this Prospectus indicated below.

PROVECTUS PHARMACEUTICALS, INC.
(A Development-Stage Company)

CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2006 (Unaudited)	December 31, 2005 (Audited)

Assets

Current Assets
Cash and cash equivalents	$ 3,736,091	$ 6,878,990
United States Treasury Notes, total face value $2,500,000	2,491,250	--
Prepaid expenses and other current assets	132,523	67,962
Total Current Assets	6,359,864	6,946,952

Equipment and Furnishings, less accumulated depreciation of $369,143 and $368,279	20,023	12,287
Patents, net of amortization of $2,259,437 and $2,091,657	9,456,008	9,623,788
Deferred loan costs, net of amortization of $343,365 and $247,802	409,585	709,092
Other assets	27,000	27,000

	$ 16,272,480	$ 17,319,119
Liabilities and Stockholders' Equity

Current Liabilities
Accounts payable - trade	$ 17,275	$ 90,124
Accrued compensation	34,615	179,170
Accrued common stock issuance costs	--	964,676
Accrued consulting expense	82,725	692,512
Other accrued expenses	78,576	61,500
Accrued interest	13,023	65,055
March 2005 convertible debt, net of debt discount of $310,447 and $884,848	414,553	221,401
November 2005 convertible debt, net of debt discount of $96,648 and $134,008	372,188	334,828
Total Current Liabilities	1,012,955	2,609,266

March 2005 convertible debt, net of debt discount of $46,039 in 2005	--	322,712

Stockholders' Equity
Common stock; par value $.001 per share; 100,000,000 shares authorized; 36,772,838 and 27,822,977 shares issued and outstanding, respectively	36,773	27,823
Paid in capital	43,852,821	40,689,144
Deficit accumulated during the development stage	(28,630,069)	(26,329,826)
Total Stockholders' Equity	15,259,525	14,387,141
	$ 16,272,480	$ 17,319,119

See accompanying notes to financial statements.

PROVECTUS PHARMACEUTICALS, INC.
(A Development-Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31, 2006	Three Months Ended March 31, 2005	Cumulative Amounts from January 17, 2002 (Inception) Through March 31, 2006

Revenues
OTC product revenue	$ 686	$ 2,394	$ 24,966
Medical device revenue	--	984	14,109

Total revenues	686	3,378	39,075

Cost of Sales	439	1,540	14,780

Gross profit	247	1,838	24,295

Operating expenses
Research and development	$ 450,510	$ 293,027	$ 4,562,356
General and administrative	702,519	582,751	13,897,890
Amortization	167,780	167,780	2,259,437

Total operating loss	(1,320,562)	(1,041,720)	(20,695,388)

Gain on sale of fixed assets	--	--	55,000

Loss on extinguishment of debt	--	(36,968)	(825,867)

Investment income	22,498		22,498

Interest expense	(1,002,179)	(292,895)	(7,186,312)

Net loss	$ (2,300,243)	$ (1,371,583)	$ (28,630,069)

Basic and diluted loss per common share	$ (0.07)	$ (0.08)

Weighted average number of common shares outstanding - basic and diluted	34,571,508	16,277,074

See accompanying notes to financial statements.

PROVECTUS PHARMACEUTICALS, INC.
(A Development-Stage Company)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(Unaudited)
	Common Stock
	Number of shares	Par value	Paid-in capital	Accumulated deficit	Total
Balance, at December 31, 2005	27,822,977	$ 27,823	$ 40,689,144	$ (26,329,826)	$ 14,387,141
Issuance of stock for services	685,663	686	645,832	--	646,518
Issuance of stock for interest payable	101,681	102	99,555	--	99,657
Exercise of warrants and stock options	119,484	119	126,358	--	126,477
Employee compensation from stock options	--	--	261,833	--	261,833
Issuance of stock pursuant to Regulation D	6,778,328	6,778	1,273,010	--	1,279,788
Debt conversion to common stock	1,264,705	1,265	748,735	--	750,000
Beneficial conversion related to interest expense	--	--	8,354	--	8,354
Net loss for the three months ended March 31, 2006	--	--	--	(2,300,243)	(2,300,243)
Balance, at March 31, 2006	36,772,838	$ 36,773	$ 43,852,821	$ (28,630,069)	$ 15,259,525
See accompanying notes to financial statements.

PROVECTUS PHARMACEUTICALS, INC.
(A Development-Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOW
(Unaudited)

	Three Months Ended March 31, 2006	Three Months Ended March 31, 2005	Cumulative Amounts from January 17, 2001 (Inception) through March 31, 2006
Cash Flows From Operating Activities
Net loss	$ (2,300,243)	$ (1,371,583)	$ (28,630,069)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	865	--	392,145
Amortization of patents	167,780	167,780	2,259,437
Amortization of original issue discount	657,800	90,277	3,438,626
Amortization of commitment fee	--	76,652	310,866
Amortization of prepaid consultant expense	--	93,735	1,127,187
Amortization of deferred loan costs	299,507	45,430	1,851,999
Amortization of United States Treasury Bills	(22,498)	--	(22,498)
Loss on extinguishment of debt	--	36,968	825,867
Loss on exercise of warrants	--	--	236,146
Beneficial conversion of convertible interest	8,354	--	47,883
Convertible interest	38,249	--	304,753
Compensation through issuance of stock options	261,833	3,938	327,856
Compensation through issuance of stock	--	--	932,000
Issuance of stock for services	26,100	12,524	5,995,031
Issuance of warrants for services	--	20,074	341,185
Issuance of warrants for contractual obligations	--	117,568	985,010
Gain on sale of equipment	--	--	(55,000)
(Increase) decrease in assets
Prepaid expenses and other current assets	(64,561)	22,937	(132,523)
Increase (decrease) in liabilities
Accounts payable	(72,849)	(3,143)	13,630
Accrued expenses	(107,472)	190,621	357,011

Net cash used in operating activities	$ (1,107,135)	$ (496,222)	$ (9,093,458)

Cash Flows from investing activities
Proceeds from sale of fixed asset	--	--	180,000
Capital expenditures	(8,601)	(10,472)	(26,293)
Purchase of investments	(2,468,752)	--	(2,468,752)

Net cash used in investing activities	$ (2,477,353)	$ (10,472)	$ (2,315,045)

Cash Flows from Financing Activities
Net proceeds from loans from stockholder	--	50,000	174,000
Proceeds from convertible debt	--	450,000	6,706,795
Net proceeds from sale of common stock	315,112	144,900	10,280,310
Proceeds from exercise of warrants and stock options	126,477	10,000	1,335,579
Cash paid to retire convertible debt	--	(50,000)	(2,385,959)
Cash paid for deferred loan costs	--	(45,000)	(747,612)
Premium paid on extinguishments of debt	--	(5,000)	(170,519)
Purchase and retirement of common stock	--	--	(48,000)

Net cash provided by financing activities	$ 441,589	$ 554,900	$ 15,144,594

	Three Months Ended March 31, 2006	Three Months Ended March 31, 2005	Cumulative Amounts from January 17, 2001 (Inception) through March 31, 2006
Net change in Cash and cash equivalents	$ (3,142,899)	$ 48,206	$ 3,736,091

Cash and cash equivalents, at beginning of period	$ 6,878,990	$ 10,774	$ --
Cash and cash equivalents, at end of period	$ 3,736,091	$ 58,980	$ 3,736,091

Supplemental Disclosure of Noncash Investing and Financing activities:

March 31, 2006

1. Debt converted to common stock of $750,000
2. Payment of accrued interest through the issuance of stock of $99,657
3. Issuance of stock for stock issuance costs of $964,676 incurred in 2005
4. Stock committed to be issued for services of $620,418 accrued at December 31, 2005 and issued in 2006

March 31, 2005

1. Issuance of warrants in exchange for prepaid services of $68,910
2. Debt converted to common stock of $50,000
3. Beneficial conversion on convertible debt of $195,672
4. Discount on convertible debt with warrants of $254,328

See accompanying notes to financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.  Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information pursuant to Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2006 are not necessarily indicative of the results that may be expected for the year ended December 31, 2006.

2.  Recapitalization and Merger

Provectus Pharmaceuticals, Inc., formerly known as "Provectus Pharmaceutical, Inc." and "SPM Group, Inc.," was incorporated under Colorado law on May 1, 1978. SPM Group ceased operations in 1991, and became a development-stage company effective January 1, 1992, with the new corporate purpose of seeking out acquisitions of properties, businesses, or merger candidates, without limitation as to the nature of the business operations or geographic location of the acquisition candidate.

On April 1, 2002, SPM Group changed its name to "Provectus Pharmaceutical, Inc." and reincorporated in Nevada in preparation for a transaction with Provectus Pharmaceuticals, Inc., a privately-held Tennessee corporation ("PPI"). On April 23, 2002, an Agreement and Plan of Reorganization between Provectus Pharmaceutical and PPI was approved by the written consent of a majority of the outstanding shares of Provectus Pharmaceutical. As a result, Provectus Pharmaceuticals, Inc. issued 6,680,000 shares of common stock in exchange for all of the issued and outstanding shares of PPI. As part of the acquisition, Provectus Pharmaceutical changed its name to "Provectus Pharmaceuticals, Inc." and PPI became a wholly owned subsidiary of Provectus. This transaction was recorded as a recapitalization of PPI.

On November 19, 2002, the Company acquired Valley Pharmaceuticals, Inc., a privately-held Tennessee corporation formerly known as Photogen, Inc., by merging PPI with and into Valley and naming the surviving corporation "Xantech Pharmaceuticals, Inc." Photogen, Inc. was separated from Photogen Technologies, Inc. in a non-pro rata split-off to some of its shareholders. The assets of Photogen, Inc. consisted primarily of the equipment and intangibles related to its therapeutic activity and were recorded at their fair value. The majority shareholders of Valley were also the majority shareholders of Provectus. Valley had no revenues prior to the transaction with the Company. By acquiring Valley, the Company acquired its intellectual property, including issued U.S. patents and patentable inventions.

3.  New Accounting Pronouncements

Share-Based Payment

On December 16, 2004, the Financial Accounting Standards Board (“FASB”) released FASB Statement No. 123 (revised 2004), “Share-Based Payment, (“FASB 123R”)”. These changes in accounting replace existing requirements under FASB Statement No. 123, “Accounting for Stock-Based Compensation” (“FASB 123”), and eliminates the ability to account for share-based compensation transaction using APB Opinion No.25, “Accounting for Stock Issued to Employees” (“APB 25”). The compensation cost relating to share-based payment transactions will be measured based on the fair value of the equity or liability instruments issued. This Statement did not change the accounting for similar transactions involving parties other than employees.

The Company adopted FASB 123R effective January 1, 2006 under the modified prospective method, which recognizes compensation cost beginning with the effective date (a) based on the requirements of FASB 123R for all share-based payments granted after the effective date and to awards modified, repurchased, or cancelled after that date and (b) based on the requirements of FASB 123 for all awards granted to employees prior to the effective date of FASB 123R that remain unvested on the effective date. The Company has estimated that an additional $1,980,000 will be expensed over the applicable remaining vesting periods for all share-based payments granted to employees on or before December 31, 2005 which remained unvested on January 1, 2006. The Company anticipates that more compensation costs will be recorded in the future if the use of options for employees and director compensation continues as in the past.

4.  Basic and Diluted Loss Per Common Share

Basic and diluted loss per common share is computed based on the weighted average number of common shares outstanding. Loss per share excludes the impact of outstanding options, warrants, and convertible debt as they are antidilutive. Potential common shares excluded from the calculation at March 31, 2006 are 27,288,791 warrants, 4,858,505 options and 1,626,486 shares issuable upon conversion of convertible debt and interest. Included in the weighted average number of shares outstanding are 33,583 common shares committed to be issued but not outstanding at March 31, 2006.

5.   Equity and Debt Transactions

    (a) In January 2006, the Company issued 5,235,352 shares committed to be issued at December 31, 2005 for shares sold in 2005. In February 2006, the Company issued 1,029,460 shares committed to be issued at December 31, 2005 for stock issuance costs related to shares sold in 2005. The total value for these shares was $964,676 which was based on the market value of the shares issued and was recorded as an accrued liability at December 31, 2005. During the three months ended March 31, 2006, the Company completed a private placement transaction with 5 accredited investors pursuant to which the Company sold 466,833 shares of common stock at a purchase price of $0.75 per share for an aggregate purchase price of $350,125. In connection with the sale of common stock, the Company also issued warrants to the investors to purchase up to 466,833 shares of common stock at an exercise price of $0.935 per share. The Company paid $35,013 and issued 46,683 shares of common stock at a fair market value of $41,815 to Chicago Investment Group, L.L.C. as placement agent for this transaction. The cash costs have been off-set against the proceeds received.

    (b) In January 2006, the Company entered into a debt conversion agreement with one of the March 2005 accredited investors for $250,000 of its convertible debt which was converted into 333,333 shares of common stock at $0.75 per share. In 2006, the Company entered into a total of three debt conversion agreements with two of the March 2005 accredited investors for an aggregate of $500,000 of convertible debt which was converted into 666,667 shares of common stock at $0.75 per share.

    In 2006, $620,440 of the total debt discount has been amortized which includes $356,756 of the unamortized portion of the debt discount related to the converted debt at the time of the debt conversions. In 2006, $183,955 of the deferred loan costs have been amortized which includes $103,792 of the unamortized portion of the deferred loan costs related to the converted debt at the time of the debt conversions.

    At March 31, 2006, the March 2005 convertible debentures totaled $414,553, net of debt discount of $310,447. The full amount is current at March 31, 2006. The Company chose to pay the quarterly interest due at December 31, 2005 and March 31, 2006 in common stock instead of cash. As a result, accrued interest at December 31, 2005 of $50,486 was paid in 65,742 shares of common stock resulting in additional interest expense of $10,922. The shares were issued January 9, 2006. The accrued interest due March 31, 2006 of $33,274 was converted into 35,939 shares of common stock resulting in additional interest expense of $4,975. 7,656 of these shares were issued on March 20, 2006 and the remaining shares of 28,283 were issued on March 31, 2006.

      (c) As of March 31, 2006, the Company had $468,836 in principal and $13,023 in accrued interest owed to holders of the November 2005 convertible debentures due on November 26, 2006. At March 31, 2006, the Company recorded additional interest expense of $8,354 related to the beneficial conversion feature of the interest on the November 2005 convertible debt.

    In 2006, $37,360 of the debt discount related to the November 2005 debt has been amortized. At March 31, 2006, the November 2005 convertible debentures totaled $372,188, net of debt discount of $96,648. The entire principal, net of debt discount, was recorded as a current liability. In conjunction with the November 26, 2005 financing, the Company incurred debt issuance costs. In 2006, $115,552 of the debt issuance costs have been amortized.

    (d) In December 2005, the Company committed to issue 689,246 shares to consultants in exchange for services rendered. 33,583 shares of common stock were not issued as of March 31, 2006 at a value of $30,225 and therefore have been recorded as an accrued liability at March 31, 2006. The remaining shares were issued in February 2006. The total value for these shares was $620,418 which was based on the market value of the shares issued and was recorded as an accrued liability at December 31, 2005. In February 2006, the Company issued 30,000 shares to consultants in exchange for services. Consulting costs charged to operations were $26,100.

    (e) In December 2005, the Company approved a request from the shareholder to exchange the total loan amount of $174,000 plus accrued interest of $24,529 for 264,705 shares of common stock at $0.75 per share which were committed to be issued at December 31, 2005. These shares were issued on January 3, 2006.

    (f) In January 2006, 10,000 warrants were exercised in a cashless exercise resulting in 4,505 shares issued.

6. Stock-Based Compensation

    Effective January 1, 2006, the Company adopted FASB 123R. This change in accounting replaces existing requirements under FASB 123 and eliminates the ability to account for share-based compensation transaction using APB 25. The compensation cost relating to share-based payment transactions will be measured based on the fair value of the equity or liability instruments issued. For purposes of estimating the fair value of each stock option on the date of grant, the Company utilized the Black-Scholes option-pricing model. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected volatility factor of the market price of the company’s common stock (as determined by reviewing its historical public market closing prices). Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. Included in the results for the three months ended March 31, 2006, is $261,833 of stock-based compensation expense which relates to the fair value of stock options granted prior to 2006 which continue to vest over the related employees requisite service periods which generally end by January 2009.

    For the three months ended March 31, 2005 the Company adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (SFAS No. 123). If the Company had elected to recognize compensation expense based on the fair value at the grant dates, consistent with the method prescribed by SFAS No. 123, net loss per share would have been changed to the pro forma amount indicated below:

Three Months Ended March 31, 2005
Net loss, as reported	$(1,371,583)
Add stock-based employee compensation expense included in reported net loss	3,938
Less total stock-based employee compensation expense determined under the fair value based method for all award	(144,500)
Pro form net loss	$(1,512,145)
Basic and diluted loss per common share, as reported	$ (0.08)
Basic and diluted loss per common share, pro forma	$ (0.09)

    Two employees of the Company exercised a total of 114,979 options during the three months ended March 31, 2006 at an exercise price of $1.10 per share of common stock for $126,477.

7.  United States Treasury Notes

United States Treasury Notes are classified as held-to-maturity securities and all investments mature within one year. Held-to-maturity securities are stated at amortized cost which approximates market.

Report of Independent Registered Public Accounting Firm

Board of Directors
Provectus Pharmaceuticals, Inc.
Knoxville, Tennessee

We have audited the accompanying consolidated balance sheets of Provectus Pharmaceuticals, Inc., a development stage company, as of December 31, 2005 and 2004 and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from January 17, 2002 (inception) to December 31, 2005 and for each of the two years in the period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Provectus Pharmaceuticals, Inc. at December 31, 2005 and 2004, and the results of its operations and its cash flows for the period from January 17, 2002 (inception) to December 31, 2005 and for each of the two years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

/s/BDO Seidman, LLP
--------------------
Chicago, Illinois
March 10, 2006

PROVECTUS PHARMACEUTICALS, INC.
(A Development-Stage Company)
CONSOLIDATED BALANCE SHEETS
	December 31, 2005	December 31, 2004
Assets

Current Assets
Cash and cash equivalents	$6,878,990	$10,774
Prepaid expenses and other current assets	67,962	114,724
Prepaid consulting expense	-	205,427
Prepaid commitment fee, net of amortization of $38,326 in 2004	-	272,540

Total Current Assets	6,946,952	603,465

Equipment and Furnishings, less accumulated depreciation of $368,279 and $366,571	12,287	-

Patents, net of amortization of $2,091,657 and $1,420,537	9,623,788	10,294,908

Deferred loan costs, net of amortization of $247,802 and $35,922	709,092	270,578

Other assets	27,000	27,000

	$17,319,119	$11,195,951

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable - trade	$90,124	$154,214
Accrued compensation	179,170	156,377
Accrued common stock costs	964,676	-
Accrued consulting expense	692,512	-
Other accrued expenses	61,500	6,240
Accrued interest	65,055	43,670
March 2005 convertible debt, net of debt discount of $884,848 in 2005	221,401	-
November 2005 convertible debt, net of debt discount of $134,008 in 2005	334,828	-
Gryffindor convertible debt, net of debt discount of $95,157 in 2004	-	1,090,802

Total Current Liabilities	2,609,266	1,451,303

Loan From Stockholder	-	149,000

Cornell convertible debt, net of debt discount of $316,053 in 2004	-	433,947

March 2005 convertible debt, net of debt discount of $46,039 in 2005	322,712	-

Stockholders’ Equity
Common stock; par value $.001 per share; 100,000,000 shares authorized; 27,822,977 and 16,133,876 shares issued and outstanding, respectively	27,823	16,134
Paid-in capital	40,689,144	23,711,540
Deficit accumulated during the development stage	(26,329,826)	(14,565,973)

Total Stockholders’ Equity	14,387,141	9,161,701

	$17,319,119	$11,195,951
See accompanying notes to financial statements.

PROVECTUS PHARMACEUTICALS, INC.
(A Development-Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31, 2005	Year Ended December 31, 2004	Cumulative Amounts from January 17, 2002 (Inception) Through December 31, 2005

Revenues
OTC Product Revenue	$5,552	$18,728	$24,280
Medical Device Revenue	984	13,125	14,109
Total revenues	6,536	31,853	38,389

Cost of Sales	3,560	10,781	14,341

Gross Profit	2,976	21,072	24,048

Operating Expenses
Research and development	$2,044,391	$1,291,817	$4,111,846
General and administrative	2,999,334	1,690,841	13,195,371
Amortization	671,120	671,120	2,091,657

Total operating loss	(5,711,869)	(3,632,706)	(19,374,826)

Gain on sale of fixed assets	-	-	55,000

Loss on extinguishment of debt	(724,455)	(101,412)	(825,867)

Net interest expense	(5,327,529)	(610,407)	(6,184,133)

Net Loss	$(11,763,853)	$(4,344,525)	$(26,329,826)
Basic and Diluted Loss Per Common Share	$(0.62)	$(0.31)
Weighted Average Number of Common Shares Outstanding - Basic and Diluted	18,825,670	14,122,559

See accompanying notes to financial statements.

PROVECTUS PHARMACEUTICALS, INC.
(A Development-Stage Company)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Common Stock
	Number of Shares	Par Value	Paid-in Capital	Accumulated Deficit	Total
Balance, at January 17, 2002	-	$-	$-	$-	$-
Issuance to founding shareholders	6,000,000	6,000	(6,000)	-	-
Sale of stock	50,000	50	24,950	-	25,000
Issuance of stock to employees	510,000	510	931,490	-	932,000
Issuance of stock for services	120,000	120	359,880	-	360,000
Net loss for the period from January 17, 2002 (inception) to April 23, 2002 (date of reverse merger)	-	-	-	(1,316,198)	(1,316,198)
Balance, at April 23, 2002	6,680,000	$6,680	$1,310,320	$(1,316,198)	$802
Shares issued in reverse merger	265,763	266	(3,911)	-	(3,645)
Issuance of stock for services	1,900,000	1,900	5,142,100	-	5,144,000
Purchase and retirement of stock	(400,000)	(400)	(47,600)	-	(48,000)
Stock issued for acquisition of Valley Pharmaceuticals	500,007	500	12,225,820	-	12,226,320
Exercise of warrants	452,919	453	-	-	453
Warrants issued in connection with convertible debt	-	-	126,587	-	126,587
Stock and warrants issued for acquisition of Pure-ific	25,000	25	26,975	-	27,000
Net loss for the period from April 23, 2002 (date of reverse merger) to December 31, 2002	-	-	-	(5,749,937)	(5,749,937)
Balance, at December 31, 2002	9,423,689	$9,424	$18,780,291	$(7,066,135)	$11,723,580
Issuance of stock for services	764,000	764	239,036	-	239,800
Issuance of warrants for services	-	-	145,479	-	145,479
Stock to be issued for services	-	-	281,500	-	281,500
Employee compensation from stock options	-	-	34,659	-	34,659
Issuance of stock pursuant to Regulation S	679,820	680	379,667	-	380,347
Beneficial conversion related to convertible debt	-	-	601,000	-	601,000
Net loss for the year ended December 31, 2003	-	-	-	(3,155,313)	(3,155,313)
Balance, at December 31, 2003	10,867,509	$10,868	$20,461,632	$(10,221,448)	$10,251,052
Issuance of stock for services	733,872	734	449,190	-	449,923
Issuance of warrants for services	-	-	495,480	-	495,480
Exercise of warrants	132,608	133	4,867	-	5,000
Employee compensation from stock options	-	-	15,612	-	15,612
Issuance of stock pursuant to Regulation	2,469,723	2,469	790,668	-	793,137
Issuance of stock pursuant to Regulation D	1,930,164	1,930	1,286,930	-	1,288,861
Beneficial conversion related to convertible debt	-	-	360,256	-	360,256
Issuance of convertible debt with warrants	-	-	105,250	-	105,250
Repurchase of beneficial conversion feature	-	-	(258,345)	-	(258,345)
Net loss for the year ended December 31, 2004	-	-	-	(4,344,525)	(4,344,525)
Balance, at December 31, 2004	16,133,876	$16,134	$23,711,540	$(14,565,973)	$9,161,701
Issuance of stock for services	226,733	227	152,058	-	152,285
Issuance of stock for interest payable	263,721	264	195,767	-	196,031
Issuance of warrants for services	-	-	1,534,405	-	1,534,405
Issuance of warrants for contractual obligations	-	-	985,010	-	985,010
Exercise of warrants and stock options	1,571,849	1,572	1,438,223	-	1,439,795
Employee compensation from stock options	-	-	15,752	-	15,752
Issuance of stock pursuant to Regulation D	6,221,257	6,221	6,506,955	-	6,513,176
Debt conversion to common stock	3,405,541	3,405	3,045,957	-	3,049,362
Issuance of warrants with convertible debt	-	-	1,574,900	-	1,574,900
Beneficial conversion related to convertible debt	-	-	1,633,176	-	1,633,176
Beneficial conversion related to interest expense	-	-	39,529	-	39,529
Repurchase of beneficial conversion feature	-	-	(144,128)	-	(144,128)
Net loss for the year ended 2005	-	-	-	(11,763,853)	(11,763,853)
Balance, at December 31, 2005	27,822,977	$27,823	$40,689,144	$(26,329,826)	$14,387,141
See accompanying notes to financial statements.

PROVECTUS PHARMACEUTICALS, INC.
(A Development-Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOW

	Year Ended December 31, 2005	Year Ended December 31, 2004	Cumulative Amounts from January 17, 2002 (Inception) through December 31, 2005
Cash Flows From Operating Activities
Net loss	$(11,763,853)	$(4,344,525)	$(26,329,826)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	1,708	121,811	391,280
Amortization of patents	671,120	671,120	2,091,657
Amortization of original issue discount	2,293,251	360,663	2,780,826
Amortization of commitment fee	272,540	38,326	310,866
Amortization of prepaid consultant expense	274,337	606,888	1,127,187
Amortization of deferred loan costs	1,411,970	120,953	1,552,492
Loss on extinguishment of debt	724,455	101,412	825,867
Loss on exercise of warrants	236,146	-	236,146
Beneficial conversion of convertible interest	39,529	-	39,529
Convertible interest	266,504	-	266,504
Compensation through issuance of stock options	15,752	15,612	66,023
Compensation through issuance of stock	-	-	932,000
Issuance of stock for services	388,373	76,558	5,968,931
Issuance of warrants for services	318,704	22,481	341,185
Issuance of warrants for contractual obligations	985,010	-	985,010
Gain on sale of equipment	-	-	(55,000)
(Increase) decrease in assets
Prepaid expenses and other current assets	46,762	(15,919)	(67,962)
Increase (decrease) in liabilities
Accounts payable	(64,090)	53,574	86,479
Accrued expenses	98,196	(143,783)	464,483

Net cash used in operating activities	(3,783,586)	(2,314,829)	(7,986,323)

Cash Flows From Investing Activities
Proceeds from sale of fixed asset	-	-	180,000
Capital expenditures	(13,995)	(396)	(17,692)

Net cash (used in) provided by investing activities	(13,995)	(396)	162,308

Cash Flows From Financing Activities
Net proceeds from loans from stockholder	25,000	-	174,000
Proceeds from convertible debt	4,430,836	750,000	6,706,795
Net proceeds from sale of common stock	7,477,853	2,169,873	9,965,198
Proceeds from exercise of warrants and stock options	1,203,649	5,000	1,209,102
Cash paid to retire convertible debt	(1,885,959)	(500,000)	(2,385,959)
Cash paid for deferred loan costs	(515,582)	(162,500)	(747,612)
Premium paid on extinguishments of debt	(70,000)	(100,519)	(170,519)
Purchase and retirement of common stock	-	-	(48,000)

Net cash provided by financing activities	10,665,797	2,161,854	14,703,005

	Year Ended December 31, 2005	Year Ended December 31, 2004	Cumulative Amounts from January 17, 2002 (Inception) through December 31, 2005
Net Change in Cash and cash equivalents	$6,868,216	$(153,371)	$6,878,990
Cash and cash equivalents, at beginning of period	$10,774	$164,145	$-
Cash and cash equivalents, at end of period	$6,878,990	$10,774	$6,878,990

Supplemental Disclosure of Cash Flow Information
December 31, 2005
Interest paid of $127,444
Supplemental Disclosure of Noncash Investing and Financing Activities

Year ended December 31, 2005

1. Issuance of warrants in exchange for prepaid services of $68,910
2. Shareholder debt of $174,000 and accrued interest of $24,528 converted to common stock of $198,528
3. Debt converted to common stock of $2,537,000
4. Payment of accrued interest through the issuance of stock of $196,031 and stock committed to be issued of $61,408
5. Beneficial conversion on convertible debt of $1,633,176
6. Discount on convertible debt with warrants of $1,574,900
7. Warrants issued for deferred loan costs of $1,215,700
8. Accrual of $964,676 for stock committed to be issued for stock issuance costs
9. Stock committed to be issued for deferred loan costs of $345,645
10. Stock committed to be issued for consulting expense of $304,998

Year ended December 31, 2004
1. Issuance of stock in exchange for prepaid services of $62,499
2. Issuance of warrants in exchange for prepaid services of $329,000
3. Issuance of stock in exchange for standby equity commitment of $310,866
4. Discount on convertible debt with warrants of $105,250
5. Deferred loan costs through the issuance of warrants of $144,000
6. Beneficial conversion on convertible debt of $360,256
7. Conversion of accrued interest of $160,000 to convertible debt

See accompanying notes to financial statement.

PROVECTUS PHARMACEUTICALS, INC.
(A Development Stage Company)

Notes to Consolidated Financial Statements

1. Organization and Significant Accounting Policies

Nature of Operations

Provectus Pharmaceuticals, Inc. (together with its subsidiaries, the “Company”) is a development-stage biopharmaceutical company that is focusing on developing minimally invasive products for the treatment of psoriasis and other topical diseases, and certain forms of cancer including recurrent breast carcinoma, metastatic melanoma, and liver cancer. The Company intends to license its laser device and biotech technology. Through a previous acquisition, the Company also intends to further develop, if necessary, and license or sell the underlying assets of its over-the-counter pharmaceuticals. To date the Company has no material revenues.

Principles of Consolidation

Intercompany balances and transactions have been eliminated in consolidation.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

Deferred Loan Costs and Debt Discounts

The costs related to the issuance of the convertible debt, including lender fees, legal fees, due diligence costs, escrow agent fees and commissions, have been recorded as deferred loan costs and are being amortized over the term of the loan using the effective interest method. Additionally, the Company recorded debt discounts related to warrants and beneficial conversion features issued in connection with the debt. Debt discounts are being amortized over the term of the loan using the effective interest method.

Equipment and Furnishings

Equipment and furnishings acquired through the acquisition of Valley Pharmaceuticals, Inc. (Note 2) have been stated at carry over basis. Other equipment and furnishings are stated at cost. Depreciation of equipment is provided for using the straight-line method over the estimated useful lives of the assets. Computers and laboratory equipment are being depreciated over five years, furniture and fixtures are being depreciated over seven years.

Long-Lived Assets

The Company reviews the carrying values of its long-lived assets for possible impairment whenever an event or change in circumstances indicates that the carrying amount of the assets may not be recoverable. Any long-lived assets held for disposal are reported at the lower of their carrying amounts or fair value less cost to sell.

Patent Costs

Internal patent costs are expensed in the period incurred. Patents purchased are capitalized and amortized over the remaining life of the patent.

Patents at December 31, 2005 were acquired as a result of the merger with Valley Pharmaceuticals, Inc. (“Valley”) (Note 2). The majority shareholders of Provectus also owned all of the shares of Valley and therefore the assets acquired from Valley were recorded at their carry over basis. The patents are being amortized over the remaining lives of the patents, which range from 12-16 years. Annual amortization of the patents is expected to be approximately $671,000 per year for the next five years.

Revenue Recognition

The Company recognizes revenue when product is shipped. When advance payments are received, these payments are recorded as deferred revenue and recognized when the product is shipped.

  Research and Development

Research and development costs are charged to expense when incurred. An allocation of payroll expenses was made based on a percentage estimate of time spent. The research and development costs include the following: consulting - IT, depreciation, lab equipment repair, lab supplies, insurance, legal - patents, office supplies, payroll expenses, rental - building, repairs, software, taxes and fees, and utilities.

  Income Taxes

The Company accounts for income taxes under the liability method in accordance with Statement of Financial Accounting Standards No. 109 (“SFAS No. 109”), “Accounting for Income Taxes.” Under this method, deferred income tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is established if it is more likely than not that all, or some portion, of deferred income tax assets will not be realized. The Company has recorded a full valuation allowance to reduce its net deferred income tax assets to zero. In the event the Company were to determine that it would be able to realize some or all its deferred income tax assets in the future, an adjustment to the deferred income tax asset would increase income in the period such determination was made.

  Basic and Diluted Loss

Basic and diluted loss per common share and diluted loss per common share is computed based on the weighted Per Common Share average number of common shares outstanding. Loss per share excludes the impact of outstanding options, warrants, and convertible debt as they are antidilutive. Potential common shares excluded from the calculation at December 31, 2005 are 4,973,484 options 26,811,958 warrants and 2,609,438 shares issuable upon the conversion of convertible debt and accrued interest. Included in the weighted average number of shares outstanding are 7,284,506 common shares committed to be issued but not outstanding at December 31, 2005.

  Financial Instruments

The carrying amounts reported in the consolidated balance sheets for cash, accounts payable and accrued expenses approximate fair value because of the short-term nature of these amounts. The Company believes the fair value of its fixed-rate borrowings approximates the market value.

Stock Based Compensation

The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 148, “Accounting for Stock Based Compensation - Transition and Disclosure” (SFAS No. 148), an amendment of FASB Statement No. 123, but applies the intrinsic value method where compensation expense, if any, is recorded as the difference between the exercise price and the market price, as set forth in Accounting Principles Board Opinion No. 25 for stock options granted to employees and directors. Options granted to non-employees are accounted for under SAS 123. SAS 123 requires options to be accounted for based on their fair value.

In 2003, the Company issued stock options to employees in which the exercise price was less than the market price on the date of grant. These options vest over three years and accordingly, $15,752 and $15,612 of expense was recorded for the year ended December 31, 2005 and 2004, respectively.

For stock options granted to employees during 2005 and 2004, the Company has estimated the fair value of each option granted using the Black-Scholes option pricing model with the following assumptions:

	2005	2004
Weighted average fair value per options granted	$ 0.66	$1.10
Significant assumptions (weighted average)
Risk-free interest rate at grant date	4.0%	2.0%
Expected stock price volatility	130%	150%
Expected option life (years)	10	10

If the Company had elected to recognize compensation expense based on the fair value at the grant dates, consistent with the method prescribed by SFAS No. 123, net loss per share would have been changed to the pro forma amount indicated below:

	Year Ended December 31, 2005	Year Ended December 31, 2004
Net loss, as reported	$(11,763,853)	$(4,344,525)
Add stock-based employee compensation expense included in reported net loss	15,752	15,612
Less total stock-based employee compensation expense determined under the fair value based method for all awards	(791,111)	(698,125)
Pro forma net loss	$(12,539,212)	$(5,027,038)
Basic and diluted loss per common share, as reported	$(0.62)	$(0.31)
Basic and diluted loss per common share, pro forma	$(0.67)	$(0.36)

Reclassifications

Certain 2004 amounts have been reclassified to conform to the 2005 presentation.

Recent Accounting Pronouncements

In November 2004, the FASB issued Statement of Financial Accounting Standards No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4. The purpose of this statement is to clarify the accounting of abnormal amounts of idle facility expense, freight, handling costs and waste material. ARB No. 43 stated that under some circumstances these costs may be so abnormal that they are required to be treated as current period costs. SFAS 151 requires that these costs be treated, as current period costs regardless if they meet the criteria of “so abnormal.” In addition, the statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provision of this Statement shall be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of SFAS 151 is not expected to have a material impact on the Company’s results of operations or financial position.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29. SFAS 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005, with earlier application permitted. The adoption of SFAS 153 is not expected to have a material impact on the Company’s results of operations or financial position.

In December 2004, the FASB issued SFAS No. 123(R), Share-Based Payments (revised 2004). This statement eliminates the option to apply the intrinsic value measurement provisions of APB Board Opinion No. 25, Accounting for Stock Issued to Employees, to stock compensation awards issued to employees. Rather, the Statement requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. That cost will be recognized over the period during which an employee is required to provide services in exchange for the award — the requisite service period (usually the vesting period). In March 2005, the SEC staff expressed their views with respect to SFAS No. 123(R) in Staff Accounting Bulletin No. 107, Share-Based Payment, (SAB 107). SAB 107 provides guidance on valuing options. SFAS 123(R) will be effective for the Company’s fiscal year beginning January 1, 2006. The Company is currently evaluating the impact of the adoption of this statement on its financial statements.

In March 2005, the FASB issued FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, (FIN 47). FIN 47 is an interpretation of SFAS No. 143, Asset Retirement Obligations, which was issued in June 2001. FIN 47 was issued to address diverse accounting practices that have developed with regard to the timing of liability recognition for legal obligations associated with the retirement of a tangible long-lived asset in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. According to FIN 47, uncertainty about the timing and/or method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than December 31, 2005 for the Company. The adoption of FIN 47 is not expected to have a material impact on the Company’s results of operations or financial position.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and Statement No. 3. SFAS 154 changes the requirements for the accounting and reporting of a change in accounting principle. SFAS 154 applies to all voluntary changes in accounting principle as well as to changes required by an accounting pronouncement that does not include specific transition provisions. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of SFAS 154 is not expected to have a material impact on the Company’s results of operations or financial position.

In September 2005, the Emerging Issues Task Force (EITF) ratified Issue No. 05-8, “Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature.” When a company issues convertible debt with a beneficial conversion feature, the debt is bifurcated into a liability component and an equity component in accordance with EITF Issues No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios” and No. 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments.” The equity component is measured at the intrinsic value of the beneficial conversion feature on the commitment date. For income tax purposes, all of the proceeds are recorded as a liability and nothing is recorded in shareholders' equity. The issues are whether the issuance of convertible debt with a beneficial conversion feature results in a basis difference and, if so, whether that basis difference is a temporary difference under FASB Statement No. 109, Accounting for Income Taxes. The adoption of EITF 05-8 is not expected to have a material impact on the Company’s results of operations or financial position. However, we do expect the adoption of EITF 05-8 to result in a material change to our income tax disclosures.

2. Recapitalization and Merger

On April 23, 2002, Provectus Pharmaceutical, Inc., a Nevada corporation and a Merger “blank check” public company, acquired Provectus Pharmaceuticals, Inc., a privately held Tennessee corporation (“PPI”), by issuing 6,680,000 shares of common stock of Provectus Pharmaceutical to the stockholders of PPI in exchange for all of the issued and outstanding shares of PPI, as a result of which Provectus Pharmaceutical changed its name to Provectus Pharmaceuticals, Inc. (the “Company”) and PPI became a wholly owned subsidiary of the Company. Prior to the transaction, PPI had no significant operations and had not generated any revenues.
For financial reporting purposes, the transaction has been reflected in the accompanying financial statements as a recapitalization of PPI and the financial statements reflect the historical financial information of PPI which was incorporated on January 17, 2002. Therefore, for accounting purposes, the shares recorded as issued in the reverse merger are the 265,763 shares owned by Provectus Pharmaceuticals, Inc. shareholders prior to the reverse merger.

The issuance of 6,680,000 shares of common stock of Provectus Pharmaceutical, Inc. to the stockholders of PPI in exchange for all of the issued and outstanding shares of PPI was done in anticipation of PPI acquiring Valley Pharmaceuticals, Inc, which owned the intellectual property to be used in the Company's operations.

On November 19, 2002, the Company acquired Valley Pharmaceuticals, Inc, (“Valley”) a privately-held Tennessee corporation by merging PPI with and into Valley and naming the surviving company Xantech Pharmaceuticals, Inc. Valley had no significant operations and had not generated any revenues. Valley was formed to hold certain intangible assets which were transferred from an entity which was majority owned by the shareholders of Valley. Those shareholders gave up their shares of the other company in exchange for the intangible assets in a non-pro rata split off. The intangible assets were valued based on the market price of the stock given up in the split-off. The shareholders of Valley also owned the majority of the shares of the Company at the time of the transaction. The Company issued 500,007 shares of stock in exchange for the net assets of Valley which were valued at $12,226,320 and included patents of $11,715,445 and equipment and furnishings of $510,875.

3. Commitments

The Company leases office and laboratory space in Knoxville, Tennessee, on an annual basis, renewable for one year at the option of the Company. The Company is committed to pay a total of $12,000 in lease payments over three months, which is the remainder of its current lease term at December 31, 2005. The Company plans to renew the lease at the end of the current lease term. Rent expense was approximately $45,000 and $31,000 in 2005 and 2004, respectively.

4. Equity Transactions

(a) During 2002, the Company issued 2,020,000 shares of stock in exchange for consulting services. These services were valued based on the fair market value of the stock exchanged which resulted in consulting costs charged to operations of $5,504,000.

(b) During 2002, the Company issued 510,000 shares of stock to employees in exchange for services rendered. These services were valued based on the fair market value of the stock exchanged which resulted in compensation costs charged to operations of $932,000.

(c) In February 2002, the Company sold 50,000 shares of stock to a related party in exchange for proceeds of $25,000.

(d) In June 2002, the Company issued a warrant to a consultant for the purchase of 100,000 shares at $2.29 per share. The warrant is only exercisable upon the successful introduction of the Company to a designated pharmaceutical company. The warrant was forfeited in 2004.

(e) In October 2002, the Company purchased 400,000 outstanding shares of stock from one shareholder for $48,000. These shares were then retired.

(f) On December 5, 2002, the Company purchased the assets of Pure-ific L.L.C, a Utah limited liability company, and created a wholly owned subsidiary called Pure-ific Corporation, to operate the Pure-ific business which consists of product formulations for Pure-ific personal sanitizing sprays, along with the Pure-ific trademarks. The assets of Pure-ific were acquired through the issuance of 25,000 shares of the Company's stock with a fair market value of $0.50 and the issuance of various warrants. These warrants included warrants to purchase 10,000 shares of the Company's stock at an exercise price of $0.50 issuable on the first, second and third anniversary dates of the acquisition. Accordingly, the fair market value of these warrants of $14,500, determined using the Black-Scholes option pricing model, was recorded as additional purchase price for the acquisition of the Pure-ific assets. In 2004, 20,000 warrants were issued for the first and second anniversary dates. 10,000 of these warrants were exercised in 2004. In 2005, 10,000 warrants were issued for the third anniversary date. In addition, warrants to purchase 80,000 shares of stock at an exercise price of $0.50 will be issued upon the achievement of certain sales targets of the Pure-ific product. At December 31, 2005 and 2004, none of these targets have been met and accordingly, no costs have been recorded.

(g) In 2003, the Company issued 764,000 shares to consultants in exchange for services rendered, consisting of 29,000 shares issued in January valued at 11,600, 35,000 shares issued in March valued at $11,200, and 700,000 shares issued in October valued at $217,000. The value for these shares was based on the market value of the shares issued. As all of these amounts represented payments for services to be provided in the future and the shares were fully vested and non-forfeitable, a prepaid consulting expense was recorded in 2003 which was fully amortized as of December 31, 2004. Consulting costs charged to operations in 2004 were $144,667.

(h) In November and December 2003, the Company committed to issue 341,606 shares to consultants in exchange for services rendered. The total value for these shares was $281,500 which was based on the market value of the shares issued. The shares were issued in January 2004. As these amounts represented payments for services to be provided in the future and the shares were fully vested and non-forfeitable, a prepaid consulting expense was recorded in 2003 which was fully amortized as of December 31, 2004. Consulting costs charged to operations in 2004 were $231,983.

(i) The Company applies the recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” in accounting for stock options and warrants issued to nonemployees. In January 2003, the Company issued 25,000 warrants to a consultant for services rendered. In February 2003, the Company issued 360,000 warrants to a consultant, 180,000 of which were fully vested and non-forfeitable at the issuance and 180,000 of which were cancelled in August 2003 due to the termination of the consulting contract. In September 2003, the Company issued 200,000 warrants to two consultants in exchange for services rendered. In November 2003, the Company issued 100,000 warrants to one consultant in exchange for services rendered. As the fair market value of these services was not readily determinable, these services were valued based on the fair market value, determined using the Black-Scholes option-pricing model. Fair market value for the warrants issued in 2003 ranged from $0.20 to $0.24 and totaled $145,479. As these amounts represented payments for services to be provided in the future and the warrants were fully vested and non-forfeitable, a prepaid consulting expense was recorded in 2003 which was fully amortized as of December 31, 2004. Consulting costs charged to operations in 2004 were $44,167.

In May 2004, the Company issued 20,000 warrants to consultants in exchange for services rendered. Consulting costs charged to operations were $18,800. In August 2004, the Company issued 350,000 warrants to consultants in exchange for services valued at $329,000. At December 31, 2004, $123,375 of these costs have been charged to operations with the remaining $205,427 recorded as prepaid consulting expense as it represents payments for future services and the warrants are fully-vested and non-forfeitable. In December 2004, the Company issued 10,000 warrants to consultants in exchange for services valued at $3,680. Fair market value for the warrants issued in 2004 ranged from $0.37 to $0.94.

In January 2005, the Company issued 16,000 warrants to consultants in exchange for services rendered. Consulting costs charged to operations were $6,944. In February 2005, the Company issued 13,000 warrants to consultants in exchange for services rendered. Consulting costs charged to operations were $13,130. In March 2005, the Company issued 100,000 warrants to consultants in exchange for services rendered. Consulting costs charged to operations were $68,910. In April 2005, the Company issued 410,000 warrants to consultants in exchange for services rendered. Consulting costs charged to operations were $195,900. In May 2005, the Company issued 25,000 warrants to consultants in exchange for services rendered. Consulting costs charged to operations were $9,250. In December 2005, the Company issued 33,583 warrants to consultants in exchange for services. Consulting costs charged to operations were $24,571. The fair market value for the warrants issued in 2005 ranged from $0.37 to $1.01.

(j) In December 2003, the Company commenced an offering for sale of restricted common stock. As of December 31, 2003, the Company had sold 874,871 shares at an average gross price of $1.18 per share. As of December 31, 2003, the Company had received net proceeds of $292,472 and recorded a stock subscription receivable of $87,875 for stock subscriptions prior to December 31, 2003 for which payment was received subsequent to December 31, 2003. The transaction is a Regulation S offering to foreign investors as defined by Regulation S of the Securities Act. The restricted shares cannot be traded for 12 months. After the first 12 months, sales of the shares are subject to restrictions under rule 144 for an additional year. The Company engaged a placement agent to assist the offering. Costs related to the placement agent of $651,771 have been off-set against the gross proceeds of $1,032,118 and therefore are reflected as a direct reduction of equity at December 31, 2003. At December 31, 2003, 195,051 shares had not yet been issued. These shares were issued in the first quarter of 2004.

In 2004, the Company sold 2,274,672 shares of restricted common stock under this offering of which 1,672,439 shares were issued in the first quarter 2004 and 602,233 were issued in the second quarter 2004. Shares were sold during 2004 at an average gross price of $1.05 per share with net proceeds of $793,137. Costs related to the placement agent for proceeds received in 2004 of $1,588,627 have been off-set against gross proceeds of $2,381,764.

(k) In January 2004, the Company issued 10,000 shares to a consultant in exchange for services rendered. Consulting costs charged to operations were $11,500. In March 2004, the Company committed to issue 36,764 shares to consultants in exchange for services. These shares were recorded as a prepaid consulting expense and were fully amortized at December 31, 2004. Consulting costs charged to operations were $62,500. These 36,764 shares, along with 75,000 shares committed in 2003 were issued in August 2004. The 75,000 shares committed to be issued in 2003 were the result of a cashless exercise of 200,000 warrants in 2003, which were not issued as of December 31, 2003. In August 2004, the Company also issued 15,000 shares to a consultant in exchange for services rendered. Consulting costs charged to operations were $25,200. In September 2004, the Company issued 16,666 shares to a consultant in exchange for services rendered. Consulting costs charged to operations were $11,666. In October 2004, the Company issued 16,666 shares to a consultant in exchange for services rendered. Consulting costs charged to operations were $13,666. In November 2004, the Company issued 16,666 shares to a consultant in exchange for services rendered. Consulting costs charged to operations were $11,000. In December 2004, the Company issued 7,500 shares to a consultant in exchange for services rendered. Consulting costs charged to operations were $3,525.

In January 2005, the Company issued 7,500 shares to consultants in exchange for services rendered. Consulting costs charged to operations were $4,950. In February 2005, the Company issued 7,500 shares to consultants in exchange for services. Consulting costs charged to operations were $7,574. In April 2005, the Company issued 190,733 shares to consultants in exchange for services. Consulting costs charged to operations were $127,791. In May 2005, the Company issued 21,000 shares to consultants in exchange for services. Consulting costs charged to operations were $11,970. At December 31, 2005 the Company committed to issue 332,911 shares to consultants in exchange for services rendered in December, 2005. Consulting costs charged to operations were $305,606.

(l) On June 25, 2004, the Company entered into an agreement to sell 1,333,333 shares of common stock at a purchase price of $.75 per share for an aggregate purchase price of $1,000,000. Payments were received in four installments, the last of which was on August 9, 2004. Stock issuance costs included 66,665 shares of stock valued at $86,666 and cash costs of $69,000. The cash costs have been off-set against the proceeds received. In conjunction with the sale of the common stock, the Company issued 1,333,333 warrants with an exercise price of $1.00 and a termination date of three years from the installment payment dates. In addition, the Company has given the investors an option to purchase 1,333,333 shares of additional stock including the attachment of warrants under the same terms as the original agreement. This option expired February 8, 2005.

(m) Pursuant to a Standby Equity Distribution Agreement (“SEDA”) dated July 28, 2004 between the Company and Cornell Capital Partners, L.P. (“Cornell”), the Company may, at its discretion, issue shares of common stock to Cornell at any time until June 28, 2006. As of December 31, 2005 there were no shares issued pursuant to the SEDA. The facility is subject to having in effect a registration statement covering the shares. A registration statement covering 2,023,552 shares was declared effective by the Securities and Exchange Commission on November 16, 2004. The maximum aggregate amount of the equity placements pursuant to the SEDA is $20 million, and the Company may draw down up to $1 million per month. Pursuant to the SEDA, on July 28, 2004, the Company issued 190,084 shares of common stock to Cornell and 7,920 shares of common stock to Newbridge Securities Corporation as commitment shares. These 198,004 shares had a FMV of $310,866 on July 28, 2004 which was being amortized over the term of the commitment period which was one year from the date of registration. The full amount was amortized as of December 31, 2005 with $310,866 and $38,326 amortized in 2005 and 2004, respectively.

(n) On November 16, 2004, the Company completed a private placement transaction with 14 accredited investors, pursuant to which the Company sold 530,166 shares of common stock at a purchase price of $0.75 per share, for an aggregate purchase price of $397,625. In connection with the sale of the common stock, the Company also issued warrants to the investors to purchase up to 795,249 shares of our common stock at an exercise price of $1.00 per share. The Company paid $39,764 and issued 198,812 warrants to Venture Catalyst, LLC as placement agent for this transaction. The cash costs have been off-set against the proceeds received.

During the three months ended March 31, 2005, the Company completed a private placement transaction with 8 accredited investors, which were registered effective June 20, 2005, pursuant to which the Company sold 214,666 shares of common stock at a purchase price of $0.75 per share, for an aggregate purchase price of $161,000. In connection with the sale of common stock, the Company also issued warrants to the investors to purchase up to 322,000 shares of common stock at an exercise price of $1.00 per share. The Company paid $16,100 and issued 80,500 warrants to Venture Catalyst, LLC as placement agent for this transaction. The cash costs have been off-set against the proceeds received.

During the three months ended June 30, 2005, the Company completed a private placement transaction with 4 accredited investors, which were registered effective June 20, 2005, pursuant to which the Company sold 230,333 shares of common stock at a purchase price of $0.75 per share, for an aggregate purchase price of $172,750. In connection with the sale of common stock, the Company also issued warrants to the investors to purchase up to 325,500 shares of common stock at an exercise price of $1.00 per share. The Company paid $16,275 and issued 81,375 warrants to Venture Catalyst, LLC as placement agent for this transaction. The cash costs have been off-set against the proceeds received.

During the three months ended September 30, 2005, the Company completed a private placement transaction with 12 accredited investors pursuant to which the Company sold 899,338 shares of common stock at a purchase price of $0.75 per share of which 109,333 are committed to be issued at December 31, 2005, for an aggregate purchase price of $674,500. In connection with the sale of common stock, the Company also issued warrants to the investors to purchase up to 1,124,167 shares of common stock at an exercise price of $0.935 per share. The Company paid $87,685 and committed to issue 79,000 shares of common stock at a fair market value of $70,083 to Network 1 Financial Securities, Inc. as placement agent for this transaction which is accrued at December 31, 2005. The cash and common stock costs have been off-set against the proceeds received.

During the three months ended December 31, 2005, the Company completed a private placement transaction with 62 accredited investors pursuant to which the Company sold 10,065,605 shares of common stock at a purchase price of $0.75 per share of which 5,126,019 are committed to be issued at December 31, 2005, for an aggregate purchase price of $7,549,202. In connection with the sale of common stock, the Company also issued warrants to the investors to purchase up to 12,582,009 shares of common stock at an exercise price of $0.935 per share. The Company paid $959,540, issued 46,667 shares of common stock at a fair market value of $46,467, issued 30,550 warrants, and committed to issue 950,461 shares of common stock at a fair market value of $894,593 to a syndicate led by Network 1 Financial Securities, Inc. as placement agent for this transaction which is accrued at December 31, 2005. The cash and common stock costs have been off-set against the proceeds received.

(o) The Company issued 175,000 warrants each month from March 2005 to November 2005 resulting in total warrants of 1,575,000 to Gryffindor Capital Partners I, L.L.C. pursuant to the terms of the Second Amended and Restated Note dated November 26, 2004. Total interest costs charged to operations were $985,010.

5. Stock Incentive Plan and Warrants

The Company maintains one long-term incentive compensation plan, the Provectus Pharmaceuticals, Inc. 2002 Stock Plan, which provides for the issuance of up to 5,000,000 shares of common stock pursuant to stock options, stock appreciation rights, stock purchase rights and long-term performance awards granted to key employees and directors of and consultants to the Company.

Options granted under the 2002 Stock Plan may be either “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code or options which are not incentive stock options. The stock options are exercisable over a period determined by the Board of Directors (through its Compensation Committee), but generally no longer than 10 years after the date they are granted.

On March 1, 2004, the Company issued 1,200,000 stock options to employees. The options vest over three years with 225,000 options vesting on the date of grant. The exercise price is the fair market price on the date of issuance, and 1,173,484 options were outstanding at December 31, 2004. On May 27, 2004, the Company issued 100,000 stock options to the Board of Directors. The options vested immediately on the date of grant. The exercise price is the fair market price on the date of issuance, and all options were outstanding at December 31, 2005. On June 28, 2004, the Company issued 100,000 stock options to an employee. The options vest over four years with 25,000 options vesting on the date of grant. The exercise price is the fair market price on the date of issuance, and all options were outstanding at December 31, 2005.

On January 7, 2005, the Company issued 1,200,000 stock options to employees. The options vest over four years with no options vesting on the date of grant. The exercise price is the fair market price on the date of issuance, and all options were outstanding at December 31, 2005. On May 19, 2005, the Company issued 100,000 stock options to the Board of Directors. The options vested immediately on the date of grant. The exercise price is the fair market price on the date of issuance, and all options were outstanding at December 31, 2005. On May 25, 2005, the Company issued 1,200,000 stock options to employees. The options vest over three years with no options vesting on the date of grant. The exercise price is $0.75 which is greater than the fair market price on the date of issuance, and all options were outstanding at December 31, 2005. On December 9, 2005, the Company issued 775,000 stock options to employees. The options vest over three years with no options vesting on the date of grant. The exercise price is the fair market price on the date of issuance, and all options were outstanding at December, 31, 2005. During 2005 an employee of the Company exercised 26,516 options at an exercise price of $1.10 per share of common stock for $29,167.

The following table summarizes the options granted, exercised and outstanding as of December 31, 2004 and 2005, respectively. There were no options issued in 2002.

	Shares	Exercise Price Per Share	Weighted Average Exercise Price
Outstanding at January 1, 2004	356,250	$0.26 - 0.60	$0.40
Granted	1,400,000	$0.95 - 1.25	$1.10
Exercised	-	-	-
Forfeited	(31,250)	$0.26 - 0.32	$0.30
Outstanding at December 31, 2004	1,725,000	$0.32 - 1.25	$0.97
Options exercisable at December 31, 2004	562,500	$0.32 - 1.25	$0.84
Outstanding at January 1, 2005	1,725,000	$0.32 - $1.25	$0.97
Granted	3,275,000	$0.64 - $0.94	$0.75
Exercised	(26,516)	$1.10	$$1.10
Forfeited	-	-	-
Outstanding at December 31, 2005	4,973,484	$0.32 - $1.25	$0.83
Options exercisable at December 31, 2005	1,017,234	$0.32 - $1.25	$0.88

The following table summarizes information about stock options outstanding at December 31, 2005.

Exercise Price	Number Outstanding at December 31, 2005	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at December 31, 2005	Weighted Average Exercise Price
$0.32	225,000	7.58 years	$0.32	168,750	$0.32
$0.60	100,000	7.58 years	$0.60	100,000	$0.60
$1.10	1,173,484	8.17 years	$1.10	498,484	$1.10
$0.95	100,000	8.42 years	$0.95	100,000	$0.95
$1.25	100,000	8.50 years	$1.25	50,000	$1.25
$0.64	1,200,000	9.00 years	$0.64	-	$0.64
$0.75	1,300,000	9.42 years	$0.75	100,000	$0.75
$0.94	775,000	9.92 years	$0.94	-	$0.94
	4,973,484	8.94 years	$0.83	1,017,234	$0.88

The following table summarizes the warrants granted, exercised and outstanding as of December 31, 2004 and 2005, respectively.

	Warrants	Exercise Price Per Warrant	Weighted Average Exercise Price
Outstanding at January 1, 2004	1,005,000	$0.25 - $2.29	$1.01
Granted	3,402,393	$0.50 - $1.00	$0.99
Exercised	(190,000)	$0.25 - $0.50	$0.37
Forfeited	(125,000)	$0.75 - $2.29	$1.98
Outstanding at December 31, 2004	4,092,393	$0.50 - $1.25	$0.99
Warrants exercisable at December 31, 2004	4,092,393	$0.50 - $1.25	$0.99
Outstanding at January 1, 2005	4,092,393	$0.50 - $1.25	$0.99
Granted	26,179,565	$0.50 - $1.25	$0.95
Exercised	(1,545,333)	$0.75 - $1.00	$0.76
Forfeited	(1,894,667)	$0.90 - $1.00	$0.92
Outstanding at December 31, 2005	26,831,958	$0.50 - $1.25	$0.96
Warrants exercisable at December 31, 2005	26,831,958	$0.50 - $1.25	$0.96

Warrants exercised include a cashless exercise of 180,000 warrants in exchange for 122,608 shares in 2004.

The following table summarizes information about warrants outstanding at December 31, 2005.

 Warrants Outstanding and Exercisable

Exercise Price	Number Outstanding and Exercisable at December 31, 2005	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$0.50	20,000	1.42	$0.50
$0.75	414,275	2.70	$0.75
$0.935	18,270,640	4.77	$0.935
$0.94	20,000	1.25	$0.94
$0.98	500,000	4.23	$0.98
$1.00	6,382,000	3.34	$1.00
$1.23	450,000	4.25	$1.23
$1.25	775,000	4.11	$1.25
	26,831,958	4.35	$0.96

6. Convertible Debt.

(a) Pursuant to a Convertible Secured Promissory Note and Warrant Purchase Agreement dated November 26, 2002 (the “Purchase Agreement”) between the Company and Gryffindor Capital Partners I, L.L.C., a Delaware limited liability company (“Gryffindor”), Gryffindor purchased the Company's $1 million Convertible Secured Promissory Note dated November 26, 2002 (the “Note”). The Note bears interest at 8% per annum, payable quarterly in arrears, and was due and payable in full on November 26, 2004. Subject to certain exceptions, the Note was convertible into shares of the Company's common stock on or after November 26, 2003, at which time the principal amount of the Note was convertible into common stock at the rate of one share for each $0.737 of principal so converted and any accrued but unpaid interest on the Note was convertible at the rate of one share for each $0.55 of accrued but unpaid interest so converted. The Company's obligations under the Note are secured by a first priority security interest in all of the Company's assets, including the capital stock of the Company's wholly owned subsidiary Xantech Pharmaceuticals, Inc., a Tennessee corporation (“Xantech”). In addition, the Company's obligations to Gryffindor are guaranteed by Xantech, and Xantech's guarantee is secured by a first priority security interest in all of Xantech's assets.

Pursuant to the Purchase Agreement, the Company also issued to Gryffindor and to another individual Common Stock Purchase Warrants dated November 26, 2002 (the “Warrants”), entitling these parties to purchase, in the aggregate, up to 452,919 shares of common stock at a price of $0.001 per share. Simultaneously with the completion of the transactions described in the Purchase Agreement, the Warrants were exercised in their entirety. The $1,000,000 in proceeds received in 2002 was allocated between the long-term debt and the warrants on a pro-rata basis. The value of the warrants was determined using a Black-Scholes option pricing model. The allocated fair value of these warrants was $126,587 and was recorded as a discount on the related debt and was being amortized over the life of the debt using the effective interest method. Amortization of $57,052 has been recorded as additional interest expense in 2004.

In 2003, an additional $25,959 of principal was added to the 2002 convertible debt outstanding.

Pursuant to an agreement dated November 26, 2004 between the Company and Gryffindor, the Company issued Gryffindor a Second Amended and Restated Senior Secured Convertible Note dated November 26, 2004 in the amended principal amount of $1,185,959 which included the original note principal plus accrued interest. The second amended note bears interest at 8% per annum, payable quarterly in arrears, was due and payable in full on November 26, 2005, and amends and restates the amended note in its entirety. Subject to certain exceptions, the Note is convertible into shares of the Company's common stock on or after November 26, 2004, at which time the principal amount of the Note is convertible into common stock at the rate of one share for each $0.737 of principal so converted and any accrued but unpaid interest on the Note is convertible at the rate of one share for each $0.55 of accrued but unpaid interest so converted. The Company issued warrants to Gryffindor to purchase up to 525,000 shares of the Company's common stock at an exercise price of $1.00 per share in satisfaction of issuing Gryffindor the Second Amended and Restated Senior Secured Convertible Note dated November 26, 2004. The value of these warrants was determined to be $105,250 using a Black-Scholes option-pricing model and was recorded as a discount on the related debt and is being amortized over the life of the debt using the effective interest method. Amortization of $95,157 and $10,093 has been recorded as additional interest expense as of December 31, 2005 and 2004, respectively.

As of December 31, 2005, the Company recorded additional interest expense of $36,945 related to the beneficial conversion feature of the interest on the Gryffindor convertible debt.

On November 26, 2005 the Company entered into a redemption agreement with Gryffindor to pay $1,185,959 of the Gryffindor convertible debt and accrued interest of $94,877. Also on November 26, 2005 the Company issued a legal assignment attached to and made a part of that certain Second Amended and Restated Senior Secured Convertible Note dated November 26, 2004 in the original principal amount of $1,185,959 together with interest of $94,877 paid to the order of 8 investors dated November 26, 2005 for a total of $1,280,836. The Company subsequently entered into debt conversion agreements with 7 of the investors for an aggregate of $812,000 of convertible debt which was converted into 1,101,764 shares of common stock at $0.737 per share. As of December 31, 2005, the Company had $468,836 in principal and $3,647 in accrued interest owed to holders of our convertible debentures due on November 26, 2006. At December 31, 2005, the Company recorded additional interest expense of $2,584 related to the beneficial conversion feature of the interest on the November 2005 convertible debt. The $1,280,836 in principal was issued when the conversion price was lower than the market value of the Company's common stock on the date of issue. As a result, a discount of $404,932 was recorded for this beneficial conversion feature. The debt discount of $404,932 is being amortized over the life of the debt using the effective interest method. At December 31, 2005, $270,924 of the debt discount has been amortized which includes $256,711 of the unamortized portion of the debt discount related to the debt which was converted.

At December 31, 2005, the November 2005 convertible debentures totaled $334,828, net of debt discount of $134,008. The entire principal, net of debt discount, was recorded as a current liability.

In conjunction with the November 26, 2005 financing, the Company incurred debt issuance costs consisting of cash of $128,082, 356,335 shares of common stock valued at $345,645 and 1,000,000 warrants valued at $789,000. The warrants are exercisable over 5 years, have an exercise price of $1.00, a fair market value of $0.79 and were valued using the Black-Scholes option-pricing model. The total debt issuance costs of $1,262,727 were recorded as an asset and amortized over the term of the debt. At December 31, 2005, $835,294 of the debt issuance costs have been amortized which includes $800,520 related to the debt that was converted as of December 31, 2005. The 356,335 shares of common stock were not issued as of December 31, 2005 and therefore have been recorded as an accrued liability at December 31, 2005.

(b) On November 19, 2003, the Company completed a short-term unsecured debt financing in the aggregate amount of $500,000. The notes bear interest of 8% and were due in full on November 19, 2004. The notes were convertible into common shares at a conversion rate equal to the lower of (i) 75% of the average market price for the 20 trading days ending on the 20th trading day subsequent to the effective date or (ii) $0.75 per share. Pursuant to the note agreements, the Company also issued warrants to purchase up to 500,000 shares of the Company's common stock at an exercise price of $1.00 per share. During 2005, 52,000 of the warrants were exercised and the remaining warrants expired on November 19, 2005.

The $500,000 proceeds received was allocated between the debt and the warrants on a pro-rata basis. The value of the warrants was determined using a Black-Scholes option-pricing model. The allocated fair value of these warrants was $241,655 and was recorded as a discount to the related debt. In addition, the conversion price was lower than the market value of the Company's common stock on the date of issue. As a result, an additional discount of $258,345 was recorded for this beneficial conversion feature. The combined debt discount of $500,000 was being amortized over the term of the debt using the effective interest method.

In conjunction with the debt financing, the Company issued warrants to purchase up to 100,000 shares of the Company's common stock at an exercise price of $1.25 per share in satisfaction of a finder's fee. The value of these warrants was determined to be $101,000 using a Black-Scholes option-pricing model. In addition, the Company incurred debt issuance costs of $69,530 which were payable in cash. Total debt issuance costs of $170,530 were recorded as an asset and amortized over the term of the debt.

In 2004, in conjunction with the June 25, 2004 transaction (Note 4(1)), the Company entered into a redemption agreement for its $500,000 of short-term convertible debt. Payments on the convertible debt corresponded to payments received from the sale of common stock. As a result, the unamortized portion of the debt discount at the date of extinguishment of $193,308 and the unamortized portion of the deferred loan costs of $65,930 were recorded as a loss on extinguishment of debt. In addition to principal payments, the redemption payments included accrued interest and a premium payment of $100,519. This premium payment has been recorded as a loss on extinguishment. As part of this redemption, the Company has repurchased the beneficial conversion feature amount of $258,345 in 2004. Amortization of the debt discount up to the date of redemption was $249,316 for the year ended December 31, 2004 and amortization of deferred loans costs up to the date of redemption was $85,031 for the year ended December 31, 2004. These amounts were recorded as additional interest expense.

(c) On July 28, 2004, the Company entered into an agreement to issue 8% convertible debentures to Cornell in the amount of $375,000 which was due together with interest on July 28, 2007. This debt had a subordinated security interest in the assets of the Company. The Company issued a second secured convertible debenture on October 7, 2004 which had the same conversion terms as the prior debenture and was issued on the date the Company filed a registration statement for the shares underlying both debentures. This was due together with interest on October 7, 2007 and had a subordinated security interest in the assets of the Company. The debentures were convertible into common stock at a price per share equal to the lesser of (a) an amount equal to 120% of the closing Volume Weighed Average Price (VWAP) of the common stock as of the Closing Date ($1.88 on Closing Date) or (b) an amount equal to 80% of the lowest daily VWAP of the Company's common stock during the 5 trading days immediately preceding the conversion date. There was a floor conversion price of $.75 until December 1, 2004.

Emerging Issues Task Force Issue 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios” (“EITF 98-5”) requires the issuer to assume that the holder will not convert the instrument until the time of the most beneficial conversion. EITF 98-5 also requires that if the conversion terms are based on an unknown future amount, which is the case in item (b) above, the calculation should be performed using the commitment date which in this case is July 28, 2004 and October 7, 2004, respectively. As a result, the beneficial conversion amount was computed using 80% of the lowest fair market value for the stock for the five days preceding July 28, 2004 and October 7, 2004, respectively, which resulted in a beneficial conversion amount of $254,006 and $106,250, respectively. The beneficial conversion amount is being amortized over the term of the debt which is three years. At December 31, 2004, $44,203 had been amortized.

In conjunction with the debt financing, the Company issued warrants to purchase up to 150,000 shares of the Company's common stock at an exercise price of $1.00 per share in satisfaction of a finder's fee. The value of these warrants was determined to be $144,000 using a Black-Scholes option-pricing model. In addition, the Company incurred debt issuance costs of $162,500 which were payable in cash. Total debt issuance costs of $306,500 were recorded as an asset and are being amortized over the term of the debt. Amortization of debt issuance costs of $35,922 had been recognized as of December 31, 2004.

In February 2005, the Company entered into a redemption agreement with Cornell Capital Partners to pay $50,000 of the Cornell convertible debt. As a result, the unamortized portion of the debt discount of $27,715 and deferred loan costs of $20,702, which related to this amount at the date of extinguishments, were recorded as a loss on extinguishment of debt. The Company also paid a $5,000 prepayment penalty which has been recorded as loss on extinguishment of debt. As part of this redemption, the Company has repurchased the beneficial conversion feature related to the redeemed amount of $16,449.

In March 2005, the Company entered into a debt conversion agreement with Cornell Capital Partners for $50,000 of its convertible debt which was converted into 66,667 shares of common stock at $0.75 per share. As a result of this conversion, the unamortized portion of the debt discount of $24,890 and deferred loan costs of $18,779, which related to this amount at the date of conversion, have been recorded as additional interest expense.

In April 2005, the Company entered into a redemption agreement with Cornell Capital Partners to pay $650,000 of the Cornell convertible debt. As a result, the unamortized portion of the debt discount of $233,425 and deferred loan costs of $205,741, which related to this amount at the date of extinguishments, were recorded as a loss on extinguishment of debt. The Company also paid a $65,000 prepayment penalty which has been recorded as loss on extinguishment of debt. As part of this redemption, the Company has repurchased the beneficial conversion feature related to the redeemed amount of $127,679.

At December 31, 2005, there was no amount outstanding related to the Cornell debt.

(d) In March 2005, the Company entered into agreements to issue Senior Convertible Debentures to 2 accredited investors with Network 1 Financial Securities, Inc. in the aggregate amount of $450,000. This debt has a security interest in the assets of the Company, a maturity date of March 30, 2007, and is convertible into shares of the Company's common stock at a per share conversion price of $0.75. In April 2005, the Company entered into agreements to issue Senior Convertible Debentures to 5 accredited investors in the aggregate amount of $2,700,000. This debt has a security interest in the assets of the Company, a maturity date of March 30, 2007, and is convertible into shares of the Company's common stock at a per share conversion price of $0.75.

The Company shall be obligated to pay the principal of the Senior Convertible Debentures in installments as follows: Twelve (12) equal monthly payments of principal (the “Monthly Amount”) plus, to the extent not otherwise paid, accrued but unpaid interest plus any other obligations of the Company to the Investor under this Debenture, the Purchase Agreement, or the Registration Rights Agreement, or otherwise. The first such installment payment shall be due and payable on March 30, 2006, and subsequent installments shall be due and payable on the thirtieth (30th) day of each succeeding month thereafter (each a “Payment Date”) until the Company’s obligations under this Debenture is satisfied in full. The Company shall have the option to pay all or any portion of any Monthly Amount in newly issued, fully paid and nonassessable shares of Common Stock, with each share of Common Stock having a value equal to (i) eighty-five percent (85%) multiplied by (ii) the Market Price as of the third (3rd) Trading Day immediately preceding the Payment Date (the “Payment Calculation Date”).

Interest at the greater of (i) the prime rate (adjust monthly), plus 4% and (ii) 8% is due on a quarterly basis. At the time the interest is payable, upon certain conditions, the Company has the option to pay all or any portion of accrued interest in either cash or shares of the Company's common stock valued at 85% multiplied by the market price as of the third trading date immediately preceding the interest payment date.

The Company may prepay the Senior Convertible Debentures in full by paying the holders the greater of (i) 125% multiplied by the sum of the total outstanding principal, plus accrued and unpaid interest, plus default interest, if any or (ii) the highest number of shares of common stock issuable upon conversion of the total amount calculated pursuant to (i) multiplied by the highest market price for the common stock during the period beginning on the date until prepayment.

On or after any event or series of events which constitutes a fundamental change, the holder may, in its sole discretion, require the Company to purchase the debentures, from time to time, in whole or in part, at a purchase price equal to 110% multiplied by the sum of the total outstanding principal, plus accrued and unpaid interest, plus any other obligations otherwise due under the debenture. Under the senior convertible debentures, fundamental change means (i) any person becomes a beneficial owner of securities representing 50% or more of the (a) outstanding shares of common stock or (b) the combined voting power of the then outstanding securities; (ii) a merger or consolidation whereby the voting securities outstanding immediately prior thereto fail to continue to represent at least 50% of the combined voting power of the voting securities immediately after such merger or consolidation; (iii) the sale or other disposition of all or substantially all or the Company's assets; (iv) a change in the composition of the Board within two years which results in fewer than a majority of directors are directors as of the date of the debenture; (v) the dissolution or liquidation of the Company; or (vi) any transaction or series of transactions that has the substantial effect of any of the foregoing.

The Purchasers of the $3,150,000 in Senior Convertible Debentures also purchased Class A Warrants and Class B Warrants under the Securities Purchase Agreement. Class A Warrants are exercisable at any time between March 10, 2005 through and including March 30, 2010 depending on the particular Purchaser. Class B Warrants were exercisable for a period through and including 175 days after an effective registration of the common stock underlying the warrants, which began June 20, 2005 and ended December 12, 2005. The range of the per share exercise price of a Class A Warrant is $0.93 to $0.99 and the range of the per share exercise price of the Class B Warrant was $0.8925 to $0.945.

The Purchasers of the Senior Convertible Debentures received a total of 4,200,000 Class A Warrants and a total of 2,940,000 Class B Warrants. 1,493,333 of the Class B Warrants were exercised in December, 2005 for proceeds of $1,122,481. The warrant holders were given an incentive to exercise their warrants due to the lowering of the exercise price to $0.75. Interest expense of $236,147 was recorded to recognize expense related to this conversion incentive. The remaining Class B Warrants were forfeited in December, 2005 at the expiration of their exercise period.

The $3,150,000 proceeds received in March and April 2005 was allocated between the debt and the warrants on a pro-rata basis. The value of the warrants was determined using a Black-Scholes option-pricing model. The allocated fair value of these warrants was $1,574,900 and was recorded as a discount to the related debt. In addition, the conversion prices were lower than the market value of the Company's common stock on the date of issue. As a result, an additional discount of $1,228,244 was recorded for this beneficial conversion feature. The combined debt discount of $2,803,144 is being amortized over the life of the debt using the effective interest method.

In June 2005, the Company entered into a debt conversion agreement with one of the April accredited investors for $150,000 of its convertible debt which was converted into 200,000 shares of common stock at $0.75 per share, and $2,833 of accrued interest was converted into 3,777 shares of common stock at $0.75 per share. In July 2005, the Company entered into a debt conversion agreement with two of the April accredited investors for an aggregate of $350,000 of convertible debt which was converted into 466,666 shares of common stock at $0.75 per share. In September 2005, the Company entered into a debt conversion agreement with one of the March accredited investors for $400,000 of its convertible debt which was converted into 533,333 shares of common stock at $0.75 per share. In October 2005, the Company entered into a debt conversion agreement with two of the March accredited investors for an aggregate of $100,000 of convertible debt which was converted into 133,334 shares of common stock at $0.75 per share. In November 2005, the Company entered into a debt conversion agreement with three of the April accredited investors for an aggregate of $675,000 of convertible debt which was converted into 900,000 shares of common stock at $0.75 per share.

At December 31, 2005, $1,872,257 of the total debt discount has been amortized which includes $1,454,679 of the unamortized portion of the debt discount related to the converted debt at the time of the debt conversions.

At December 31, 2005, the Senior Convertible Debentures totaled $544,113, net of debt discount of $930,887. Of this total, $221,401 was recorded as a current liability, net of debt discount of $884,848 and $322,712 was recorded as a long-term liability, net of debt discount of $46,039.

In conjunction with the financing, the Company incurred debt issuance costs consisting of $387,500 in cash and 980,000 of warrants valued at $426,700. The warrants are exercisable over 5 years, have exercise prices ranging from $0.98 - $1.23, fair market values ranging from $0.42 - $0.44 and were valued using the Black-Scholes option pricing model. The total debt issuance costs of $814,200 were recorded as an asset and amortized over the term of the debt. At December 31, 2005, $532,541 of the debt issuance costs have been amortized which includes $413,109 related to the debt that was converted as of December 31, 2005.

The Company chose to pay the quarterly interest due at June 30, 2005, September 30, 2005 and December 31, 2005 in common stock instead of cash. As a result, accrued interest at June 30, 2005 of $78,904 was paid in 165,766 shares of common stock resulting in additional interest expense of $28,843. 159,780 shares were issued July 11, 2005 and the remaining 5,986 shares were issued November 7, 2005. The accrued interest due September 30, 2005 of $72,985 was converted into 97,955 shares of common stock resulting in additional interest expense of $15,299. 66,667 of these shares were issued on September 30, 2005 and the remaining 31,288 shares were issued October 20, 2005. The interest due December 31, 2005 of $50,486 was converted into 65,742 shares of common stock resulting in additional interest expense of $10,922. The 65,742 shares were not issued as of December 31, 2005 and have been recorded in accrued liabilities at December 31, 2005.

7. Loan From Shareholder

During 2002, a shareholder who is also an employee and member of the Company's board of directors loaned the Company $109,000. During 2003, the same shareholder loaned the Company an additional $40,000. During 2005, the same shareholder loaned the Company an additional $25,000. Interest on the loan is 5%, compounded monthly. Principal is due on December 31, 2009 and interest is payable quarterly in arrears beginning on June 30, 2003. Accrued interest was $-0- and $15,434 at December 31, 2005 and 2004, respectively. Interest expense was $16,525 and $8,003 at December 31, 2005 and 2004, respectively.

In December 2005, the Company approved a request from the shareholder to exchange the total loan amount of $174,000 plus accrued interest of $24,529 for 264,705 shares of common stock at $0.75 per share which are committed to be issued at December 31, 2005. In connection with this transaction which was based on the same terms as the private placement conducted at the same time, the Company also issued warrants to the shareholder to purchase up to 330,881 shares of common stock at an exercise price of $0.935 per share.

The value of the stock and warrants received by the shareholder was $311,000 greater than the face value of the debt and accrued interest. The $311,000 is a loss on extinguishment of debt.

8. Income Taxes

Reconciliations between the statutory federal income tax rate and the Company’s effective rate were as follow:

Years Ended December	2005		2004
	Amount%		Amount%
Federal statutory rate	$(3,894,000)	(34.0)%	$(1,477,000)	(34.0)%
Adjustment to valuation allowance	3,184,000	27.8%	1,217,000	28.0%
Non-deductible financing costs	475,000	4.1%	38,000	1.0%
Amortization of patents	228,000	2.0%	228,000	5.0%
Other	7,000	0.1%	(6,000)	0.0%

Actual tax benefit	$-	-%	$-	-%

The components of the Company’s deferred income tax assets, pursuant to SFAS No. 109, are summarized as follow:

December 31,	2005	2004

Deferred tax assets
Net operating loss carryforwards	$4,126,000	$2,104,000
Warrants for services	1,169,000	7,000
Deferred tax asset before valuation allowance	5,295,000	2,111,000

Valuation allowance	(5,295,000)	(2,111,000)

Net deferred tax assets	$-	$-

SFAS No. 109 required a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets may not be realized. The Company is in the development stage and realization of the deferred tax assets is not considered more likely than not. As a result, the Company has recorded a valuation allowance for entire deferred tax asset.

Since inception of the Company on January 17, 2002, the Company has generated tax net operating losses of approximately $12.1 million, expiring in 2022 through 2025. The tax loss carryforwards of the Company may be subject to limitation by Section 382 of the Internal Revenue Code with respect to the amount utilizable each year. This limitation reduces the Company’s ability to utilize net operating loss carryforwards. The amount of the limitation has not been quantified by the Company. In addition, the Company may have acquired certain net operating losses in its acquisition of Valley Pharmaceuticals, Inc. (Note 2). However, the amount of these net operating losses has not been determined and even if recorded, the amount would be fully reserved.

9. Subsequent Events

In January 2006, the Company entered into a debt conversion agreement with one of its April 2005 accredited investors for $250,000 of convertible debt which was converted into 333,333 shares of common stock at $0.75 per share.

In March 2006, the Company entered into debt conversion agreements with two of its April 2005 accredited investors for a total of $500,000 of convertible debt which was converted into 666,667 shares of common stock at $0.75 per share.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Officers and Directors.

Nevada law provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation (i.e., a “non-derivative proceeding”), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he or she:

•	Is not liable under Section 78.138 of the Nevada Revised Statutes for breach of his or her fiduciary duties to the corporation; or

•
Acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

In addition, a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor (i.e., a “derivative proceeding”), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he:

•	Is not liable under Section 78.138 of the Nevada Revised Statute for breach of his or her fiduciary duties to the corporation; or

•	Acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation.

Under Nevada law, indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any non-derivative proceeding or any derivative proceeding, or in defense of any claim, issue or matter therein, the corporation is obligated to indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense.

Further, Nevada law permits a Nevada corporation to purchase and maintain insurance or to make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee or agent, or arising out of his or her status as such, whether or not the corporation has the authority to indemnify him or her against such liability and expenses.

Under our Restated Articles of Incorporation, we are obligated to indemnify, to the fullest extent permitted by Nevada law, any director or officer who was or is a party or is threatened to be made a party to, or is involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that the director or officer, or a person of whom he or she is the legal representative, is or was a director or officer of Provectus, or a member of any committee of our board of directors, or is or was serving at our request as a director, officer, partner, trustee, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of the proceeding is alleged action in an official capacity as a director, officer, partner, trustee, employee or agent or in any other capacity while serving as a director officer, partner, trustee, employee or agent; against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the director or officer in connection with the proceeding. In addition, indemnification is required to continue as to a person who has ceased to be a director, officer, partner, trustee, employee or agent and inures to the benefit of his or her heirs, executors and administrators. However, subject to the exceptions detailed below, we may indemnify a person seeking indemnification in connection with a proceeding (or part thereof) initiated by the person seeking indemnification only if the proceeding (or part thereof) was authorized by our board of directors. We may indemnify any employee or agent of Provectus to an extent greater than required by law only if and to the extent that our directors, in their discretion, may determine.

If we do not pay a claim for indemnification under our Restated Articles of Incorporation in full within 30 days after a written claim has been received by us, the claimant may at any time thereafter bring suit against us to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant also will be entitled to be paid the expense of prosecuting such claim. With some exceptions, we may defend against an action brought for this purpose that the claimant has not met the standards of conduct which make it permissible under Chapter 78 of the Nevada Revised Statutes for us to indemnify the claimant for the amount claimed, but the burden of proving such defense is on us. Neither our failure (including the failure of our board of directors, independent legal counsel or our stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Chapter 78 of the Nevada Revised Statutes, nor an actual determination by us (including our board of directors, independent legal counsel or our stockholders) that the claimant has not met such applicable standard of conduct is a defense to the action or creates a presumption that the claimant has not met the applicable standard of conduct.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Provectus pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution.

The estimated expenses in connection with this offering are as set forth in the following table. All amounts except the Securities and Exchange Commission (“SEC”) registration fee are estimated.

SEC Registration Fee	$5,995.38
Printing and Engraving Expenses	2,500.00
Accounting Fees and Expenses	8,000.00
Legal Fees and Expenses	50,000.00
Miscellaneous	1,500.00
Total	$67,995.38

Item 26. Recent Sales of Unregistered Securities

(a) During 2002, the Company issued 2,020,000 shares of stock in exchange for consulting services. These services were valued based on the fair market value of the stock exchanged which resulted in consulting costs charged to operations of $5,504,000.

(b) During 2002, the Company issued 510,000 shares of stock to employees in exchange for services rendered. These services were valued based on the fair market value of the stock exchanged which resulted in compensation costs charged to operations of $932,000.

(c) In February 2002, the Company sold 50,000 shares of stock to a related party in exchange for proceeds of $25,000.

(d) In June 2002, the Company issued a warrant to a consultant for the purchase of 100,000 shares at $2.29 per share. The warrant is only exercisable upon the successful introduction of the Company to a designated pharmaceutical company. The warrant was forfeited in 2004.

(e) In October 2002, the Company purchased 400,000 outstanding shares of stock from one stockholder for $48,000. These shares were then retired.

(f) On December 5, 2002, the Company purchased the assets of Pure-ific L.L.C, a Utah limited liability company, and created a wholly owned subsidiary called Pure-ific Corporation, to operate the Pure-ific business which consists of product formulations for Pure-ific personal sanitizing sprays, along with the Pure-ific trademarks. The assets of Pure-ific were acquired through the issuance of 25,000 shares of the Company's stock with a fair market value of $0.50 and the issuance of various warrants. These warrants included warrants to purchase 10,000 shares of the Company's stock at an exercise price of $0.50 issuable on the first, second and third anniversary dates of the acquisition. Accordingly, the fair market value of these warrants of $14,500, determined using the Black-Scholes option pricing model, was recorded as additional purchase price for the acquisition of the Pure-ific assets. In 2004, 20,000 warrants were issued for the first and second anniversary dates. 10,000 of these warrants were exercised in 2004. In 2005, 10,000 warrants were issued for the third anniversary date. In addition, warrants to purchase 80,000 shares of stock at an exercise price of $0.50 will be issued upon the achievement of certain sales targets of the Pure-ific product. At December 31, 2005 and 2004, none of these targets have been met and accordingly, no costs have been recorded.

(g) In 2003, the Company issued 764,000 shares to consultants in exchange for services rendered, consisting of 29,000 shares issued in January valued at 11,600, 35,000 shares issued in March valued at $11,200, and 700,000 shares issued in October valued at $217,000. The value for these shares was based on the market value of the shares issued. As all of these amounts represented payments for services to be provided in the future and the shares were fully vested and non-forfeitable, a prepaid consulting expense was recorded in 2003 which was fully amortized as of December 31, 2004. Consulting costs charged to operations in 2004 were $144,667.

(h) In November and December 2003, the Company committed to issue 341,606 shares to consultants in exchange for services rendered. The total value for these shares was $281,500 which was based on the market value of the shares issued. The shares were issued in January 2004. As these amounts represented payments for services to be provided in the future and the shares were fully vested and non-forfeitable, a prepaid consulting expense was recorded in 2003 which was fully amortized as of December 31, 2004. Consulting costs charged to operations in 2004 were $231,983.

(i) The Company applies the recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," in accounting for stock options and warrants issued to nonemployees. In January 2003, the Company issued 25,000 warrants to a consultant for services rendered. In February 2003, the Company issued 360,000 warrants to a consultant, 180,000 of which were fully vested and non-forfeitable at the issuance and 180,000 of which were cancelled in August 2003 due to the termination of the consulting contract. In September 2003, the Company issued 200,000 warrants to two consultants in exchange for services rendered. In November 2003, the Company issued 100,000 warrants to one consultant in exchange for services rendered. As the fair market value of these services was not readily determinable, these services were valued based on the fair market value, determined using the Black-Scholes option-pricing model. Fair market value for the warrants issued in 2003 ranged from $0.20 to $0.24 and totaled $145,479. As these amounts represented payments for services to be provided in the future and the warrants were fully vested and non-forfeitable, a prepaid consulting expense was recorded in 2003 which was fully amortized as of December 31, 2004. Consulting costs charged to operations in 2004 were $44,167.

In May 2004, the Company issued 20,000 warrants to consultants in exchange for services rendered. Consulting costs charged to operations were $18,800. In August 2004, the Company issued 350,000 warrants to consultants in exchange for services valued at $329,000. At December 31, 2004, $123,375 of these costs have been charged to operations with the remaining $205,427 recorded as prepaid consulting expense as it represents payments for future services and the warrants are fully-vested and non-forfeitable. In December 2004, the Company issued 10,000 warrants to consultants in exchange for services valued at $3,680. Fair market value for the warrants issued in 2004 ranged from $0.37 to $0.94.

In January 2005, the Company issued 16,000 warrants to consultants in exchange for services rendered. Consulting costs charged to operations were $6,944. In February 2005, the Company issued 13,000 warrants to consultants in exchange for services rendered. Consulting costs charged to operations were $13,130. In March 2005, the Company issued 100,000 warrants to consultants in exchange for services rendered. Consulting costs charged to operations were $68,910. In April 2005, the Company issued 410,000 warrants to consultants in exchange for services rendered. Consulting costs charged to operations were $195,900. In May 2005, the Company issued 25,000 warrants to consultants in exchange for services rendered. Consulting costs charged to operations were $9,250. In December 2005, the Company issued 33,583 warrants to consultants in exchange for services. Consulting costs charged to operations were $24,571. The fair market value for the warrants issued in 2005 ranged from $0.37 to $1.01.

(j) In December 2003, the Company commenced an offering for sale of restricted common stock. As of December 31, 2003, the Company had sold 874,871 shares at an average gross price of $1.18 per share. As of December 31, 2003, the Company had received net proceeds of $292,472 and recorded a stock subscription receivable of $87,875 for stock subscriptions prior to December 31, 2003 for which payment was received subsequent to December 31, 2003. The transaction is a Regulation S offering to foreign investors as defined by Regulation S of the Securities Act. The restricted shares cannot be traded for 12 months. After the first 12 months, sales of the shares are subject to restrictions under rule 144 for an additional year. The Company engaged a placement agent to assist the offering. Costs related to the placement agent of $651,771 have been off-set against the gross proceeds of $1,032,118 and therefore are reflected as a direct reduction of equity at December 31, 2003. At December 31, 2003, 195,051 shares had not yet been issued. These shares were issued in the first quarter of 2004.

In 2004, the Company sold 2,274,672 shares of restricted common stock under this offering of which 1,672,439 shares were issued in the first quarter 2004 and 602,233 were issued in the second quarter 2004. Shares were sold during 2004 at an average gross price of $1.05 per share with net proceeds of $793,137. Costs related to the placement agent for proceeds received in 2004 of $1,588,627 have been off-set against gross proceeds of $2,381,764.

(k) In January 2004, the Company issued 10,000 shares to a consultant in exchange for services rendered. Consulting costs charged to operations were $11,500. In March 2004, the Company committed to issue 36,764 shares to consultants in exchange for services. These shares were recorded as a prepaid consulting expense and were fully amortized at December 31, 2004. Consulting costs charged to operations were $62,500. These 36,764 shares, along with 75,000 shares committed in 2003 were issued in August 2004. The 75,000 shares committed to be issued in 2003 were the result of a cashless exercise of 200,000 warrants in 2003, which were not issued as of December 31, 2003. In August 2004, the Company also issued 15,000 shares to a consultant in exchange for services rendered. Consulting costs charged to operations were $25,200. In September 2004, the Company issued 16,666 shares to a consultant in exchange for services rendered. Consulting costs charged to operations were $11,666. In October 2004, the Company issued 16,666 shares to a consultant in exchange for services rendered. Consulting costs charged to operations were $13,666. In November 2004, the Company issued 16,666 shares to a consultant in exchange for services rendered. Consulting costs charged to operations were $11,000. In December 2004, the Company issued 7,500 shares to a consultant in exchange for services rendered. Consulting costs charged to operations were $3,525.

In January 2005, the Company issued 7,500 shares to consultants in exchange for services rendered. Consulting costs charged to operations were $4,950. In February 2005, the Company issued 7,500 shares to consultants in exchange for services. Consulting costs charged to operations were $7,574. In April 2005, the Company issued 190,733 shares to consultants in exchange for services. Consulting costs charged to operations were $127,791. In May 2005, the Company issued 21,000 shares to consultants in exchange for services. Consulting costs charged to operations were $11,970. At December 31, 2005 the Company committed to issue 332,911 shares to consultants in exchange for services rendered in December, 2005. Consulting costs charged to operations were $305,606.

(l) On June 25, 2004, the Company entered into an agreement to sell 1,333,333 shares of common stock at a purchase price of $.75 per share for an aggregate purchase price of $1,000,000. Payments were received in four installments, the last of which was on August 9, 2004. Stock issuance costs included 66,665 shares of stock valued at $86,666 and cash costs of $69,000. The cash costs have been off-set against the proceeds received. In conjunction with the sale of the common stock, the Company issued 1,333,333 warrants with an exercise price of $1.00 and a termination date of three years from the installment payment dates. In addition, the Company has given the investors an option to purchase 1,333,333 shares of additional stock including the attachment of warrants under the same terms as the original agreement. This option expired February 8, 2005.

(m) Pursuant to a Standby Equity Distribution Agreement ("SEDA") dated July 28, 2004 between the Company and Cornell Capital Partners, L.P. ("Cornell"), the Company may, at its discretion, issue shares of common stock to Cornell at any time until June 28, 2006. As of December 31, 2005 there were no shares issued pursuant to the SEDA. The facility is subject to having in effect a registration statement covering the shares. A registration statement covering 2,023,552 shares was declared effective by the Securities and Exchange Commission on November 16, 2004. The maximum aggregate amount of the equity placements pursuant to the SEDA is $20 million, and the Company may draw down up to $1 million per month. Pursuant to the SEDA, on July 28, 2004, the Company issued 190,084 shares of common stock to Cornell and 7,920 shares of common stock to Newbridge Securities Corporation as commitment shares. These 198,004 shares had a FMV of $310,866 on July 28, 2004 which was being amortized over the term of the commitment period which was one year from the date of registration. The full amount was amortized as of December 31, 2005 with $310,866 and $38,326 amortized in 2005 and 2004, respectively.

(n) On November 16, 2004, the Company completed a private placement transaction with 14 accredited investors, pursuant to which the Company sold 530,166 shares of common stock at a purchase price of $0.75 per share, for an aggregate purchase price of $397,625. In connection with the sale of the common stock, the Company also issued warrants to the investors to purchase up to 795,249 shares of our common stock at an exercise price of $1.00 per share. The Company paid $39,764 and issued 198,812 warrants to Venture Catalyst, LLC as placement agent for this transaction. The cash costs have been off-set against the proceeds received.

During the three months ended March 31, 2005, the Company completed a private placement transaction with 8 accredited investors, which were registered effective June 20, 2005, pursuant to which the Company sold 214,666 shares of common stock at a purchase price of $0.75 per share, for an aggregate purchase price of $161,000. In connection with the sale of common stock, the Company also issued warrants to the investors to purchase up to 322,000 shares of common stock at an exercise price of $1.00 per share. The Company paid $16,100 and issued 80,500 warrants to Venture Catalyst, LLC as placement agent for this transaction. The cash costs have been off-set against the proceeds received.

During the three months ended June 30, 2005, the Company completed a private placement transaction with 4 accredited investors, which were registered effective June 20, 2005, pursuant to which the Company sold 230,333 shares of common stock at a purchase price of $0.75 per share, for an aggregate purchase price of $172,750. In connection with the sale of common stock, the Company also issued warrants to the investors to purchase up to 325,500 shares of common stock at an exercise price of $1.00 per share. The Company paid $16,275 and issued 81,375 warrants to Venture Catalyst, LLC as placement agent for this transaction. The cash costs have been off-set against the proceeds received.

During the three months ended September 30, 2005, the Company completed a private placement transaction with 12 accredited investors pursuant to which the Company sold 899,338 shares of common stock at a purchase price of $0.75 per share of which 109,333 are committed to be issued at December 31, 2005, for an aggregate purchase price of $674,500. In connection with the sale of common stock, the Company also issued warrants to the investors to purchase up to 1,124,167 shares of common stock at an exercise price of $0.935 per share. The Company paid $87,685 and committed to issue 79,000 shares of common stock at a fair market value of $70,083 to Network 1 Financial Securities, Inc. as placement agent for this transaction which is accrued at December 31, 2005. The cash and common stock costs have been off-set against the proceeds received.

During the three months ended December 31, 2005, the Company completed a private placement transaction with 62 accredited investors pursuant to which the Company sold 10,065,605 shares of common stock at a purchase price of $0.75 per share of which 5,126,019 are committed to be issued at December 31, 2005, for an aggregate purchase price of $7,549,202. In connection with the sale of common stock, the Company also issued warrants to the investors to purchase up to 12,582,009 shares of common stock at an exercise price of $0.935 per share. The Company paid $959,540, issued 46,667 shares of common stock at a fair market value of $46,467, issued 30,550 warrants, and committed to issue 950,461 shares of common stock at a fair market value of $894,593 to a syndicate led by Network 1 Financial Securities, Inc. as placement agent for this transaction which is accrued at December 31, 2005. The cash and common stock costs have been off-set against the proceeds received.

(o) The Company issued 175,000 warrants each month from March 2005 to November 2005 resulting in total warrants of 1,575,000 to Gryffindor Capital Partners I, L.L.C. pursuant to the terms of the Second Amended and Restated Note dated November 26, 2004. Total interest costs charged to operations were $985,010.

Item 27. Exhibits

The following exhibits are filed as part of this Registration Statement.

Exhibit No.	Description
2.1
Agreement and Plan of Reorganization dated April 23, 2002, among Provectus Pharmaceutical, Inc., a Nevada corporation (“Provectus”), Provectus Pharmaceuticals, Inc., a Tennessee corporation (“PPI”), and the stockholders of PPI identified therein, incorporated herein by reference to Exhibit 99 to the Company's Current Report on Form 8-K dated April 23, 2002, as filed with the SEC on April 24, 2002.

2.2
Agreement and Plan of Reorganization dated as of November 15, 2002 among the Company, PPI, Valley Pharmaceuticals, Inc., a Tennessee corporation formerly known as Photogen, Inc., H. Craig Dees, Ph.D., Dees Family Foundation, Walter Fisher, Ph.D., Fisher Family Investment Limited Partnership, Walt Fisher 1998 Charitable Remainder Unitrust, Timothy C. Scott, Ph.D., Scott Family Investment Limited Partnership, John T. Smolik, Smolik Family LLP, Eric A. Wachter, Ph.D., and Eric A. Wachter 1998 Charitable Remainder Unitrust, incorporated herein by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K dated November 19, 2002, as filed with the SEC on November 27, 2002.

2.3
Asset Purchase Agreement dated as of December 5, 2002 among Pure-ific Corporation, a Nevada corporation (“Pure-ific”), Pure-ific, L.L.C., a Utah limited liability company, and Avid Amiri and Daniel Urmann, incorporated herein by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K dated December 5, 2002, as filed with the SEC on December 20, 2002.

2.4
Stock Purchase Agreement dated as of December 5, 2002 among the Company, Pure-ific, and Avid Amiri and Daniel Urmann, incorporated herein by reference to Exhibit 2.2 to the Company's Current Report on Form 8-K dated December 5, 2002, as filed with the SEC on December 20, 2002.

3.1
Restated Articles of Incorporation of Provectus, incorporated herein by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 2003, as filed with the SEC on August 14, 2003.

3.2	Bylaws of Provectus, incorporated herein by reference to Exhibit 3.2 to the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2003, as filed with the SEC on May 9, 2003.
4.1
Second Amended and Restated Senior Secured Convertible Note dated November 26, 2004 related to Gryffindor Capital Partners I, LLC, incorporated herein by reference to Exhibit 4.5 to the Company's Registration Statement on Form S-2, as filed with the SEC on May 16, 2005.

4.2
Amended and Restated Convertible Secured Promissory Note of the Company dated January 31, 2003, issued to Gryffindor, incorporated herein by reference to Exhibit 4.3 to the Company's Quarterly Report on Form 10-QSB dated March 31, 2003, as filed with the SEC on May 9, 2003.

4.3
Financial Advisory and Investment Banking Agreement with Network 1 Financial Securities dated August 15, 2004, incorporated herein by reference to Exhibit 4.10 to the Company's Registration Statement on Form S-2, as filed with the SEC on May 16, 2005.

4.4
Form of Warrant issued to Damon D. Testaverde and Network 1 Financial Securities, Inc., incorporated herein by reference to Exhibit 4.11 to the Company's Registration Statement on Form S-2, as filed with the SEC on May 16, 2005.

4.5
Form of Warrant issued to Selling Securityholders, incorporated herein by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K dated November 19, 2004, as filed with the SEC on November 19, 2004.

4.6	Form of Warrant issued to Selling Securityholders, incorporated herein by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K dated August 30, 2005, as filed with the SEC on August 30, 2005.
*5.1	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz.
10.1
Consultant Compensation Agreement dated April 23, 2002 among Provectus and Russell Ratliff, Justeene Blankenship, Michael L. Labertew, and Phillip Baker, incorporated herein by reference to Exhibit 99.1 to the Company's Registration Statement on Form S-8 (Registration No. 333-86896), as filed with the SEC on April 24, 2002.

10.2
Provectus Pharmaceuticals, Inc. Amended and Restated 2002 Stock Plan, incorporated herein by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10QSB for the fiscal quarter ended June 30, 2003, as filed with the SEC on August 14, 2003.

10.3
Consulting Agreement dated August 15, 2002 between Provectus and Numark Capital Corporation ("Numark"), incorporated herein by reference to Exhibit 10.3 to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, as filed with the SEC on April 15, 2004.

10.4
Consulting Agreement dated August 28, 2002 between Provectus and Robert S. Arndt, incorporated herein by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-8 (Registration No. 333-99639), as filed with the SEC on September 17, 2002.

10.5
Consulting Agreement dated August 28, 2002 between Provectus and Nunzio Valerie, Jr., incorporated herein by reference to Exhibit 4.2 to the Company's Registration Statement on Form S-8 (Registration No. 333-99639), as filed with the SEC on September 17, 2002.

10.6
Letter Agreement dated June 7, 2002 between Provectus and Nace Pharma, LLC, incorporated herein by reference to Exhibit 10.6 to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, as filed with the SEC on April 15, 2003.

10.7
Letter Agreement dated August 29,2002 between Provectus and Nace Resources, Inc., incorporated herein by reference to Exhibit 10.7 to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, as filed with the SEC on April 15, 2004.

10.8
Confidentiality, Inventions and Non-competition Agreement between the Company and H. Craig Dees, incorporated herein by reference to Exhibit 10.8 to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, as filed with the SEC on April 15, 2004.

10.9
Confidentiality, Inventions and Non-competition Agreement between the Company and Timothy C. Scott, incorporated herein by reference to Exhibit 10.9 to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, as filed with the SEC on April 15, 2004.

10.10
Confidentiality, Inventions and Non-competition Agreement between the Company and Eric A. Wachter, incorporated herein by reference to Exhibit 10.10 to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, as filed with the SEC on April 15, 2004.

10.11.1
Letter Agreement dated January 8, 2003 between the Company and Investor-Gate.com, incorporated herein by reference to Exhibit 10.11.1 to the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2003, as filed with the SEC on May 9, 2003.

10.11.2
Termination Letter dated February 28, 2003 from the Company to Investor-Gate.com, incorporated herein by reference to Exhibit 10.11.2 to the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2003, as filed with the SEC on May 9, 2003.

10.12
Letter Agreement dated February 20, 2003 between the Company and SGI, incorporated herein by reference to Exhibit 10.12 to the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2003, as filed with the SEC on May 9, 2003.

10.13
Letter Agreement dated March 27, 2003 between the Company and Josephberg Grosz & Co., Inc., incorporated herein by reference to Exhibit 10.13 to the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2003, as filed with the SEC on May 9, 2003.

10.14
Settlement Agreement dated as of June 16, 2003 among Kelly Adams, Justeene Blankenship, Nicholas Julian, and Pacific Management Services, Inc.; and Provectus and Xantech, incorporated herein by reference to Exhibit 10.14 to the Company's Current Report on Form 8-K dated June 16, 2003, as filed with the SEC on June 26, 2003.

10.15
Material Transfer Agreement dated as of July 31, 2003 between Schering-Plough Animal Health Corporation and Provectus, incorporated herein by reference to Exhibit 10.15 to the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 2003, as filed with the SEC on August 14, 2003.

10.16
Securities Purchase Agreement dated as of November 19, 2003 by and among the Company and the lenders named therein, incorporated herein by reference to Exhibit 10.16 to the Company's Registration Statement on Form S-2, as filed with the SEC on February 12, 2004.

10.17
Securities Purchase Agreement dated June 25, 2004 by and among the Company and A.I. International Corporate Holdings, Ltd. and Castlerigg Master Investments, Ltd., incorporated herein by reference to Exhibit 10.3 to the Company's Registration Statement on Form S-2, as filed with the SEC on October 7, 2004.

10.18
Standby Equity Distribution dated July 28, 2004 by and among the Company and Cornell Capital Partners, LP, incorporated herein by reference to Exhibit 10.2 to the Company's Registration Statement on Form S-2, as filed with the SEC on October 7, 2004.

10.19
Securities Purchase Agreement dated July 28, 2004 by and among the Company and Cornell Capital Partners, LP, incorporated herein by reference to Exhibit 10.1 to the Company's Registration Statement on Form S-2, as filed with the SEC on October 7, 2004.

10.20
Second Amended and Restated Senior Secured Convertible Note by and between the Company and Gryffindor Capital Partners I, L.L.C. , incorporated herein by reference to Exhibit 10.20 to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, as filed with the SEC on March 31, 2005.

10.21
Executive Employment Agreement by and between the Company and H. Craig Dees, Ph.D, dated January 4, 2005, incorporated herein by reference to Exhibit 10.21 of the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, as filed with the SEC on March 30, 2006.

10.22
Executive Employment Agreement by and between the Company and Eric Wachter, Ph.D, dated January 4, 2005, incorporated herein by reference to Exhibit 10.22 of the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, as filed with the SEC on March 30, 2006.

10.23
Executive Employment Agreement by and between the Company and Timothy C. Scott, Ph.D, dated January 4, 2005, incorporated herein by reference to Exhibit 10.23 of the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, as filed with the SEC on March 30, 2006.

10.24
Executive Employment Agreement by and between the Company and Peter Culpepper dated January 4, 2005, incorporated herein by reference to Exhibit 10.24 of the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, as filed with the SEC on March 30, 2006.

10.25
Form of Secured Convertible Debenture related to the Securities Purchase Agreement, incorporated herein by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-2, as filed with the SEC on May 16, 2005.

10.26
Form of Class A Warrant related to the Securities Purchase Agreement incorporated herein by reference to Exhibit 4.2 to the Company's Registration Statement on Form S-2, as filed with the SEC on May 16, 2005.

10.27
Form of Class B Warrant related to the Securities Purchase Agreement incorporated herein by reference to Exlhibit 4.3 to the Company's Registration Statement on Form S-2, as filed with the SEC on May 16, 2005.

10.28
Registration Rights Agreement dated as of March 30, 2005 by and among the Company and the initial investors named therein related to the Securities Purchase Agreement, incorporated herein by reference to Exhibit 4.4 to the Company's Registration Statement on Form S-2, as filed with the SEC on May 16, 2005.

10.29
Common Stock Purchase Warrant dated November 26, 2004 issued to Gryffindor Capital Partners I, L.L.C., incorporated herein by reference to Exhibit 4.6 to the Company's Registration Statement on Form S-2, as filed with the SEC on May 16, 2005.

10.30
Advisory Agreement with Duncan Capital Group, LLC dated March 1, 2005, incorporated herein by reference to Exhibit 4.8 to the Company's Registration Statement on Form S-2, as filed with the SEC on May 16, 2005.

10.31
Form of Warrant issued to Duncan Capital Group, LLC designees, incorporated herein by reference to Exhibit 4.9 to the Company's Registration Statement on Form S-2, as filed with the SEC on May 16, 2005.

10.32
Finders Fee Agreement with Centre Capital Advisors, LLC incorporated herein by reference to Exhibit 4.12 to the Company's 10-QSB for the quarter ended March 31, 2005, as filed with the SEC on May 16, 2005.

10.33
Form of Warrant issued to Centre Capital Advisors, LLC incorporated herein by reference by Exhibit 4.13 to the Company's 10-QSB for the quarter ended March 31, 2005, as filed with the SEC on May 16, 2005.

10.34
General Fee Agreement with Venture Catalyst, LLC dated May 3, 2004, incorporated herein by reference to Exhibit 4.14 to the Company's Registration Statement on Form S-2/A, as filed with the SEC on June 14, 2005.

10.35
Consulting Agreement with Venture Catalyst, LLC dated December 8, 2004, incorporated herein by reference to Exhibit 4.15 to the Company's Registration Statement on Form S-2/A, as filed with the SEC on June 14, 2005.

10.36
Consulting Agreement with Venture Catalyst, LLC dated April 1, 2005, incorporated herein by reference to Exhibit 4.16 to the Company's Registration Statement on Form S-2/A, as filed with the SEC on June 14, 2005.

10.37	Form of Warrant issued to Kevin Richardson, incorporated herein by reference to Exhibit 4.17 to the Company's Registration Statement on Form S-2/A, as filed with the SEC on June 14, 2005.
10.38
Securities Purchase Agreement dated as of March 30, 2005 by and among the Company and the buyers named therein ("Securities Purchase Agreement"), incorporated herein by reference to Exhibit 10.1 to the Company's Registration Statement on Form S-2, as filed with the SEC on May 16, 2005.

10.39
Amendment No. 1 to Transaction Documents with Gryffindor Capital Partners I, L.L.C. dated November 26, 2004, incorporated herein by reference to Exhibit 10.4 to the Company's Registration Statement on Form S-2, as filed with the SEC on May 16, 2005.

10.40
Advisory Agreement with Hunter Wise Securities, LLC dated January 19, 2005, incorporated herein by reference to Exhibit 4.14 of the Company's 10-QSB for the quarter ended March 31, 2005, as filed with the SEC on May 16, 2005.

10.41
Form of Warrant issued to Hunter Wise Securities, LLC and Daniel J. McCory, incorporated herein by reference to Exhibit 4.15 of the Company's 10-QSB for the quarter ended March 31, 2005, as filed with the SEC on May 16, 2005.

10.42	Form of Securities Purchase Agreement with Selling Securityholders, incorporated herein by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K dated August 30, 2005, as filed with the SEC on August 30, 2005.
21.1	List of Subsidiaries, incorporated herein by reference to the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, as filed with the SEC on March 30, 2006.
**23.1	Consent of Independent Registered Public Accounting Firm.
*24.1	Power of Attorney. (Included on Signature Page)
_____________
*    Previously filed.
**  Filed herewith.

Item 28. Undertakings.

(a)  The undersigned small business issuer hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)  Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  Include any additional or changed material information on the plan of distribution;

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement relating to the securities offered, and the offering of the securities at that time shall be the initial bona fide offering.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)  Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

    (5) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provision, or otherwise, the small business issuer has been advised that in the option of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form SB-2 and authorized this registration statement SB-2 to be signed on its behalf by the undersigned, in the City of Knoxville, State of Tennessee, on May 22, 2006:

        PROVECTUS PHARMACEUTICALS, INC.

        By: /s/ Timothy C. Scott
                                             Timothy C. Scott, Ph.D.
                                             President

        By: /s/ Peter R. Culpepper
                                             Peter R. Culpepper, C.P.A
                                                 Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 22, 2006:

Signatures                                               Title

/s/ H. Craig Dees                          Chief Executive Officer and a Director (Principal
H. Craig Dees, Ph.D.       executive officer)

/s/ Peter R. Culpepper            Chief Financial Officer (Principal accounting officer)
Peter R. Culpepper, C.P.A.

/s/ Timothy C. Scott               President and Director
Timothy C. Scott, Ph.D.

/s/         *                                            Director
Eric A. Wachter, Ph.D.

/s/                 *                                            Director
Stuart Fuchs

* by  /s/ H. Craig Dees
          H. Craig Dees
          As Attorney-in-Fact